Exhibit 10.29

SECOND AMENDED AND RESTATED

MEZZANINE A LOAN AGREEMENT

Dated as of May 8, 2008, effective as of April 15, 2008

Between

NATIONAL INDUSTRIAL MEZZ A, LLC,

as Borrower

and

CITIGROUP GLOBAL MARKETS REALTY CORP.,

as Lender

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION			3

	Section 1.1	Definitions		3

	Section 1.2	Principles of Construction		41

II.	GENERAL TERMS			41

	Section 2.1	Loan Commitment; Disbursement to Borrower		41

		2.1.1	Agreement to Lend and Borrow	41

		2.1.2	Disbursement to Borrower	41

		2.1.3	The Note, Pledge Agreement and Loan Documents	42

		2.1.4	Use of Proceeds	42

	Section 2.2	Interest; Loan Payments; Late Payment Charge		42

		2.2.1	Payments	42

		2.2.2	Interest Calculation	44

		2.2.3	Eurodollar Rate Unascertainable; Illegality; Increased Costs	44

		2.2.4	Payment on Maturity Date	46

		2.2.5	Payments after Default	46

		2.2.6	Late Payment Charge	47

		2.2.7	Usury Savings	47

		2.2.8	Indemnified Taxes	47

	Section 2.3	Prepayments		48

		2.3.1	Voluntary Prepayments	49

		2.3.2	Liquidation Events	50

		2.3.3	Prepayments After Default	50

		2.3.4	Making of Payments	51

		2.3.5	Application of Prepayments	51

	Section 2.4	Interest Rate Cap Agreement		51

	Section 2.5	Release of Property		53

		2.5.1	Release of Individual Property	53

		2.5.2	Release of Out-Parcels	56

		2.5.3	Release of Westfield Parcel A-2	60

		2.5.4	Release on Payment in Full	62

	Section 2.6	Substitution of Properties		62

	Section 2.7	Substitution of Penn Traffic Properties		70

III.	CASH MANAGEMENT			77

	Section 3.1	Property Account		77

	Section 3.2	Lockbox Account		78

	Section 3.3	Mortgage Borrower Distributions		78

IV.	REPRESENTATIONS AND WARRANTIES			79

	Section 4.1	Borrower Representations		79

		4.1.1	Organization	79

		4.1.2	Proceedings	79

		4.1.3	No Conflicts	80

		4.1.4	Litigation	80

		4.1.5	Agreements	80

		4.1.6	Title	81

		4.1.7	Solvency	81

		4.1.8	Full and Accurate Disclosure	82

		4.1.9	No Plan Assets	82

		4.1.10	Compliance	82

		4.1.11	Financial Information	83

		4.1.12	Condemnation	83

		4.1.13	Federal Reserve Regulations	83

		4.1.14	Utilities and Public Access	83

		4.1.15	Not a Foreign Person	84

		4.1.16	Separate Lots	84

		4.1.17	Assessments	84

		4.1.18	Enforceability	84

		4.1.19	No Prior Assignment	84

		4.1.20	Insurance	84

		4.1.21	Use of Property	84

		4.1.22	Certificate of Occupancy; Licenses	84

		4.1.23	Flood Zone	85

		4.1.24	Physical Condition	85

		4.1.25	Boundaries	85

		4.1.26	Leases. As of August 8, 2007	85

		4.1.27	Survey	86

		4.1.28	Loan to Value	86

		4.1.29	Filing and Recording Taxes	87

		4.1.30	Intentionally Deleted	87

		4.1.31	Management Agreement	87

		4.1.32	Illegal Activity	87

		4.1.33	No Change in Facts or Circumstances; Disclosure	87

		4.1.34	Investment Company Act	87

		4.1.35	Principal Place of Business; State of Organization	88

		4.1.36	Single Purpose Entity	88

		4.1.37	Business Purposes	92

		4.1.38	Taxes	93

		4.1.39	Forfeiture	93

		4.1.40	Environmental Representations and Warranties	93

		4.1.41	Taxpayer Identification Number	94

		4.1.42	OFAC	94

		4.1.43	Ground Lease Representations	94

		4.1.44	Deposit Accounts	95

		4.1.45	Embargoed Person	96

		4.1.46	Affiliates	96

		4.1.47	Mortgage Borrower Representations	96

		4.1.48	List of Mortgage Loan Documents	96

		4.1.49	Mortgage Loan Event of Default	96

		4.1.50	Actual Knowledge of Pledgor	96

	Section 4.2	Survival of Representations		97

V.	BORROWER COVENANTS			97

	Section 5.1	Affirmative Covenants		97

		5.1.1	Existence; Compliance with Legal Requirements	97

		5.1.2	Taxes and Other Charges	98

		5.1.3	Litigation	99

		5.1.4	Access to Properties	99

		5.1.5	Notice of Default	99

		5.1.6	Cooperate in Legal Proceedings	100

		5.1.7	Award and Insurance Benefits	100

	5.1.8	Further Assurances	100

	5.1.9	Mortgage and Intangible Taxes	100

	5.1.10	Financial Reporting	101

	5.1.11	Business and Operations	105

	5.1.12	Costs of Enforcement	105

	5.1.13	Estoppel Statement	105

	5.1.14	Loan Proceeds	106

	5.1.15	Performance by Pledgor	106

	5.1.16	Confirmation of Representations	106

	5.1.17	Leasing Matters	107

	5.1.18	Management Agreement	109

	5.1.19	Environmental Covenants	110

	5.1.20	Alterations	111

	5.1.21	Westfield Purchase Option and Devens Repurchase Agreement	112

	5.1.22	Intentionally Deleted	112

	5.1.23	Intentionally Deleted	112

	5.1.24	The Ground Lease	112

	5.1.25	Intentionally Deleted	113

	5.1.26	OFAC	113

	5.1.27	O&M Program	113

	5.1.28	Mortgage Loan Reserve Funds	113

	5.1.29	Notices	114

	5.1.30	Special Distributions	114

	5.1.31	Mortgage Borrower Covenants	114

	5.1.32	Mortgage Loan Estoppels	114

Section 5.2	Negative Covenants		115

	5.2.1	Liens	115

	5.2.2	Dissolution	115

	5.2.3	Change In Business	115

	5.2.4	Debt Cancellation	116

	5.2.5	Zoning	116

	5.2.6	No Joint Assessment	116

		5.2.7	Name, Identity, Structure, or Principal Place of Business	116

		5.2.8	ERISA	116

		5.2.9	Affiliate Transactions	117

		5.2.10	Transfers	118

		5.2.11	Limitation on Securities Issuances	122

		5.2.12	Distributions	122

		5.2.13	Refinancing or Prepayment of the Mortgage Loan	122

		5.2.14	Acquisition of the Mortgage Loan	122

		5.2.15	Material Agreements	123

VI.	INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS			124

	Section 6.1	Insurance		124

	Section 6.2	Casualty		125

	Section 6.3	Condemnation		125

	Section 6.4	Restoration		125

	Section 6.5	Rights of Lender		126

VII.	RESERVE FUNDS			126

	Section 7.1	Required Repair		126

	Section 7.2	Tax and Insurance Escrow Fund		126

	Section 7.3	Replacement Reserve Fund		126

	Section 7.4	Rollover Reserve Fund		127

	Section 7.5	Excess Cash Reserve Fund		127

	Section 7.6	Ground Lease Escrow Fund		127

	Section 7.7	Intentionally Deleted		127

	Section 7.8	REIT Distribution Reserve		127

	Section 7.9	Reserve Funds, Generally		130

	Section 7.10	Transfer of Reserve Funds under Mortgage Loan		131

VIII.	DEFAULTS			131

	Section 8.1	Event of Default		131

	Section 8.2	Remedies		136

	Section 8.3	Right to Cure Defaults		137

	Section 8.4	Remedies Cumulative; Waivers		137

	Section 8.5	Power of Attorney		138

IX.	SPECIAL PROVISIONS			138

v

EXHIBIT U (Legal Description of Westminster Property)	198

EXHIBIT V (Form Assignment of Interest Rate Cap Agreement)	199

SECOND AMENDED AND RESTATED

MEZZANINE A LOAN AGREEMENT

THIS SECOND AMENDED AND RESTATED MEZZANINE A LOAN AGREEMENT, dated as of May 8, 2008, effective as of April 15, 2008 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having its place of business at 388 Greenwich Street, 11th Floor, New York, NY 10013 (“Lender”) and NATIONAL INDUSTRIAL MEZZ A, LLC, a Delaware limited liability company, having its principal place of business at c/o Hackman Capital Partners, LLC, 11111 Santa Monica Boulevard, Suite 950, Los Angeles, California 90025 (“Borrower” or “Pledgor”).

W I T N E S S E T H:

WHEREAS, Lender, Borrower and National Industrial Mezz B, LLC, a Delaware limited liability company, in its capacity as a mezzanine pledgor (“Mezzanine A Pledgor”) entered into a certain Mezzanine A Loan Agreement dated as of August 8, 2007, as amended by that certain First Amendment to Mezzanine A Loan Agreement dated as of March 6, 2008, as amended and restated by that certain Amended and Restated Mezzanine A Loan Agreement, dated as of March 28, 2008 (the “Existing Loan Agreement”) pursuant to the terms of which, among other things, Lender made a loan to Borrower in the total maximum principal amount of $151,000,000.00 (the “Existing Loan”);

WHEREAS, the Existing Loan is evidenced by (i) that certain Replacement Mezzanine A Promissory Note (Note A) made by Borrower in favor of Lender, dated as of March 28, 2008, in the principal amount of $40,200,000.00 (“Note A”), (ii) that certain Replacement Mezzanine A Promissory Note (Note B) made by Borrower in favor of Lender, dated as of March 28, 2008, in the principal amount of $32,300,000.00 (“Note B”), (iii) that certain Replacement Mezzanine A Promissory Note (Note C) made by Borrower in favor of Lender, dated as of March 28, 2008, in the principal amount of $32,300,000.00 (“Note C”), (iv) that certain Mezzanine A Promissory Note (Note D) made by Borrower in favor of Lender, dated as of March 28, 2008, in the principal amount of $26,200,000.00 (“Note D”), and (v) that certain Mezzanine A Promissory Note (Note E) made by Borrower in favor of Lender, dated as of March 28, 2008, in the maximum principal amount of $20,000,000.00 (“Note E”);

WHEREAS, Citigroup Global Markets Realty Corp., a New York corporation (“Mortgage Lender”) and National Industrial Portfolio Borrower, LLC, a Delaware limited liability company (“Mortgage Borrower”) entered into a certain Loan Agreement dated as of August 8, 2007, as amended by that certain First Amendment to Loan Agreement dated as of March 6, 2008, as amended and restated by that certain Amended and Restated Loan Agreement dated as of March 28, 2008 (the “Existing Mortgage Loan Agreement”), pursuant to the terms of which, among other things, Mortgage Lender made a loan to Mortgage Borrower in the original principal amount of $300,000,000.00 (the “Existing Mortgage Loan”);

WHEREAS, Lender and Normandy NIP Holdings, LLC, a Delaware limited liability company (“Normandy”) entered into that certain Assignment and Assumption

Agreement dated as of March 28, 2008, whereby Lender assigned to Normandy all of its rights and interests in and to Note B;

WHEREAS, pursuant to Section 9.6 and Section 9.7 of the Existing Loan Agreement, Lender, Mortgage Lender, Borrower, Mortgage Borrower and Normandy desire to simultaneously herewith (i) adjust the principal amount of the Existing Loan and (ii) re-cast the Existing Loan into the Existing Loan, the Mezzanine B Loan (as hereinafter defined), the Mezzanine C Loan (as hereinafter defined), the Mezzanine D Loan (as hereinafter defined) and the Mezzanine E Loan (as hereinafter defined), and in furtherance thereof are entering into amendments of the Existing Loan Agreement and the Existing Mortgage Loan Agreement on the date hereof;

WHEREAS, in effectuating the recasting of the Existing Loan into the Existing Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan, Normandy (“Mezzanine B Lender”) will make a loan to NIPB Mezz B, LLC, a Delaware limited liability company (“Mezzanine B Borrower”), in the original principal amount of $32,300,000.00 (the “Mezzanine B Loan”) and Mezzanine B Borrower shall use the proceeds of the Mezzanine B Loan to make a contribution to the Borrower in the amount of $32,300,000.00 (the “Mezzanine B Contribution”). Borrower shall use the Mezzanine B Contribution to repay in full Note B;

WHEREAS, in effectuating the recasting of the Existing Loan into the Existing Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan, Citigroup Global Markets Realty Corp., a New York corporation (“Mezzanine C Lender”) will make a loan to NIPB Mezz C, LLC, a Delaware limited liability company (“Mezzanine C Borrower”), in the original principal amount of $32,300,000.00 (the “Mezzanine C Loan”) and Mezzanine C Borrower shall use the proceeds of the Mezzanine C Loan to make a contribution to the Mezzanine B Borrower in the amount of $32,300,000.00 (the “Mezzanine C Contribution”). Upon such Mezzanine C Contribution, Mezzanine B Borrower will in turn make a contribution in the same amount to Borrower (the “Mezzanine C Mezz B Contribution”). Borrower shall use the Mezzanine C Mezz B Contribution to repay in full Note C;

WHEREAS, in effectuating the recasting of the Existing Loan into the Existing Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan, Citigroup Global Markets Realty Corp., a New York corporation (“Mezzanine D Lender”) will make a loan to NIPB Mezz D, LLC, a Delaware limited liability company (“Mezzanine D Borrower”), in the original principal amount of $26,200,000.00 (the “Mezzanine D Loan”) and Mezzanine D Borrower shall use the proceeds of the Mezzanine D Loan to make a contribution to the Mezzanine C Borrower in the amount of $26,200,000.00 (the “Mezzanine D Contribution”). Upon such Mezzanine D Contribution, Mezzanine C Borrower will in turn make a contribution in the same amount to Mezzanine B Borrower (the “Mezzanine D Mezz C Contribution”). Upon such Mezzanine D Mezz C Contribution, Mezzanine B Borrower will in turn make a contribution in the same amount to Borrower (the “Mezzanine D Mezz B Contribution”). Borrower shall use the Mezzanine D Mezz B Contribution to repay in full Note D;

WHEREAS, in effectuating the recasting of the Existing Loan into the Existing Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan, Citigroup Global Markets Realty Corp., a New York corporation (“Mezzanine E Lender”) will make a loan to NIPB Mezz E, LLC, a Delaware limited liability company (“Mezzanine E Borrower”), in the maximum principal amount of $20,000,000.00 (the “Mezzanine E Loan”) and Mezzanine E Borrower shall use a portion of the proceeds of the Mezzanine E Loan in the amount $643,886.22 to make a contribution to the Mezzanine D Borrower (the “Mezzanine E Contribution”). Upon such Mezzanine E Contribution, Mezzanine D Borrower will in turn make a contribution in the same amount to Mezzanine C Borrower (the “Mezzanine E Mezz D Contribution”). Upon such Mezzanine E Mezz D Contribution, Mezzanine C Borrower will in turn make a contribution in the same amount to Mezzanine B Borrower (the “Mezzanine E Mezz C Contribution”). Upon such Mezzanine E Mezz C Contribution, Mezzanine B Borrower will in turn make a contribution in the same amount to Borrower (the “Mezzanine E Mezz B Contribution”). Borrower shall use the Mezzanine E Mezz B Contribution to repay in full Note E;

WHEREAS, in furtherance of the foregoing and pursuant to this Agreement, upon the payment in full of Note B, Note C, Note D and Note E, the amount of the Existing Loan shall decrease to the principal amount of $40,200,000.00;

WHEREAS, upon the payment in full of Note B, Normandy shall have no further, right, liability or obligation under the Existing Loan, and Lender shall have no further liability or obligation to Normandy under the Existing Loan; and

WHEREAS, as of the date hereof, Lender and Borrower release Mezzanine A Pledgor from any further obligation under the Existing Loan.

NOW THEREFORE, in consideration of the foregoing and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto consent and agree to amend and restate the Existing Loan Agreement in its entirety as follows:

I.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1    Definitions.

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” means any Counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, credit ratings from the Rating Agencies at least equal to the First Trigger Ratings.

“Account Collateral” shall mean: (i) the Accounts, and all Cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, Cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean any escrow accounts or reserve accounts established by the Loan Documents.

“Acquired Property” shall have the meaning set forth in Section 5.1.10(h)(i) hereof.

“Acquired Property Statements” shall have the meaning set forth in Section 5.1.10(h)(i) hereof.

“Act” shall have the meaning set forth in Section 4.1.36 hereof.

“Actual Knowledge” shall mean (and shall be limited to), with respect to Borrower as of any relevant date, the actual (as distinguished from implied, imputed or constructive) knowledge of Jonathan Epstein, Michael Hackman or David Smith, as of such date, without such individuals having made, or having any obligation to make, an independent inquiry or investigation with respect to the matter in question.

“Additional Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Additional Mezzanine Borrower” shall mean the borrower under any Additional Mezzanine Loan.

“Additional Mezzanine Loan” shall have the meaning set forth in Section 9.7 hereof.

“Adjusted Debt Service” shall mean, with respect to any particular period of time, the payments of interest that would be due on the outstanding principal balance of the Loan assuming an interest rate equal to the lesser of (i) the Strike Rate plus the Spread and (ii) the Applicable Interest Rate.

“Adjusted Net Sales Proceeds” shall mean, with respect to the sale of an Individual Property or any Out-Parcel, the product obtained by multiplying (x) the Net Sales Proceeds for such Individual Property by (y) the Release Percentage.

“Adjusted Prime Rate” shall mean an interest rate per annum equal to the Prime Rate in effect from time to time plus the Prime Rate Spread.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or is a director or officer of such Person or of an Affiliate of such Person. Such term shall include the Guarantor unless otherwise specified or if the context may otherwise require.

“Affiliated Loans” shall have the meaning set forth in Section 5.1.10(m) hereof.

“Affiliated Manager” shall mean any property manager which is an Affiliate of, or in which Borrower, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower,

Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Allocated Loan Amount” shall mean, for an Individual Property or an Out-Parcel, the amount set forth on Exhibit A attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to any Individual Property, an amount equal to four percent (4%) of the sum of (i) the Allocated Loan Amount for such Individual Property, (ii) the Allocated Loan Amount (as defined in the Mortgage Loan Agreement) for such Individual Property, (iii) the Allocated Loan Amount (as defined in the Mezzanine B Loan Agreement) for such Individual Property, (iv) the Allocated Loan Amount (as defined in the Mezzanine C Loan Agreement) for such Individual Property, (v) the Allocated Loan Amount (as defined in the Mezzanine D Loan Agreement) for such Individual Property and (vi) the Allocated Loan Amount (as defined in the Mezzanine E Loan Agreement) for such Individual Property.

“Annual Budget” shall mean the operating budget, including all planned capital expenditures, for each Individual Property prepared by Mortgage Borrower for the applicable Fiscal Year or other period and delivered to Lender pursuant to Section 5.1.10 hereof.

“Applicable Laws” shall mean all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.

“Applicable Interest Rate” shall mean (i) from and including March 15, 2008 through April 14, 2008, an interest rate per annum equal to 2.8175% plus the Spread; and (ii) from and including April 15, 2008 and for each successive Interest Period through and including the date on which the Debt is paid in full, an interest rate per annum equal to (A) the Eurodollar Rate or (B) the Adjusted Prime Rate, if the Loan begins bearing interest at the Adjusted Prime Rate in accordance with the provisions of Section 2.2.3 hereof.

“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third party appraiser holding an MAI designation, who is State licensed or State certified if required under the laws of the State where the applicable Individual Property is located, who meets the requirements of FIRREA and USPAP and who is otherwise satisfactory to Lender.

“Approved Accountant” shall mean a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.10(d) hereof.

“Approved Entity” shall mean, individually, each of Hackman Capital Partners, a California limited liability company, Equity Industrial Partners Corp., a Massachusetts corporation and Calare Properties, Inc., a Delaware corporation.

“Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement made by Borrower to Lender when required by this Agreement as security for the Loan, consented to by the Counterparty, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Leases” shall mean, with respect to each Individual Property, that certain first priority Assignment of Leases and Rents, dated as of the Closing Date, from Mortgage Borrower, as assignor, to Mortgage Lender, as assignee, assigning to Mortgage Lender all of Mortgage Borrower’s interest in and to the Leases and Rents of such Individual Property as security for the Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Available Cash” shall have the meaning set forth in Section 7.8(b) hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).

“Basic Carrying Costs” shall mean, with respect to each Individual Property, the sum of the following costs associated with such Individual Property for the relevant Fiscal Year or payment period: (i) Taxes and (ii) Insurance Premiums and (iii) if applicable to such Individual Property, Ground Rent.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(d) hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

“Business Party” shall have the meaning set forth in Section 4.1.36(aa) hereof.

“Capital Expenditures” shall mean, for any period, the amount expended with respect to the Properties for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

“Cash Management Period” shall have the meaning ascribed to the term “Cash Management Period” in the Mortgage Loan Agreement.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to any Individual Property or any part thereof.

“Citigroup” shall have the meaning set forth in Section 9.2(b) hereof.

“Citigroup Group” shall have the meaning set forth in Section 9.2(b) hereof.

“Closing Date” shall mean August 8, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall mean (i) the Collateral as defined in the Pledge Agreement, and (ii) all other collateral for the Loan granted in the Loan Documents.

“Commerce City South Parcel” shall mean the portion of the Commerce City Property identified in the metes and bounds description and survey attached hereto as Exhibit C.

“Commerce City Property” shall mean the Individual Property described in Exhibit D attached hereto.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.

“Corsicana Parcel” shall mean the portion of the Corsicana Property identified in the metes and bounds description and survey attached hereto as Exhibit E.

“Corsicana Property” shall mean the Individual Property described in Exhibit F attached hereto.

“Counterparty” shall mean any Person which is the issuer of the Interest Rate Cap Agreement.

“Creditors Rights Laws” shall mean with respect to any Person, any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the interest payments due under the Note for such period.

“Debt Service Coverage Ratio” shall mean, as of any date of calculation, a ratio in which:

(a)       the numerator is twelve (12) times the Net Operating Income for the Monthly Reporting Period immediately preceding the date of calculation as set forth in the financial statements required hereunder, without deduction for (i) actual management fees incurred in connection with the operation of the Properties and (ii) amounts paid to the Mortgage Reserve Funds, and adjusted to:

   (A)       add to the amount of such Net Operating Income, any increases in Rents scheduled to take effect during the six (6) Monthly Reporting Periods immediately succeeding the date of calculation;

   (B)       add to the amount of such Net Operating Income, any Rent to be paid during the six (6) Monthly Reporting Periods immediately succeeding the date of calculation pursuant to Leases that have been signed on or prior to the date of calculation (without duplication of any such Rents used in the calculation of Gross Income from Operations);

   (C)       reflect a vacancy allowance with respect to each Individual Property equal to the greater of (1) five percent (5%), (2) the actual vacancy and (3) the market vacancy;

   (D)       the reduction of above market rents to market rents as determined by Lender in its reasonable discretion;

   (E)       the increase of budgeted expenses as determined by Lender in its reasonable discretion;

   (F)       to deduct from the amount of such Net Operating Income, all income attributable to any Lease where (1) the tenant thereunder is subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding, (2) there exists an uncured monetary default by the tenant thereunder or (3) the tenant is expected to suffer a material credit impairment as determined by Lender;

   (G)       to deduct from the amount of such Net Operating Income, (1) management fees equal to the greater of (x) assumed management fees of three percent (3%) of Gross Income from Operations or (y) the actual management fees incurred, (2) assumed Replacement Reserve Fund contributions equal to $0.10 per square foot of gross leaseable area at each Property, (3) assumed Rollover Reserve Fund contributions equal to $0.25 per square foot of gross leaseable area at each Property, (4) Lease Termination Payments, (5) any Rents that will not be received by Borrower for more than six (6) months (including free rent periods) from the date of calculation and (6) any income that Lender deems is not regular and recurring; and

(b)       the denominator is twelve (12) times the aggregate amount of (i) Adjusted Debt Service, (ii) Mezzanine B Adjusted Debt Service, (iii) Mezzanine C Adjusted Debt Service, (iv) Mezzanine D Adjusted Debt Service, (v) Mezzanine E Adjusted Debt Service and (vi) Mortgage Adjusted Debt Service which would be due and payable for the then current Interest Period.

In the event that Borrower disagrees with any adjustment made by Lender pursuant to clauses (E) and (F) of this definition, Lender shall update its appraised market data upon Borrower’s written request to Lender; provided, however, Lender shall have no obligation to update such appraised market data more often than once every twelve (12) calendar months. Borrower shall fully cooperate with Lender in updating such appraised market data and shall pay all of Lender’s and Borrower’s costs and expenses incurred in connection therewith.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate, or (b) five percent (5%) above the Applicable Interest Rate.

“Devens Repurchase Agreement” shall mean that certain Repurchase Agreement dated June 29, 2005, by and between the MDFA and Levco Development Corp., a Massachusetts corporation, as modified by First Amendment to Repurchase Agreement dated June 30, 2007, by and between the MDFA and Levco Development Corp., as the same may be further amended in accordance with the terms hereof.

“Dial Lease” shall mean that certain Net Lease entered into by and between Wellington Place Associates, LLC (as predecessor-in-interest to Mortgage Borrower), as landlord, and Sarah Michaels, LLC (as predecessor-in-interest to Dial Corporation), as tenant, dated December 22, 1997, as amended by that certain First Amendment dated January 9, 1998.

“Disclosure Document” shall have the meaning set forth in Section 9.2(a) hereof.

“DSCR Release Payment” shall mean an amount which when applied pro-rata to prepay the Mortgage Loan, the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan would cause the DSCR Release Test to be satisfied.

“DSCR Release Test” shall have the meaning set forth in Section 2.5.1(f) hereof.

“DSCR Satisfaction Prepayment” shall have the meaning set forth in Section 2.5.1(f) hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least AA by Fitch and S&P and Aa2 by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.

“Embargoed Person” shall have the meaning set forth in Section 4.1.45 hereof.

“Enfield Parcel” shall mean the portion of the Enfield Property identified in the metes and bounds description and survey attached hereto as Exhibit G.

“Enfield Property” shall mean the Individual Property described in Exhibit H attached hereto.

“Environmental Indemnity” shall mean that certain Mezzanine A Environmental Indemnity Agreement executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall mean any federal, State and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, that, at any time, apply to Borrower and Guarantor or any Property and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19(a) hereof.

“Environmental Reports” shall have the meaning set forth in Section 4.1.40 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“Eurodollar Rate” shall mean, with respect to any Interest Period, an interest rate per annum equal to LIBOR plus the Spread.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Reserve Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Exchange Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Exchange Act Filing” shall have the meaning set forth in Section 9.2(a) hereof.

“Extended Maturity Date” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Fee” shall mean, for each Extension Option, one-eighth of one percent (0.125%) of the then outstanding principal amount of the Loan.

“Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Extension Period” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Fee Estate” shall mean, with respect to any Ground Lease the fee interest of the lessor under such Ground Lease in the Land and the Improvements demised under such Ground Lease.

“Fee Owner” shall mean, with respect to any Ground Lease, the owner of the lessor’s interest in such Ground Lease and the related Fee Estate.

“Financial Institution” shall mean any bank, broker/dealer, insurance company, structured investment company or derivative product company.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as the same may be amended from time to time.

“First Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“First Trigger Ratings” shall mean, with respect to the Counterparty (or its credit support provider, if applicable), (a) a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P, (b) (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A2” and a short-term unsecured and unsubordinated debt rating of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A1”, and (c) a long-term unsecured and unsubordinated debt rating of “A” from Fitch and a short-term unsecured and unsubordinated debt rating of “F1” from Fitch.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal,

State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.

“Gross Income from Operations” shall mean all income, computed in accordance with GAAP, derived from the ownership and operation of the Properties from whatever source, including, but not limited to, the Rents, utility charges, escalations, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, security deposits, interest on credit accounts, utility and other similar deposits, payments received under the Mortgage Interest Rate Cap Agreement, interest on credit accounts, interest on the Mortgage Reserve Funds, and any disbursements to Mortgage Borrower from the Mortgage Reserve Funds. Gross income shall not be diminished as a result of the Security Instruments or the creation of any intervening estate or interest in a Property or any part thereof.

“Ground Lease” shall mean, individually and collectively, as the context may require, each ground lease described on Exhibit I attached hereto and made a part hereof as such Schedule may be amended from time to time upon the release and/or substitution of an Individual Property.

“Ground Lease Escrow Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Ground Rent” shall have the meaning set forth in the Mortgage Loan Agreement.

“Guarantor” shall mean, individually and collectively, as the context may require, Michael D. Hackman, Jonathan Epstein, William Manley, Calare Properties, Inc., a Delaware corporation, and Hackman Capital Partners, LLC, a California limited liability company, and any other entity guaranteeing any payment or performance obligation of Borrower, including, without limitation, any Replacement Guarantor and (in the event that KBS Real Estate assumes the obligations of Michael D. Hackman, Jonathan Epstein, William Manley, Calare Properties, Inc., a Delaware corporation, and Hackman Capital Partners, LLC, a California limited liability company, under the Environmental Indemnity and the Guaranty pursuant to Section 5.2.10(e) hereof) KBS Real Estate.

“Guaranty” shall mean that certain Mezzanine A Guaranty of Recourse Obligations of Borrower, dated as of the Closing Date, from Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls (“PCBs”) and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; toxic mold; any substance the presence of which on any Property is prohibited by any federal, State or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.

“Houston Parcel” shall mean the portion of the Houston Property identified in the metes and bounds description and survey attached hereto as Exhibit J.

“Houston Property” shall mean the Individual Property described in Exhibit K attached hereto.

“Improvements” shall have the meaning set forth in Article 1 of the related Security Instrument with respect to each Individual Property.

“Indemnified Parties” shall mean Lender, any Affiliate of the original Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name the encumbrance created by the Pledge Agreement is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan, the holders of any Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or any Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” shall mean any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Independent Manager” shall have the meaning set forth in Section 4.1.36(aa) hereof.

“Individual Property” shall mean each parcel of real property, including any Release Property or Penn Traffic Release Property prior to its release or any Substitute Property or Penn Traffic Substitute Property upon substitution, the Improvements thereon and all Personal Property owned by Mortgage Borrower and encumbered by a Security Instrument, together with all rights pertaining to such Property and Improvements, as more particularly described in Article 1 of each Security Instrument and referred to therein as the “Property.”

“Initial Loan Term” shall mean the period from the Closing Date through and including August 14, 2009.

“Insolvency Opinion” shall mean, that certain bankruptcy non-consolidation opinion letter delivered by counsel for Borrower in connection with the Loan and approved by Lender or the Rating Agencies, as the case may be.

“Insurance Premiums” shall have the meaning set forth in the Mortgage Loan Agreement.

“Insurance Proceeds” shall have the meaning set forth the Mortgage Loan Agreement.

“Intercreditor Agreement” shall have the meaning set forth in Section 9.10 hereof.

“Interest Period” shall mean, in connection with the calculation of interest accrued with respect to any specified Payment Date, the period from and including the fifteenth (15th) day of the prior calendar month to and including the fourteenth (14th) day of the calendar month in which the applicable Payment Date occurs; provided, however, that with respect to the Payment Date occurring in August, 2007, the Interest Period shall be the period commencing on the Closing Date to and including August 14, 2007. Each Interest Period, except for the Interest Period ending August 14, 2007, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate Cap Agreement” shall mean the interest rate cap agreement(s) (together with any confirmation(s), schedule(s) and credit support annex(es) relating thereto), between an Acceptable Counterparty and Borrower obtained by Borrower as and when required by Section 2.4 hereof. The Interest Rate Cap Agreement shall provide for interest periods and calculations consistent with the payment terms of this Agreement, and shall be documented based on the ISDA Master Agreement (Multicurrency—Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc., and the ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc. The Interest Rate Cap Agreement must contain terms and conditions acceptable to the Rating Agencies and must have been approved by Lender’s counsel. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement.

“Investor” shall have the meaning set forth in Section 5.1.10(g) hereof.

“JV LLC” shall mean New Leaf – KBS JV, LLC, a Delaware limited liability company.

“KBS Real Estate” shall mean KBS Real Estate Investment Trust, Inc., a Maryland corporation.

“Lease Termination Payments” shall mean all payments made to Mortgage Borrower in connection with any termination, cancellation, surrender, sale or other disposition of any Lease.

“Leases” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Legal Requirements” shall mean all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower, the Collateral, Mortgage Borrower, Mortgage Principal or any Individual Property or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, at any time in force affecting such Individual Property or any part thereof, including, without limitation, any which could reasonably be expected to (a) require repairs, modifications or alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean the quoted offered rate for one-month United States dollar deposits with leading banks in the London interbank market that appears as of 11:00 a.m. (London time) on the related LIBOR Determination Date on the display page designated as Reuters Screen LIBOR01.

If, as of such time on any LIBOR Determination Date, no quotation is given on Reuters Screen LIBOR01, then the Lender shall establish LIBOR on such LIBOR Determination Date by requesting four Reference Banks meeting the criteria set forth herein to provide the quotation offered by its principal London office for making one-month United States dollar deposits with leading banks in the London interbank market as of 11:00 a.m., London time, on such LIBOR Determination Date.

(i)       If two or more Reference Banks provide such offered quotations, then LIBOR for the next Interest Period shall be the arithmetic mean of such offered quotations (rounded upward if necessary to the nearest whole multiple of 1/1,000%).

(ii)      If only one or none of the Reference Banks provides such offered quotations, then LIBOR for the next Interest Period shall be the Reserve Rate.

(iii)     If on any LIBOR Determination Date, Lender is required but is unable to determine the LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Period shall be LIBOR as determined on the preceding LIBOR Determination Date.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent. The establishment of LIBOR on each LIBOR Determination Date by the Lender shall be final and binding.

“LIBOR Business Day” shall mean a day upon which (i) United States dollar deposits may be dealt in on the London interbank markets and (ii) commercial banks and foreign exchange markets are open in London, England and in New York, New York, USA.

“LIBOR Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) LIBOR Business Days prior to the fifteenth (15th) calendar day of the month in which such Interest Period commenced.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, Mortgage Borrower, Mortgage Principal, the Collateral or any related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquidation Event” shall have the meaning set forth in Section 2.3.2 hereof.

“LLC Agreement” shall have the meaning set forth in Section 4.1.36 hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement and the other Loan Documents as the same may be amended or split pursuant to the terms hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the Environmental Indemnity, the Subordination of Management Agreement, the Guaranty, the Assignment of Interest Rate Cap Agreement and all other documents executed and/or delivered in connection with the Loan now existing or hereinafter executed.

“Loan to Value Ratio” shall mean, as of the date of its calculation, the ratio of (i) the sum of (A) the outstanding principal balance of the Loan, (B) the outstanding principal balance of the Mortgage Loan, (C) the outstanding principal balance of the Mezzanine B Loan, (D) the outstanding principal balance of the Mezzanine C Loan, (E) the outstanding principal balance of the Mezzanine D Loan, (F) the outstanding principal balance of the Mezzanine E Loan and (G) Unadvanced Mezzanine E Loan Funds to (ii) the most recent appraised value (according to the Appraisals delivered pursuant to Sections 2.5.2, 2.6 and 2.7 hereof) of the Properties.

“Loan Party” shall mean individually and collectively, as the context requires, Pledgor, Mortgage Borrower, Mortgage Principal and Principal.

“Lockbox Account” shall have the meaning set forth in Section 3.2 hereof.

“Lockbox Bank” shall mean Wachovia Bank, National Association or any other Eligible Institution selected by Lender.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (other than consequential damages), losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable attorneys’ fees and other costs of defense).

“Major Lease” shall mean (i) any Lease which together with all other Leases to the same tenant and to all Affiliates of such tenant, (A) provides for rental income representing more than five percent (5%) of the total rental income for the Properties, (B) covers more than two and one-half percent (2.5%) of the gross leaseable square footage of the Properties or (C) is with an

Affiliate of Borrower and (ii) any instrument guaranteeing or providing credit support for any Lease satisfying the requirements of clause (i) of this definition; provided, however, in no event shall a Lease that covers less than 200,000 leaseable square feet of an Individual Property be considered a Major Lease.

“Management Agreement” shall mean, with respect to any Individual Property, the management agreement entered into by and between Mortgage Borrower and Manager, pursuant to which the Manager is to provide management and other services with respect to such Individual Property, or, if the context requires, the Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Equity Industrial Partners Corp., a Massachusetts corporation or, if the context requires, a Qualified Manager who is managing the Properties or any Individual Property in accordance with the terms and provisions of this Agreement.

“Material Adverse Effect” shall mean the occurrence or existence of a condition or event which could reasonably be expected to have a material adverse effect on (i) the financial condition of Borrower or Mortgage Borrower, (ii) the ability of Borrower to repay principal and interest on the Loan or to pay or perform any of its other material obligations, liabilities and indebtedness under this Agreement or any of the Loan Documents to which it is a party as such payment or performance becomes due in accordance with the terms thereof, (iii) the ability of Mortgage Borrower to repay principal and interest on the Mortgage Loan or to pay or perform any of its other material obligations, liabilities and indebtedness under the Mortgage Loan Agreement or any of the Mortgage Loan Documents to which it is a party as such payment or performance becomes due in accordance with the terms thereof, (iv) the rights, powers and remedies of Lender under the Loan Documents or the validity, legality or enforceability of this Agreement or any of the other Loan Documents, (v) the security interest or lien of Lender in the Collateral or the priority of such security interest or lien, (vi) the value or use of the Property or the Collateral.

“Material Agreement” means all agreements, other than the Management Agreement, the Leases and the Operating Lease, entered into by any Loan Party affecting or relating to the Property, the Collateral or any other direct or indirect ownership interest of a Loan Party in Mortgage Borrower requiring the payment of more than $100,000 in the aggregate in payments or liability in any annual period or which is not cancellable without penalty or premium on no more than thirty (30) days notice.

“Maturity Date” shall mean August 9, 2009, as such date may be extended pursuant to the terms hereof, or such other date on which the final payment of the principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“MDFA” shall mean the Massachusetts Development Finance Agency, a Massachusetts body politic and corporate established and created under Chapter 23G of the Massachusetts General Laws.

“Member” shall have the meaning set forth in Section 4.1.36 hereof.

“Merrimack Parcel” shall mean the portion of the Merrimack Property identified in the metes and bounds description and survey attached hereto as Exhibit L.

“Merrimack Property” shall mean the Individual Property described in Exhibit M attached hereto.

“Mezzanine B Adjusted Debt Service” shall have the meaning ascribed to the term “Adjusted Debt Service” in the Mezzanine B Loan Agreement.

“Mezzanine B Borrower” shall have the meaning ascribed to the term “Borrower” in the Mezzanine B Loan Agreement.

“Mezzanine B Collateral” shall have the meaning ascribed to the term “Collateral” in the Mezzanine B Loan Agreement.

“Mezzanine B Debt Service” shall mean, with respect to any particular period of time, the interest payments due under the Mezzanine B Note for such period.

“Mezzanine B Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine B Loan Agreement.

“Mezzanine B Lender” shall mean Normandy NIP Holdings, LLC, a Delaware limited liability company, together with its successors and assigns.

“Mezzanine B Loan” shall mean that certain loan made by Mezzanine B Lender to Mezzanine B Borrower in the principal amount of $32,300,000.00.

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement between Mezzanine B Borrower and Mezzanine B Lender in connection with the Mezzanine B Loan, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Mezzanine B Loan Documents” shall mean, collectively, the Mezzanine B Note, the Mezzanine B Loan Agreement, and any and all other documents defined as “Loan Documents” in the Mezzanine B Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Note” shall mean that certain Mezzanine B Promissory Note dated as of the date hereof in the original principal amount of Thirty Two Million Three Hundred Thousand And 00/100 Dollars ($32,300,000.00), made by Mezzanine B Borrower in favor of Mezzanine B Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Mezzanine B Principal” shall have the meaning ascribed to the term “Principal” in the Mezzanine B Loan Agreement. Lender and Borrower acknowledge and agree that, as of the date hereof, there is no “Mezzanine B Principal”, and that the representations, warranties, covenants and other provisions of this Agreement that relate to “Mezzanine B Principal” shall, insofar as such provisions relate to “Mezzanine B Principal”, be inapplicable unless and until Mezzanine B Borrower shall be a partnership having a general partner or a limited liability company that does not comply with the provisions of Sections 4.1.36(aa), (bb) (cc) and (dd) of the Mezzanine B Loan Agreement.

“Mezzanine C Adjusted Debt Service” shall have the meaning ascribed to the term “Adjusted Debt Service” in the Mezzanine C Loan Agreement.

“Mezzanine C Borrower” shall have the meaning ascribed to the term “Borrower” in the Mezzanine C Loan Agreement.

“Mezzanine C Collateral” shall have the meaning ascribed to the term “Collateral” in the Mezzanine C Loan Agreement.

“Mezzanine C Debt Service” shall mean, with respect to any particular period of time, the interest payments due under the Mezzanine C Note for such period.

“Mezzanine C Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine C Loan Agreement.

“Mezzanine C Lender” shall mean Citigroup Global Markets Realty Corp., a New York corporation, together with its successors and assigns.

“Mezzanine C Loan” shall mean that certain loan made by Mezzanine C Lender to Mezzanine C Borrower in the principal amount of $32,300,000.00.

“Mezzanine C Loan Agreement” shall mean that certain Mezzanine C Loan Agreement between Mezzanine C Borrower and Mezzanine C Lender in connection with the Mezzanine C Loan, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Mezzanine C Loan Documents” shall mean, collectively, the Mezzanine C Note, the Mezzanine C Loan Agreement, and any and all other documents defined as “Loan Documents” in the Mezzanine C Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine C Note” shall mean that certain Mezzanine C Promissory Note dated as of the date hereof in the original principal amount of Thirty Two Million Three Hundred Thousand And 00/100 Dollars ($32,300,000.00), made by Mezzanine C Borrower in favor of Mezzanine C Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Mezzanine C Principal” shall have the meaning ascribed to the term “Principal” in the Mezzanine C Loan Agreement. Lender and Borrower acknowledge and agree that, as of the date hereof, there is no “Mezzanine C Principal”, and that the representations, warranties, covenants and other provisions of this Agreement that relate to “Mezzanine C Principal” shall, insofar as such provisions relate to “Mezzanine C Principal”, be inapplicable unless and until Mezzanine C Borrower shall be a partnership having a general partner or a limited liability company that does not comply with the provisions of Sections 4.1.36(aa), (bb) (cc) and (dd) of the Mezzanine C Loan Agreement.

“Mezzanine D Adjusted Debt Service” shall have the meaning ascribed to the term “Adjusted Debt Service” in the Mezzanine D Loan Agreement.

“Mezzanine D Borrower” shall have the meaning ascribed to the term “Borrower” in the Mezzanine D Loan Agreement.

“Mezzanine D Collateral” shall have the meaning ascribed to the term “Collateral” in the Mezzanine D Loan Agreement.

“Mezzanine D Debt Service” shall mean, with respect to any particular period of time, the interest payments due under the Mezzanine D Note for such period.

“Mezzanine D Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine D Loan Agreement.

“Mezzanine D Lender” shall mean Citigroup Global Markets Realty Corp., a New York corporation, together with its successors and assigns.

“Mezzanine D Loan” shall mean that certain loan made by Mezzanine D Lender to Mezzanine D Borrower in the principal amount of $26,200,000.00.

“Mezzanine D Loan Agreement” shall mean that certain Mezzanine D Loan Agreement between Mezzanine D Borrower and Mezzanine D Lender in connection with the Mezzanine D Loan, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Mezzanine D Loan Documents” shall mean, collectively, the Mezzanine D Note, the Mezzanine D Loan Agreement, and any and all other documents defined as “Loan Documents” in the Mezzanine D Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine D Note” shall mean that certain Mezzanine D Promissory Note dated as of the date hereof in the original principal amount of Twenty Six Million Two Hundred Thousand And 00/100 Dollars ($26,200,000.00), made by Mezzanine D Borrower in favor of Mezzanine D Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Mezzanine D Principal” shall have the meaning ascribed to the term “Principal” in the Mezzanine D Loan Agreement. Lender and Borrower acknowledge and agree that, as of the date hereof, there is no “Mezzanine D Principal”, and that the representations, warranties, covenants and other provisions of this Agreement that relate to “Mezzanine D Principal” shall, insofar as such provisions relate to “Mezzanine D Principal”, be inapplicable unless and until Mezzanine D Borrower shall be a partnership having a general partner or a limited liability company that does not comply with the provisions of Sections 4.1.36(aa), (bb) (cc) and (dd) of the Mezzanine D Loan Agreement.

“Mezzanine E Adjusted Debt Service” shall have the meaning ascribed to the term “Adjusted Debt Service” in the Mezzanine E Loan Agreement.

“Mezzanine E Borrower” shall have the meaning ascribed to the term “Borrower” in the Mezzanine E Loan Agreement.

“Mezzanine E Collateral” shall have the meaning ascribed to the term “Collateral” in the Mezzanine E Loan Agreement.

“Mezzanine E Debt Service” shall mean, with respect to any particular period of time, the interest payments due under the Mezzanine E Note for such period.

“Mezzanine E Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine E Loan Agreement.

“Mezzanine E Lender” shall mean Citigroup Global Markets Realty Corp., a New York corporation, together with its successors and assigns.

“Mezzanine E Loan” shall mean that certain loan made by Mezzanine E Lender to Mezzanine E Borrower in the maximum principal amount of $20,000,000.00.

“Mezzanine E Loan Agreement” shall mean that certain Mezzanine E Loan Agreement between Mezzanine E Borrower and Mezzanine E Lender in connection with the Mezzanine E Loan, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Mezzanine E Loan Documents” shall mean, collectively, the Mezzanine E Note, the Mezzanine E Loan Agreement, and any and all other documents defined as “Loan Documents” in the Mezzanine E Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine E Note” shall mean that certain Mezzanine E Promissory Note dated as of the date hereof in the maximum principal amount of Twenty Million And 00/100 Dollars ($20,000,000.00), made by Mezzanine E Borrower in favor of Mezzanine E Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Mezzanine E Principal” shall have the meaning ascribed to the term “Principal” in the Mezzanine E Loan Agreement. Lender and Borrower acknowledge and agree that, as of the date hereof, there is no “Mezzanine E Principal”, and that the representations, warranties, covenants and other provisions of this Agreement that relate to “Mezzanine E Principal” shall, insofar as such provisions relate to “Mezzanine E Principal”, be inapplicable unless and until Mezzanine E Borrower shall be a partnership having a general partner or a limited liability company that does not comply with the provisions of Sections 4.1.36(aa), (bb) (cc) and (dd) of the Mezzanine E Loan Agreement.

“Monthly Debt Service Payment Amount” shall mean the amount of interest due and payable on each Payment Date pursuant to the Note and Section 2.2 hereof.

“Monthly Reporting Period” shall mean, as of any date of determination, the calendar month immediately preceding such date of determination. For example, if the date of determination is August 9, 2008, (i) the immediately preceding Monthly Reporting Period is the period commencing on July 1, 2008 and ending on July 31, 2008, (ii) the then current Monthly Reporting Period is the period commencing on August 1, 2008 and ending on August 31, 2008 and (iii) the immediately succeeding Monthly Reporting Period is the period commencing on September 1, 2008 and ending on September 30, 2008.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Adjusted Debt Service” shall have the meaning ascribed to the term “Adjusted Debt Service” in the Mortgage Loan Agreement.

“Mortgage Borrower” shall have the meaning ascribed to the term “Borrower” in the Mortgage Loan Agreement.

“Mortgage Borrower Operating Agreement” shall individually and collectively, as the context may require, mean each Owner Operating Agreement and the Operating Lessee Operating Agreement.

“Mortgage Debt Service” shall mean, with respect to any particular period of time, the interest payments due under the Mortgage Note for such period.

“Mortgage Interest Rate Cap Agreement” shall mean the “Interest Rate Cap Agreement” under and as defined in the Mortgage Loan Agreement.

“Mortgage Lender” shall mean Citigroup Global Markets Realty Corp., a Delaware corpoation, together with its successors and assigns.

“Mortgage Loan” shall mean that certain loan made by Mortgage Lender to Mortgage Borrower in the principal amount of $300,000,000.00.

“Mortgage Loan Agreement” shall mean that certain Second Amended and Restated Loan Agreement between Mortgage Borrower and Mortgage Lender in connection with the Mortgage Loan, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

“Mortgage Loan Documents” shall mean, collectively, the Mortgage Note, the Mortgage Loan Agreement, the Security Instruments, and any and all other documents defined as “Loan Documents” in the Mortgage Loan Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mortgage Loan Event of Default” shall mean an “Event of Default” under and as defined in the Mortgage Loan Agreement.

“Mortgage Loan Extension Option” shall have the meaning ascribed to the term “Extension Option” in the Mortgage Loan Agreement.

“Mortgage Note” shall mean that certain Amended and Restated Promissory Note dated as of March 28, 2008 in the original principal amount of Three Hundred Million And 00/100 Dollars ($300,000,000.00), made by Mortgage Borrower in favor of Mortgage Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Mortgage Principal” shall have the meaning ascribed to the term “Principal” in the Mortgage Loan Agreement. Lender and Borrower acknowledge and agree that, as of the date hereof, there is no “Mortgage Principal”, and that the representations, warranties, covenants and other provisions of this Agreement that relate to “Mortgage Principal” shall, insofar as such provisions relate to “Mortgage Principal”, be inapplicable unless and until Mortgage Borrower shall be a partnership having a general partner or a limited liability company that does not comply with the provisions of Sections 4.1.35(aa), (bb) (cc) and (dd) of the Mortgage Loan Agreement.

“Mortgage Spread” shall have the meaning ascribed to the term “Spread” in the Mortgage Loan Agreement.

“Mortgage Reserve Funds” shall mean the “Reserve Funds” as defined in the Mortgage Loan Agreement.

“Mortgage Securities” shall mean the “Securities” as defined in the Mortgage Loan Agreement.

“Net Cash Flow” for any period shall mean the amount obtained by subtracting Operating Expenses and Capital Expenditures for such period from Gross Income from Operations for such period.

“Net Cash Flow After Debt Service” for any period shall mean the amount obtained by subtracting Debt Service and Mortgage Debt Service for such period from Net Cash Flow for such period.

“Net Cash Flow Schedule” shall have the meaning set forth in Section 5.1.10(b) hereof.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (i) in the event of a Liquidation Event consisting of a Casualty or Condemnation, Lender’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (ii) in the event of a Liquidation Event consisting of a Casualty or Condemnation, the costs incurred by Mortgage Borrower in connection with a restoration of all or any portion of the applicable Property made in accordance with the Mortgage Loan Documents, (iii) in the event of a Liquidation Event consisting of a Casualty or Condemnation or a Transfer, amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, (iv) in the event of a Liquidation Event consisting of a Casualty or Condemnation, those proceeds paid to Mortgage Borrower pursuant to Section 6.4(b)(vii) of the Mortgage Loan Agreement, (v) in the case of a foreclosure sale, disposition or transfer of a Property in connection with realization thereon following a Mortgage Loan Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (vi) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents and (vii) in the case of a refinancing of the Mortgage Loan, such costs and expenses (including attorneys’ fees) of such refinancing, and (vii) the amount of any prepayments required pursuant to the Mortgage Loan Documents in connection with any such Liquidation Event.

“Net Sales Proceeds” shall mean for any sale of an Individual Property or any Out-Parcel, the cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise) received from such sale, net of customary expenses of sale in the jurisdiction where the Individual Property or the Out-Parcel, as applicable, is located (including, without limitation, brokerage fees, if any, transfer taxes, and legal fees but excluding all payments required in connection with a release of such Individual Property or Out-Parcel, as applicable, from the Loan as a result of such asset sale) paid in cash and all third party out-of-pocket costs incurred by Borrower, including reimbursements to Lender, in connection with the release of the Individual Property or the Out-Parcel, as applicable, in accordance with the terms of Section 2.5 hereof.

“Net Operating Income” shall mean the amount obtained by subtracting Operating Expenses from Gross Income from Operations (but excluding any payments received by Mortgage Borrower or Borrower, as applicable, under the Mortgage Interest Rate Cap Agreement and the Interest Rate Cap Agreement, as applicable).

“Net Proceeds” shall have the meaning set forth in the Mortgage Loan Agreement.

“New Leaf Industrial” shall mean New Leaf Industrial Partners Fund, L.P., a Delaware limited partnership.

“Non-U.S. Entity” shall have the meaning set forth in Section 2.2.8 hereof.

“Norwood Ground Lease” shall mean that certain Net Lease dated March 26, 1998, between University Manager, Inc., as Administrative Trustee for W/S Cardinal University MA-Trust, as lessor and Star Markets Co., Inc. (“Star”), as lessee, recorded on March 22, 2000 in Norfolk County Registry of Deeds as Instrument Number 26672 and with Norfolk County Registry District of the Land Court as Document Number 852559, evidenced by a Notice of Lease, dated March 1998 and recorded on March 22, 2000 in Norfolk County Registry of Deeds in Book 14062, Page 385 and with Norfolk County Registry District of the Land Court as Document Number 852564 on Certificate of Title Number 156897, as assigned by that certain Assignment and Assumption Agreement dated April 11, 2000, between Star and Equity

Industrial Norwood Limited Partnership (“EINLP”) and recorded in Norfolk County Registry of Deeds in Book 14100, Page 177 and with Norfolk County Registry District of the Land Court as Document Number 854024, as amended by that certain Corrective Amendment to Assignment and Assumption Agreement dated April 26, 2002 and recorded in Norfolk County Registry of Deeds in Book 16752, Page 152, as further assigned by that certain Assignment and Assumption of Lease Agreement dated May 27, 2004, between EINLP and Equity Industrial Norwood, LLC (“EINLLC”) and recorded in Norfolk County Registry of Deeds in Book 21133, Page 117 and with Norfolk County Registry District of the Land Court as Document Number 1028594, as further assigned to Mortgage Borrower by that certain Assignment and Assumption of Ground Lease Agreement dated August 9, 2007 and Mortgage Borrower, as the same may be further amended, restated, replaced, supplemented, assigned or otherwise modified from time to time pursuant to the terms hereof.

“Note” shall mean that certain Amended and Restated Replacement Mezzanine A Promissory Note (Note A) of even date herewith in the principal amount of Forty Million Two Hundred Thousand And 00/100 Dollars ($40,200,000.00) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“O&M Program” shall mean, with respect to each Individual Property listed on Schedule 5.1.27 hereof, that certain operations and maintenance program established by Mortgage Borrower pursuant to the Mortgage Loan Documents.

“Obligations” shall mean Borrower’s obligation to pay the Debt and perform its obligations under the Note, this Agreement and the other Loan Documents.

“Offering Document Date” shall have the meaning set forth in Section 5.1.10(h)(iv) hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of Borrower.

“Operating Expenses” shall mean the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising and marketing expenses, franchise fees, management fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Lender in its reasonable discretion, and other similar costs, but excluding depreciation, Debt Service, Capital Expenditures and contributions to the Reserve Funds and the Mortgage Reserve Funds.

“Optionee” shall mean Equity Industrial Westfield, LLC, a Delaware limited liability company, together with its successors and assigns.

“Organizational Documents” shall mean (i) with respect to a corporation, such Person’s certificate of incorporation and by laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock, (ii) with respect to a partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests, (iii) with respect to a limited liability company, such Person’s certificate of formation, limited liability company agreement or other document affecting the rights of holders of limited liability company interests, and (iv) any and all agreements between any constituent member, partner or shareholder of the Person in question, including any contribution agreement or indemnification agreements. In each case, “Organizational Documents” shall include any indemnity, contribution, shareholders or other agreement among any of the owners of the entity in question.

“Originating Lender” shall mean Citigroup Global Markets Realty Corp., a New York corporation, and any Affiliate thereof.

“Out-Parcel” shall mean, individually, each of the Commerce City South Parcel, the Corsicana Parcel, the Enfield Parcel, the Houston Parcel, the Merrimack Parcel, the Tewksbury Land Parcel, and the Westminster Parcel.

“Out-Parcel DSCR Payment” shall mean an amount which when applied pro-rata to prepay the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan would cause the Out-Parcel DSCR Test to be satisfied.

“Out-Parcel DSCR Satisfaction Prepayment” shall have the meaning set forth in Section 2.5.2(a)(vi) hereof.

“Out-Parcel DSCR Test” shall have the meaning set forth in Section 2.5.2(a)(vi) hereof.

“Out-Parcel Prepayment” shall have the meaning set forth in Section 2.5.2(a)(iv) hereof.

“Out-Parcel Price” shall mean:

(i)        with respect to any Out-Parcel (other than the Tewksbury Land Parcel), (A) if, after giving effect to the proposed release of such Out-Parcel, Borrower shall have prepaid twenty percent (20%) or less of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred percent (100%) of the Allocated Loan Amount for such Out-Parcel or (y) seventy-three percent (73%) of the Adjusted Net Sales Proceeds for such Out-Parcel, or (B) if, after giving effect to the proposed release of such Out-Parcel, Borrower shall have prepaid more than twenty percent (20%) of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Out-Parcel or (y) eighty-five percent (85%) of the Adjusted Net Sales Proceeds for such Out-Parcel; and

(ii)       with respect to the Tewksbury Land Parcel, an amount equal to one hundred percent (100%) of the Allocated Loan Amount for the Tewksbury Land Parcel.

“Other Charges” shall mean all Ground Rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Owner’s Title Policy” shall mean, with respect to each Individual Property, that certain ALTA extended coverage owner’s policy of title insurance (or, if an Individual Property is located in a State which does not permit the issuance of such ALTA policy, such similar form as shall be permitted in such State) issued in connection with the closing of the Mortgage Loan insuring the Mortgage Borrower as the owner of such Individual Property.

“Ownership Interest” means (i) any interest in the Property or (ii) in the case of any Loan Party, any ownership interest in such Loan Party, direct or indirect, contingent or fixed, at any level or any tier, of any nature whatsoever, whether in the form of a partnership interest, stock interest, membership interest, equitable interest, beneficial interests, profit interest, loss interest, voting rights, control rights, management rights or otherwise.

“Payment Date” shall mean the ninth (9th ) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.

“Penn Traffic” shall mean The Penn Traffic Corporation, a Delaware corporation, the tenant under the Penn Traffic Lease, together with its permitted successors and assigns.

“Penn Traffic Lease” shall mean that certain Lease Agreement dated as of April 14, 2005, between Equity Industrial PT Limited Partnership, a Massachusetts limited partnership (Borrower’s predecessor-in-interest), as landlord, and Penn Traffic, as tenant, as the same may be amended or otherwise modified from time to time pursuant to the terms hereof.

“Penn Traffic Property” shall mean each and every Individual Property that is subject to the Penn Traffic Lease.

“Penn Traffic Release Property” shall have the meaning set forth in Section 2.6 hereof.

“Penn Traffic Substitute Allocated Loan Amount” shall have the meaning set forth in Section 2.7(i) hereof.

“Penn Traffic Substitute Property” shall have the meaning set forth in Section 2.6 hereof.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents and the Mortgage Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to such Individual Property or any part thereof, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) easements, rights-of-way, construction, operating and reciprocal easement agreements, restrictions and other similar non-monetary encumbrances against real property which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to an Individual Property and (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i)        obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(ii)      Federal Housing Administration debentures;

(iii)     obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)      federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(v)        fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)      debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vii)     commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(viii)    units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(ix)      any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Lender and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Plan” shall mean an employee benefit plan (as defined in section 3(3) of ERISA) whether or not subject to ERISA or a plan or other arrangement within the meaning of section 4975 of the Code.

“Plan Assets” shall mean assets of a Plan within the meaning of section 29 C.F.R. section 2510.3-101 or similar law.

“Plainfield Land Property” shall mean the Individual Property described in Exhibit N attached hereto.

“Pledge Agreement” shall mean that certain Amended and Restated Mezzanine A Pledge and Security Agreement dated as of the date hereof, executed and delivered by Pledgor to Lender as security for the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Pledged Member Interests” shall mean all membership and manager interests in Mortgage Borrower.

“Pledgor” shall mean Borrower.

“Policies” shall have the meaning specified in the Mortgage Loan Agreement.

“Prepayment Date” shall have the meaning set forth in Section 2.3.1 hereof.

“Prepayment Premium” shall mean, with respect to any prepayment of the Loan, (a) if the prepayment occurs on or prior to August 15, 2008, 0.5% of the principal amount being prepaid, (b) if the prepayment occurs after August 15, 2008 and on or prior to February 15, 2009, 0.25% of the principal amount being prepaid and (c) if the prepayment occurs after February 15, 2009, 0% of the principal amount being prepaid; provided, however, no Prepayment Premium shall be due in connection with the prepayment of the first $8,040,000.00 of the Loan, regardless of when such prepayment is made.

“Prime Rate” shall mean, on a particular date, a rate per annum equal to the rate of interest published in The Wall Street Journal as the “prime rate”, as in effect on such day, with any change in the prime rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate; provided, however, that if more than one prime rate is published in The Wall Street Journal for a day, the average of the prime rates shall be used; provided, further, however, that the Prime Rate (or the average of the prime rates) will be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. In the event that The Wall Street Journal should cease or temporarily interrupt publication, then the Prime Rate shall mean the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing chosen by Lender. If The Wall Street Journal resumes publication, the substitute index will immediately be replaced by the prime rate published in The Wall Street Journal. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index which is readily available to Borrower and verifiable by Borrower but is beyond the control of Lender. Lender shall give Borrower prompt written notice of its choice of a substitute index and when the change became effective. Such substitute index will also be rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, to the next higher 1/16 of 1%. The determination of the Prime Rate by Lender shall be conclusive and binding absent manifest error.

“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b)

the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Principal” shall have the meaning set forth in Section 4.1.36 hereof, together with its successors and assigns. Lender and Borrower acknowledge and agree that, as of the date hereof, there is no “Principal”, and that the representations, warranties, covenants and other provisions of this Agreement that relate to “Principal” shall, insofar as such provisions relate to “Principal”, be inapplicable unless and until Borrower shall be a partnership having a general partner or a limited liability company that does not comply with the provisions of Sections 4.1.36(aa), (bb), (cc) and (dd) hereof.

“Prohibited Person” shall mean any Person:

(a)        listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);

(b)        that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)        with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

(d)        who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(e)        that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or

(f)        who is an Affiliate of a Person listed above.

“Projection Period” shall mean a period consisting of no less than one fiscal quarter and no more than one fiscal year.

“Pro-Rata DSCR Prepayment” shall mean an amount equal to the product obtained by multiplying the amount of the DSCR Release Payment or the Out-Parcel DSCR Payment, as applicable, by a fraction, the numerator of which is the outstanding principal balance of the Loan and the denominator of which is the sum of the outstanding principal balance of the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan.

“Properties” shall mean, collectively, each and every Individual Property.

“Property” shall mean, as the context may require, the Properties or an Individual Property.

“Property Account” shall have the meaning set forth in Section 3.1 hereof.

“Property Account Agreement” shall have the meaning set forth in the Mortgage Loan Agreement hereof.

“Property Account Bank” shall mean Wells Fargo Bank, N.A., provided that it remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by Borrower, subject to Lender’s approval.

“Property Release Prepayment” shall have the meaning set forth in Section 2.5.1 hereof.

“Provided Information” shall have the meaning set forth in Section 9.1(a) hereof.

“Qualified Manager” shall mean a reputable and experienced professional management organization (a) which manages, together with its Affiliates, thirty (30) properties of a type, quality and size similar to the Properties (exclusive of the Properties), totaling in the aggregate no less than 5,000,000 square feet and (b) prior to whose employment as manager of the Properties (i) prior to the occurrence of a Securitization, such employment shall have been approved by Lender, and (ii) after the occurrence of a Securitization, Lender shall have received written confirmation from the Rating Agencies that the employment of such manager will not result in a downgrade, withdrawal or qualification of the initial, or if higher, then current ratings of the Securities. Notwithstanding the foregoing, each Approved Entity and any entity wholly owned and controlled by any such Approved Entity shall be deemed to be a Qualified Manager for so long as there has been no material adverse change to the applicable Approved Entity’s financial condition, operations or ability to conduct its business in the ordinary course since the Closing Date; provided, however, any Manager (or any Affiliate thereof) replaced at the direction of the Lender pursuant to the terms hereof shall no longer be deemed a Qualified Manager.

“Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally-recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that has been approved by Lender and has rated the Securities.

“Reference Bank” shall mean a leading bank engaged in transactions in Eurodollar deposits in the international Eurocurrency market that has an established place of business in London. If any such Reference Bank should be removed from the Reuters Screen LIBOR01 or in any other way fail to meet the qualifications of a Reference Bank, Lender may designate alternative Reference Banks meeting the criteria specified above.

“Registration Statement” shall have the meaning set forth in Section 9.2(b) hereof.

“REIT” shall mean a Real Estate Investment Trust as defined by the Code.

“REIT Accountant’s Statement” shall have the meaning set forth in Section 7.8(b) hereof.

“REIT Distribution Fund” shall have the meaning set forth in Section 7.8 hereof.

“REIT Distribution Shortfall” shall mean, with respect to any Projection Period, the amount (if any) by which Required REIT Distributions exceeds REIT Set-Offs as reflected on the REIT Distribution Notice and the REIT Accountant’s Statement. In the event that Required REIT Distributions do not exceed REIT Set-Offs, the REIT Distribution Shortfall shall be deemed to be zero.

“REIT Set-Offs” shall mean, with respect to any Projection Period, the sum of (i) Available Cash and (ii) REIT Taxable Losses (expressed as a positive number).

“REIT Taxable Losses” shall have the meaning set forth in Section 7.8(b) hereof.

“Release” of any Hazardous Materials shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

“Release Lock-Out Period” shall mean the period commencing on the tenth (10th) calendar day of any month through and including the fourteenth (14th) calendar day of such month.

“Release Percentage” shall mean a fraction (expressed as a percentage) the numerator of which shall equal the outstanding principal balance of the applicable loan as of the date of determination, and the denominator of which shall equal the sum of the outstanding principal balance of the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan.

“Release Price” shall mean:

(i)        with respect to any Individual Property (other than the Plainfield Land Property) for which Borrower has not previously obtained the release of an Out-Parcel constituting a portion of such Individual Property pursuant to Section 2.5.2 hereof, (A) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid twenty percent (20%) or less of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred percent (100%) of the Allocated Loan Amount for such Individual Property or (y) seventy-three percent (73%) of the Adjusted Net Sales Proceeds for such Individual Property, or (B) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid more than twenty percent (20%) of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Individual Property or (y) eighty-five percent (85%) of the Adjusted Net Sales Proceeds for such Individual Property, or (C) if the release of such Individual Property is being sought by Borrower to effectuate a cure of a non-monetary Event of Default pursuant to Section 8.1(b) hereof, the greater of (x) one hundred twenty-five percent (125%)

of the Allocated Loan Amount for such Individual Property or (y) one hundred percent (100%) of the Adjusted Net Sales Proceeds for such Individual Property;

(ii)        with respect to any Individual Property (other than the Plainfield Land Property) for which Borrower has previously obtained the release of any Out-Parcel constituting a portion of such Individual Property pursuant to Section 2.5.2 hereof, an amount equal to (A) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid twenty percent (20%) or less of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred percent (100%) of the Allocated Loan Amount for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel or (y) seventy-three percent (73%) of the Adjusted Net Sales Proceeds for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel, or (B) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid more than twenty percent (20%) of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, an amount equal to the greater of (x) one hundred fifteen percent (115%) of the Allocated Loan Amount for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel or (y) eighty-five percent (85%) of the Adjusted Net Sales Proceeds for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel, or (C) if the release of such Individual Property is being sought by Borrower to effectuate a cure of a non-monetary Event of Default pursuant to Section 8.1(b) hereof, the greater of (x) one hundred twenty-five percent (125%) of the Allocated Loan Amount for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel or (y) one hundred percent (100%) of the Adjusted Net Sales Proceeds for such Individual Property less the Out-Parcel Price previously paid by Borrower to Lender with respect to any such Out-Parcel; and

(iii)        with respect to the Plainfield Land Property, an amount equal to (A) one hundred percent (100%) of the Allocated Loan Amount for the Plainfield Land Property or (B) one hundred twenty-five percent (125%) of the Allocated Loan Amount for the Plainfield Land Property if the release of the Plainfield Land Property is being sought by Borrower to effectuate a cure of a non-monetary Event of Default pursuant to Section 8.1(b) hereof.

“Release Property” shall have the meaning set forth in Section 2.6 hereof.

“Remaining Property” shall have the meaning set forth in Section 2.5.2(a)(viii).

“Remaining Westfield Collateral” shall have the meaning set forth in Section 2.5.3 hereof.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.

“Renewal Lease” shall have the meaning set forth in Section 5.1.17(a) hereof.

“Rents” shall have the meaning set forth in Article 1 of the Security Instrument with respect to each Individual Property.

“Replacement Guarantor” shall mean a Person that has a net worth of at least $50,000,000 (excluding the value of any direct or indirect interest in the Properties), as reasonably determined by Lender and (ii) is reasonably acceptable to Lender in all other respects.

“Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance. Concurrently with the execution and delivery of any Replacement Management Agreement with a Qualified Manager, Lender shall be provided with (a) a subordination of management agreement substantially in the form of the Assignment of Management Agreement (or such other form acceptable to Lender), executed and delivered to Lender by Borrower, Mortgage Borrower and such Qualified Manager at Borrower’s expense; and (b) if such replacement manager is an Affiliated Manager, Borrower shall have delivered, or cause to be delivered, to Lender, an updated Insolvency Opinion acceptable to Lender with respect to such Affiliated Manager.

“Replacement Reserve Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Required REIT Distributions” shall mean the dollar amount which must be distributed (directly or indirectly) by Mortgage Borrower to KBS Real Estate in order to enable KBS Real Estate to distribute all of KBS Real Estate’s taxable income attributable to the Properties, but only to the extent that Borrower is unable to make such distribution as a result of Mortgage Borrower’s inability to receive cash from the Properties during the existence of a Cash Management Period.

“Required Repair Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Required Repairs” shall have the meaning set forth in the Mortgage Loan Agreement.

“Reserve Fund Deposits” shall mean the amounts to be deposited into the Reserve Funds for any given month or at any other time as provided in this Agreement or in the other Loan Documents.

“Reserve Funds” shall mean the REIT Distribution Fund or any other escrow or reserve fund established by the Loan Documents.

“Reserve Rate” shall mean the rate per annum which Lender determines to be either (i) the arithmetic mean (rounded upwards if necessary to the nearest whole multiple of 1/1,000%) of the one-month United States dollar lending rates that at least three major New York City banks selected by Lender are quoting, at 11:00 a.m. (New York time) on the relevant LIBOR Determination Date, to the principal London offices of at least two of the Reference Banks, or (ii) in the event that at least two such rates are not obtained, the lowest one-month United States dollar lending rate which New York City banks selected by Lender are quoting as of 11:00 a.m. (New York time) on such LIBOR Determination Date to leading European banks.

“Responsible Officer” means with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, vice president-finance or other authorized representative of such Person.

“Restoration” shall have the meaning set forth in the Mortgage Loan Agreement.

“Restricted Party” shall mean Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal, any Guarantor, or any Affiliated Manager or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of, Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal, any Guarantor, any Affiliated Manager or any non-member manager.

“Reuters Screen LIBOR01” means the display page currently designated as Reuters Screen LIBOR01 on the Reuters Monitor Money Rates Service (or such other page as may replace such page on that service or such other service as may be nominated by the British Bankers-Association as the information vendor for the purposes of displaying British Bankers-Association Interest Settlement Rates for U.S. dollar deposits).

“Rollover Reserve Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Second Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Second Trigger Ratings” shall mean, with respect to the Counterparty (or its credit support provider, if applicable), (a) (i) if such entity is a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-2” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating, a long-term unsecured and unsubordinated debt rating or counterparty rating of “BBB+” from S&P, or (ii) if such entity is not a Financial Institution, a short-term unsecured and unsubordinated debt rating of “A-1” from S&P, or, if such entity does not have a short-term unsecured and unsubordinated debt rating, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A+” from S&P, (b) (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A3” and a short-term unsecured and unsubordinated debt rating of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating of “A3”, and (c) a long-term unsecured and unsubordinated debt rating of “BBB-” from Fitch.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2(a) hereof.

“Security Deposits” shall have the meaning set forth in the Mortgage Loan Agreement.

“Security Instrument” shall mean, with respect to each Individual Property, that certain first priority Mortgage (or Deed of Trust or Deed to Secure Debt, as applicable) and Security Agreement, executed and delivered by Mortgage Borrower as security for the Mortgage Loan and encumbering such Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 9.3 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.3 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“Special Member” shall have the meaning set forth in Section 4.1.36 hereof.

“Sprague Lease” shall mean (i) the Dial Lease or (ii) in the event that the Dial Lease has been cancelled, terminated or has otherwise expired, any replacement Lease entered into by Mortgage Borrower and approved by Lender in writing (such approval not to be unreasonably withheld, conditioned or delayed) which relates to all or substantially all of the space demised under the Dial Lease as of the date hereof.

“Spread” shall have the meaning set forth in Note.

“Spread Maintenance Premium” means, with respect to any prepayment of the Loan prior to August 15, 2009, a payment to Lender in an amount equal to the sum of the present value of each future installment of interest that would be payable under the Note on the principal amount of the Loan being prepaid from the date of such prepayment through, but excluding, August 15, 2009, assuming an interest rate equal to the Spread, discounted at an interest rate per annum equal to LIBOR as of the date of such prepayment; provided, however, no Spread Maintenance Premium shall be due in connection with the prepayment of the first $27,200,000.00 of the Loan.

“Standard Statements” shall have the meaning set forth in Section 5.1.10(h)(i) hereof.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Rate” shall mean (i) with respect to the Initial Loan Term and the First Extension Period, 6% and (ii) with respect to the Second Extension Period and the Third Extension Period, a rate per annum, which, when added to the weighted average of the Spread, the Mortgage Spread, the Mezzanine B Spread, the Mezzanine C Spread, the Mezzanine D Spread and the Mezzanine E Spread, would result in an annual Adjusted Debt Service (based on the sum of the outstanding principal balance of the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan and the Unadvanced Mezzanine E Loan Funds at the time of calculation) in an amount that would produce a Debt Service Coverage Ratio of 1.05 to 1.0 for the succeeding twelve (12) month period, based upon the projected Net Operating Income for the Properties as determined by Lender in its reasonable discretion. Lender shall determine the Strike Rate for each Extension Period no later than three (3) Business Days prior to the commencement of such Extension Period and such determination shall be conclusive and binding on Borrower absent manifest error.

“Subordination of Management Agreement” shall mean that certain Mezzanine A Subordination of Management Agreement, dated as of the Closing Date, among Lender, Borrower, Mortgage Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Substitute Allocated Loan Amount” shall have the meaning set forth in Section 2.6(j) hereof.

“Substitute Property” shall have the meaning set forth in Section 2.6 hereof.

“Survey” shall mean, with respect to an Individual Property, a survey prepared by a surveyor licensed in the State where such Individual Property is located and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.

“Syndication” shall mean the sale of all or any part of Lender's right, title and interest in, and to, and under the Loan.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in the Mortgage Loan Agreement.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“Tewksbury Land Parcel” shall mean the portion of the Tewksbury Property identified in the metes and bounds description and survey attached hereto as Exhibit P.

“Tewksbury Property” shall mean the Individual Property described in Exhibit Q attached hereto.

“Third Extension Option” shall have the meaning set forth in Section 2.2.1(b) hereof.

“Title Insurance Policy” shall have the meaning set forth in the Mortgage Loan Agreement.

“Total Allocated Amount” shall mean the aggregate sum of the Allocated Loan Amounts for all the Properties as set forth on Exhibit A attached hereto.

“Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

“Transferee” shall have the meaning set forth in Section 5.2.11 hereof.

“Transferee’s Principals” shall mean collectively, (A) Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders who directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Transferee.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York.

“UCC Financing Statements” shall mean the UCC financing statement executed in connection with the Pledge Agreement and the other Loan Documents and filed in the applicable filing offices.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in the form acceptable to Lender issued with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering such Collateral.

“Unadvanced Mezzanine E Loan Funds” shall mean, as of any date of determination, the unadvanced portion, if any, of the Mezzanine E Loan.

“Underwriter Group” shall have the meaning set forth in Section 9.2(b) hereof.

“U.S. Obligations” shall mean direct non-callable obligations of the United States of America.

“USPAP” shall mean the Uniform Standard of Professional Appraisal Practice.

“Westfield Parcel A-2” shall mean the approximately 20.744 acre portion of the Westfield Property identified as Parcel A2 on the plan attached hereto as Exhibit R.

“Westfield Property” shall mean the Individual Property described in Exhibit S attached hereto.

“Westfield Purchase Option” shall mean that certain Purchase Option Agreement and Construction Easement dated as of August 9, 2007, by and between Mortgage Borrower and Optionee, as the same may be amended in accordance with the terms hereof.

“Westminster Parcel” shall mean the portion of the Westminster Property identified in the metes and bounds description and survey attached hereto as Exhibit T.

“Westminster Property” shall mean the Individual Property described in Exhibit U attached hereto.

Section 1.2      Principles of Construction.

(a)        All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. With respect to terms defined by cross-reference to the Mortgage Loan Documents, such defined terms shall have the definitions set forth in the Mortgage Loan Documents as of the date hereof, and no modifications to the Mortgage Loan Documents shall have the effect of changing such definitions for the purpose of this Agreement unless Lender expressly agrees that such definitions as used in this Agreement have been revised or Lender consents to the modification documents. With respect to any provisions incorporated by reference herein from the Mortgage Loan Agreement, such provisions shall be deemed a part of this Agreement notwithstanding the fact that the Mortgage Loan shall no longer be effective for any reason.

(b)        All covenants, representations, terms and conditions contained in this Agreement applicable to Property or Properties shall be deemed to apply to each Individual Property individually. It shall constitute an Event of Default if any covenant, representation, term or condition contained in this Agreement is breached (beyond any applicable notice and cure periods) with respect to any single Individual Property.

II.        GENERAL TERMS

Section 2.1      Loan Commitment; Disbursement to Borrower.

2.1.1     Agreement to Lend and Borrow.

Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2    Disbursement to Borrower.

(a)      Borrowing. The Loan shall be funded in one or more advances and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

(b)      Initial Advance. Prior to the date hereof, Lender made advances of the Loan in the amount of $40,200,000.00 pursuant to the Note. Borrower hereby acknowledges and agrees that, as of the date hereof, the outstanding principal balance of the Note is $40,200,000.

(c)        Reserved.

2.1.3     The Note, Pledge Agreement and Loan Documents.

The Loan shall be evidenced by the Note and secured by the Pledge Agreement and the other Loan Documents.

2.1.4    Use of Proceeds.

Borrower shall use the proceeds of the Loan to (a) make an equity contribution to Mortgage Borrower in order to cause the Mortgage Borrower to use such amounts for any use permitted pursuant to Section 2.1.4 of the Mortgage Loan Agreement, (b) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender and (c) to distribute the balance, if any, to the Mezzanine B Borrower.

Section 2.2      Interest; Loan Payments; Late Payment Charge.

2.2.1    Payments.

(a)        Interest. Interest on the outstanding principal balance of the Note shall accrue from April 15, 2008 to the end of the Interest Period in which the Maturity Date occurs at the Applicable Interest Rate. Monthly installments of interest only shall be paid on each Payment Date commencing on May 9, 2008 and on each subsequent Payment Date thereafter up to and including the Maturity Date for the Interest Period in which such Payment Date or Maturity Date occurs. The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable on the Maturity Date, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through the end of the Interest Period in which the Maturity Date occurs (even if such period extends beyond the Maturity Date).

(b)        Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the initial Maturity Date for three (3) successive terms (each, an “Extension Option”) of one (1) year each (each, an “Extension Period”) to (x) the Payment Date occurring in August, 2010, (the “First Extension Option”) (y) the Payment Date occurring in August, 2011 (the “Second Extension Option”) and (z) the Payment Date occurring in August, 2012 (the “Third Extension Option”) (each such date, the “Extended Maturity Date”), respectively, and, as to each Extension Option, upon satisfaction of the following terms and conditions:

(i)          no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and on the date that the applicable Extension Period is commenced;

(ii)          Borrower shall notify Lender of its irrevocable election to extend the Maturity Date as aforesaid not earlier than one hundred twenty (120) days and no later than sixty (60) days prior to the then applicable Maturity Date;

(iii)          in connection with the exercise of each Extension Option, Borrower shall have paid to Lender the Extension Fee prior to the commencement of the applicable Extension Period;

(iv)          Mortgage Borrower shall have obtained and delivered to Mortgage Lender prior to the commencement of the applicable Extension Period, one or more Replacement Interest Rate Cap Agreements (as defined in the Mortgage Loan Agreement), which Replacement Interest Rate Cap Agreements (as defined in the Mortgage Loan Agreement) shall be effective commencing on the first day of such Extension Period and shall have a maturity date not earlier than the next succeeding Extended Maturity Date;

(v)           in connection with each Extension Option, Borrower shall have delivered to Lender together with its notice pursuant to subsection (b)(ii) of this Section 2.2.1 and as of the commencement of the applicable Extension Option, an Officer’s Certificate in form reasonably acceptable to the Lender certifying that each of the representations and warranties of Borrower contained in the Loan Documents is true, complete and correct in all material respects as of the date of such Officer’s Certificate except to the extent such representations and warranties are matters which by their nature can no longer be true and correct as a result of the passage of time;

(vi)         in connection with the Second Extension Option and the Third Extension Option, the Debt Service Coverage Ratio ending on the last day of the Monthly Reporting Period preceding the month in which the applicable extension period is to commence is equal to or greater than 1.05 to 1.0;

(vii)        in connection with the Third Extension Option, Borrower shall have delivered evidence acceptable to Lender that either (i) the Trigger Date (as defined in the Devens Repurchase Agreement) is no earlier than September 29, 2012 or (ii) that the Devens Repurchase Agreement has been terminated and released of record by the MDFA pursuant to Section 4(n) of the Devens Repurchase Agreement;

(viii)        the Mortgage Loan Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mortgage Loan Agreement;

(ix)          the Mezzanine B Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine B Loan Agreement;

(x)          the Mezzanine C Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine C Loan Agreement;

(xi)          the Mezzanine D Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine D Loan Agreement; and

(xii)         the Mezzanine E Extension Option corresponding to the applicable Extension Period shall have been exercised in accordance with the terms of the Mezzanine E Loan Agreement.

(c)        All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the applicable Extended Maturity Date in the event the applicable Extension Option is exercised.

(d)        All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.

2.2.2     Interest Calculation.

Interest on the outstanding principal balance of the Note shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate divided by three hundred sixty (360) by (c) the outstanding principal balance.

2.2.3    Eurodollar Rate Unascertainable; Illegality; Increased Costs.

(a)        (i) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period, with a written confirmation of such determination promptly thereafter. If such notice is given, the Loan shall bear interest at the Adjusted Prime Rate beginning on the first day of the next succeeding Interest Period.

            (ii) If, pursuant to the terms of this Section 2.2.3, the Loan is bearing interest at the Adjusted Prime Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower by telephone of such determination, confirmed in writing, to Borrower as soon as reasonably practical, but in no event later than one (1) Business Day prior to the last day of the then current Interest Period. If such notice is given, the Loan shall bear interest at the Eurodollar Rate beginning on the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to have the Loan bear interest at either the Eurodollar Rate or the Adjusted Prime Rate.

(b)        If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender in good faith to make or maintain the portion of the Loan bearing interest at the Eurodollar Rate, (I) the obligation of Lender hereunder to make the Loan bearing interest at the Eurodollar Rate shall be canceled forthwith and (II) the Loan shall automatically bear interest at the Adjusted Prime Rate on the next succeeding Payment Date or within such earlier period as required by Applicable Law. Borrower hereby agrees promptly to pay Lender (within ten (10) days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for any reasonable costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder. Upon written demand from Borrower, Lender shall demonstrate in reasonable detail the circumstances giving rise to Lender’s determination and the calculation substantiating the Adjusted Prime Rate and any additional costs incurred by Lender in making the conversion. Lender’s or written notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(c)        In the event that any change in any requirement of any Applicable Law or in the interpretation or application thereof, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued from any Governmental Authority which is generally applicable to all Lenders subject to such Governmental Authority’s jurisdiction:

(i)          shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii)          shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or

(iii)         shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter impose on Lender any other condition, the result of which is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender (within ten (10) days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(c), Lender shall provide Borrower with written notice specifying in reasonable detail the event or circumstance by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under the Note, this Agreement and the other Loan Documents. Provided that no Event of Default has occurred and is continuing, if Lender is entitled to and has demanded compensation or other amounts pursuant to this Sections 2.2.3(c), Lender agrees that it will, if requested by Borrower in writing and at Borrower’s sole cost and expense, use commercially reasonable efforts (subject to overall policy considerations of Lender and legal and regulatory restrictions) to designate another lending office for the Loan, if such designation will avoid the need for, or reduce the amount of, such compensation or other charges and will not, in the sole opinion of Lender, be disadvantageous to Lender.

(d)        Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (I) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at the Eurodollar Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate, (II) any prepayment (whether voluntary or mandatory) of the Loan on a day that is not a Payment Date, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate hereunder and (III) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from the Eurodollar Rate to the Adjusted Prime Rate with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the Eurodollar Rate on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate hereunder (the amounts referred to in clauses (I), (II) and (III) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4    Payment on Maturity Date.

Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents, including, without limitation, all interest that would accrue on the outstanding principal balance of the Loan through and including the end of the Interest Period in which the Maturity Date occurs (even if such Interest Period extends beyond the Maturity Date).

2.2.5    Payments after Default.

Upon the occurrence and during the continuance of an Event of Default, (a) interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein and (b) Lender shall be entitled to receive and Borrower shall pay to Lender on each Payment Date an amount equal to the Net Cash Flow After Debt Service for the prior

Monthly Reporting Period, such amount to be applied by Lender to the payment of the Debt in such order as Lender shall determine in its sole discretion, including, without limitation, alternating applications thereof between interest and principal. Interest at the Default Rate and Net Cash Flow After Debt Service shall both be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Pledge Agreement. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment of Net Cash Flow After Debt Service shall not be deemed to cure or constitute a waiver of any Event of Default; and Lender retains its rights under the Note to accelerate and to continue to demand payment of the Debt upon the happening of any Event of Default, despite any payment of Net Cash Flow After Debt Service.

2.2.6    Late Payment Charge.

If any principal, interest or any other sums due under the Loan Documents is not paid by Borrower on the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents to the extent permitted by Applicable Law.

2.2.7    Usury Savings.

This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.8    Indemnified Taxes.

(a)        All payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, Indemnified Taxes, excluding (i)

Indemnified Taxes measured by Lender’s net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Lender is resident or organized, or any political subdivision thereof, (ii) taxes measured by Lender’s overall net income, and franchise taxes imposed on it, by the jurisdiction of Lender’s applicable lending office or any political subdivision thereof or in which Lender is resident or engaged in business, and (iii) withholding taxes imposed by the United States of America, any state, commonwealth, protectorate territory or any political subdivision or taxing authority thereof or therein as a result of the failure of Lender which is a Non-U.S. Entity to comply with the terms of paragraph (b) below. If any non excluded Indemnified Taxes are required to be withheld from any amounts payable to Lender hereunder, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all non excluded Indemnified Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any non excluded Indemnified Tax is payable pursuant to Applicable Law by Borrower, Borrower shall send to Lender an original official receipt showing payment of such non excluded Indemnified Tax or other evidence of payment reasonably satisfactory to Lender. Borrower hereby indemnifies Lender for any incremental taxes, interest or penalties that may become payable by Lender which may result from any failure by Borrower to pay any such non excluded Indemnified Tax when due to the appropriate taxing authority or any failure by Borrower to remit to Lender the required receipts or other required documentary evidence.

(b)        In the event that Lender or any successor and/or assign of Lender is not incorporated under the laws of the United States of America or a state thereof (a “Non-U.S. Entity”) Lender agrees that, prior to the first date on which any payment is due such entity hereunder, it will deliver to Borrower two duly completed copies of United States Internal Revenue Service Form W 8BEN or W 8ECI or successor applicable form, as the case may be, certifying in each case that such entity is entitled to receive payments under the Note, without deduction or withholding of any United States federal income taxes. Each entity required to deliver to Borrower a Form W 8BEN or W 8ECI pursuant to the preceding sentence further undertakes to deliver to Borrower two further copies of such forms, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such form expires (which, in the case of the Form W 8ECI, is the last day of each U.S. taxable year of the Non-U.S. Entity) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and such other extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W 8BEN or W 8ECI that such entity is entitled to receive payments under the Note without deduction or withholding of any United States federal income taxes, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such entity from duly completing and delivering any such form with respect to it and such entity advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

Section 2.3      Prepayments.

2.3.1    Voluntary Prepayments.

On any Payment Date, Borrower may, at its option, prepay the Loan in whole or in part, upon satisfaction of the following conditions:

(a)        Borrower shall provide prior written notice to Lender (which notice shall be irrevocable) specifying the Payment Date (the “Prepayment Date”) upon which the prepayment is to be made, which notice shall be delivered to Lender not less than twenty (20) Business Days prior to such payment;

(b)        Borrower shall pay to Lender, simultaneously with such prepayment (including any prepayment made pursuant to Section 2.5 hereof), (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date together with an amount equal to the interest that would have accrued at the Applicable Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (ii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i); (iii) the Prepayment Premium, if any, (iv) the Spread Maintenance Premium, if any and (iv) all other sums then due under this Agreement, the Note or the other Loan Documents;

(c)        each prepayment shall be in an aggregate principal amount of $1,000,000.00 or any integral multiple of $100,000.00 in excess thereof, unless such prepayment is a prepayment in full of the Loan;

(d)        Mortgage Borrower simultaneously prepays a pro rata portion of the Mortgage Loan pursuant to the Mortgage Loan Agreement;

(e)        Mezzanine B Borrower simultaneously prepays a pro rata portion of the Mezzanine B Loan pursuant to the Mezzanine B Loan Agreement;

(f)        Mezzanine C Borrower simultaneously prepays a pro rata portion of the Mezzanine C Loan pursuant to the Mezzanine C Loan Agreement;

(g)        Mezzanine D Borrower simultaneously prepays a pro rata portion of the Mezzanine D Loan pursuant to the Mezzanine D Loan Agreement; and

(h)        Mezzanine E Borrower simultaneously prepays a pro rata portion of the Mezzanine E Loan pursuant to the Mezzanine E Loan Agreement.

If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.3.1, the amount designated for prepayment and all other sums required under this Section 2.3.1 shall be due and payable on the Prepayment Date. Notwithstanding the foregoing, Borrower shall be permitted the right to rescind and revoke or postpone its notice of prepayment given in accordance with this Section 2.3.1, provided that (i) a written notice of such rescission and revocation or postponement is received by Lender no later than three (3) Business Days prior to the Prepayment Date and (ii) Borrower pays all Breakage Costs and all of Lender’s reasonable out-of-pocket costs and expenses incurred as a result of Lender’s receipt of such notice of prepayment and Borrower’s failure to prepay all or any portion of the unpaid principal balance of the Note.

2.3.2    Liquidation Events.

(a)        In the event of (i) any Casualty to all or any portion of any Individual Property, (ii) any Condemnation of all or any portion of any Individual Property, (iii) a Transfer of any Individual Property in connection with realization thereon by the Mortgage Lender following a Mortgage Loan Event of Default, including without limitation a foreclosure sale, or (iv) any refinancing of any Individual Property or the Mortgage Loan (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited directly into an account designated by Lender. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, if such date is a Payment Date, such Net Liquidation Proceeds After Debt Service shall be applied to the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service, together with interest that would have accrued on such amount through the next Payment Date and all other sums then due. In the event Lender receives a distribution of Net Liquidation Proceeds After Debt Service on a date other than a Payment Date, such amounts shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Payment Date.

(b)        Borrower shall immediately notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Individual Property on the date on which a contract of sale for such sale is entered into, and a foreclosure sale, on the date notice of such foreclosure sale is given, and (ii) a refinancing of any Individual Property or the Mortgage Loan, on the date on which a commitment for such refinancing is entered into. The provisions of this Section 2.3.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan or Transfer of the Property set forth in this Agreement and the other Loan Documents or Mortgage Loan Documents.

2.3.3    Prepayments After Default.

If, during the existence of an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender during the existence of an Event of Default (including, without limitation, through application of any Net Liquidation Proceeds After Debt Service), Borrower shall pay in addition to the Debt, (a) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date together with an amount equal to the interest that would have accrued at the Applicable Interest Rate on the amount of principal being prepaid through the end of the Interest Period in which such prepayment occurs, notwithstanding that such Interest Period extends beyond the date of prepayment, (b) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (a), (c) the Prepayment Premium, if any, (d) the Spread Maintenance Premium, if any, and (e) all other sums due under this

Agreement, the Note or the other Loan Documents in connection with a partial or total prepayment.

2.3.4    Making of Payments.

Each payment by Borrower hereunder or under the Note shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 12:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date.

2.3.5    Application of Prepayments.

All prepayments received pursuant to this Section 2.3 and Sections 2.5, 2.6, 2.7 and 8.1(b) hereof shall be applied as follows: (a) first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, (b) second, to interest on the outstanding principal balance being prepaid that would have accrued through the end of the Interest Period in which the prepayment occurred, notwithstanding that such Interest Period extends beyond the date of prepayment, and (c) third, to the outstanding principal balance of the Loan. Notwithstanding anything to the contrary contained herein, upon the occurrence and during the continuance of an Event of Default, all prepayments shall be applied in such order and priority as Lender shall determine in its sole discretion.

Section 2.4      Interest Rate Cap Agreement.

(a)        Only in the event that the Mortgage Loan has been paid in full or Mortgage Borrower is in violation of its obligations of Section 2.4 of the Mortgage Loan Agreement shall the terms of this Section 2.4 be applicable. Borrower shall obtain, or cause to be obtained, and shall thereafter maintain in effect, an Interest Rate Cap Agreement with an Acceptable Counterparty, which shall (i) be coterminous with the Loan and the Mortgage Loan, (ii) have a notional amount which shall not at any time be less than the sum of (A) the outstanding principal balance of the Loan, (B) the outstanding principal balance of the Mortgage Loan, (C) the outstanding principal balance of the Mezzanine B Loan, (D) the outstanding principal balance of the Mezzanine C Loan, (E) the outstanding principal balance of the Mezzanine D Loan, (F) the outstanding principal balance of the Mezzanine E Loan, and (G) the Unadvanced Mezzanine E Loan Funds, and (iii) at all times have a strike rate equal to the Strike Rate. The Counterparty shall be obligated under the Interest Rate Cap Agreement to make monthly payments equal to the excess of one (1) month LIBOR over the Strike Rate, calculated on the notional amount. The notional amount of the Interest Rate Cap Agreement may be reduced from time to time in amounts equal to any prepayment of the principal of the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan or the Mezzanine E Loan in accordance with Section 2.3 and Section 2.5 of this Agreement, the Mortgage Loan Agreement, the Mezzanine B Loan

Agreement, the Mezzanine C Loan Agreement, the Mezzanine D Loan Agreement or the Mezzanine E Loan Agreement, as applicable.

(b)        Borrower shall collaterally assign to Lender pursuant to an Assignment of Interest Rate Cap Agreement substantially in the form annexed hereto as Exhibit V, all of its right, title and interest under the Interest Rate Cap Agreement (and any related guarantee, if any) (i) to any and all payments, and (ii) to any and all collateral posted by the Counterparty pursuant to the Interest Rate Cap Agreement. Borrower shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement and notify the Counterparty of such collateral assignment (either in such Interest Rate Cap Agreement or by separate instrument). The Counterparty shall agree in writing to make all payments it is required to make under the Interest Rate Cap Agreement directly to an account specified by Lender. At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall promptly execute and deliver at Borrower’s sole cost and expense, such documents as may be required to evidence Lender’s release of Lender’s security interest in the Interest Rate Cap Agreement and to notify the Counterparty of such release.

(c)        Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty (or its credit support provider, if applicable) under the Interest Rate Cap Agreement shall be deposited immediately into an account specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(d)        In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below the First Trigger Ratings with respect to any of the Rating Agencies, the Counterparty shall post collateral pursuant to the Interest Rate Cap Agreement within ten (10) Business Days following such downgrade, withdrawal or qualification.

(e)        In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or any Replacement Interest Cap Agreement as and when required hereunder, Lender may purchase such Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is paid by Borrower to Lender.

(f)        Each Interest Rate Cap Agreement shall expressly provide that in the event of any downgrade, withdrawal or qualification of the rating of the Counterparty (or its credit support provider, if applicable) below the Second Trigger Ratings with respect to any of the Rating Agencies, the Counterparty shall, while posting collateral pursuant to the Interest Rate Cap Agreement, either (i) transfer the Interest Rate Cap Agreement to a replacement Acceptable Counterparty, or (ii) procure a guarantee from an entity whose credit ratings from the Rating Agencies are at least equal to the First Trigger Ratings, within thirty (30) calendar days following such downgrade, withdrawal or qualification, all as set forth in the Interest Rate Cap Agreement.

(g)        In connection with an Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion of counsel from counsel for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(1)     the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(2)     the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent Organizational Documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(3)     all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(4)     the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.5      Release of Property.

2.5.1    Release of Individual Property.

Provided no Event of Default has occurred and is continuing, Borrower may (i) cause Mortgage Borrower to obtain the release of an Individual Property from the Lien of the Security Instrument thereon (and related Mortgage Loan Documents) and (ii) obtain the release of Borrower’s obligations under the Loan Documents with respect to such Individual Property (other than those expressly stated to survive) on any Business Day not falling within a Release Lock-Out Period, but only upon the satisfaction of each of the following conditions:

(a)        Borrower shall provide Lender with at least twenty (20) Business Days but no more than ninety (90) days prior written notice of its request to obtain a release of such Individual Property. Notwithstanding the foregoing, Borrower shall be permitted the right to rescind and revoke or postpone such notice, provided that Borrower pays all Breakage Costs and all of Lender’s reasonable out-of-pocket costs and expenses incurred as a result of Lender’s receipt of Borrower’s notice of its request to obtain a release of an Individual Property and Borrower’s failure to prepay all or any portion of the unpaid principal balance of the Note;

(b)        (i) Borrower shall have delivered evidence satisfactory to Lender that Mortgage Borrower has simultaneously complied with all of the terms and conditions set forth in Section 2.5.1 of the Mortgage Loan Agreement with respect to a release of the Security Instrument corresponding to the release requested pursuant to this Section 2.5.1 and Mortgage Lender has delivered (or is simultaneously delivering) such release to Mortgage Borrower; (ii) Mezzanine B Borrower shall have delivered satisfactory evidence to Mezzanine B Lender that Mezzanine B Borrower has simultaneously complied with all of the terms and conditions set forth in Section 2.5.1 of the Mezzanine B Loan Agreement with respect to a release of Mezzanine B Borrower’s obligations under the Mezzanine B Loan Documents with respect to the Individual Property to be released pursuant to this Section 2.5.1 and Mezzanine B Lender has delivered (or is simultaneously delivering) such release to Mezzanine B Borrower, (iii) Mezzanine C Borrower shall have delivered satisfactory evidence to Mezzanine C Lender that Mezzanine C Borrower has simultaneously complied with all of the terms and conditions set forth in Section 2.5.1 of the Mezzanine C Loan Agreement with respect to a release of Mezzanine C Borrower’s obligations under the Mezzanine C Loan Documents with respect to the Individual Property to be released pursuant to this Section 2.5.1 and Mezzanine C Lender has delivered (or is simultaneously delivering) such release to Mezzanine C Borrower; (iv) Mezzanine D Borrower shall have delivered satisfactory evidence to Mezzanine D Lender that Mezzanine D Borrower has simultaneously complied with all of the terms and conditions set forth in Section 2.5.1 of the Mezzanine D Loan Agreement with respect to a release of Mezzanine D Borrower’s obligations under the Mezzanine D Loan Documents with respect to the Individual Property to be released pursuant to this Section 2.5.1 and Mezzanine D Lender has delivered (or is simultaneously delivering) such release to Mezzanine D Borrower; and (v) Mezzanine E Borrower shall have delivered satisfactory evidence to Mezzanine E Lender that Mezzanine E Borrower has simultaneously complied with all of the terms and conditions set forth in Section 2.5.1 of the Mezzanine E Loan Agreement with respect to a release of Mezzanine E Borrower’s obligations under the Mezzanine E Loan Documents with respect to the Individual Property to be released pursuant to this Section 2.5.1 and Mezzanine E Lender has delivered (or is simultaneously delivering) such release to Mezzanine E Borrower.

(c)        Intentionally deleted;

(d)        Lender shall have received a wire transfer of immediately available federal funds in an amount equal to the Release Price for the applicable Individual Property,

together with all other sums due under Section 2.3.1 hereof in connection with such prepayment (collectively, the “Property Release Prepayment”);

(e)        Intentionally deleted;

(f)        After giving effect to such release, Lender shall have determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Security Instruments shall be at least equal to: (i) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid twenty percent (20%) or less of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, the Debt Service Coverage Ratio as of the Closing Date or (ii) if, after giving effect to the proposed release of such Individual Property, Borrower shall have prepaid more than twenty percent (20%) of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, the greater of (A) the Debt Service Coverage Ratio as of the Closing Date and (B) the Debt Service Coverage Ratio for all of the then remaining Properties (including the Individual Property to be released) ending on the last day of the Monthly Reporting Period preceding the release of the Individual Property (the “DSCR Release Test”). Notwithstanding the foregoing, the DSCR Release Test shall be deemed satisfied provided that the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan have each been prepaid (or an amount has been delivered to Lender, Mortgage Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and Mezzanine E Lender to be applied towards the prepayment of the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan pursuant to the terms of the Loan Documents, the Mortgage Loan Documents, the Mezzanine B Loan Documents, the Mezzanine C Loan Documents, the Mezzanine D Loan Documents and the Mezzanine E Loan Documents) in an aggregate amount equal to the DSCR Release Payment, with Lender receiving, in addition to the sums required to be delivered to Lender pursuant to Section 2.5.1(d) hereof, a portion of the DSCR Release Payment equal to the Pro-Rata DSCR Prepayment, together with all other sums due under Section 2.3.1 hereof in connection with such prepayment (collectively, the “DSCR Satisfaction Prepayment”);

(g)        Lender shall have received evidence that the Individual Property to be released shall be conveyed (i) to a bona fide, independent third party not affiliated with Borrower pursuant to an arms-length transaction or (ii) with Lender’s prior written consent (such consent not to be unreasonably withheld), to an affiliate of Borrower (other than Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower or Mezzanine E Principal) pursuant to a contract that is commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(h)        In the event that the Individual Property to be released is a Penn Traffic Property, Borrower shall have either (i) caused Mortgage Borrower to previously obtain (or shall cause Mortgage Borrower to simultaneously obtain with the release of such

Individual Property) the release of all the Penn Traffic Properties from the Lien of the applicable Security Instruments pursuant to Section 2.5.1 of the Mortgage Loan Agreement and Borrower has satisfied (or is simultaneously satisfying) obtaining the release of Borrower’s obligations with respect to such Penn Traffic Properties pursuant to this Section 2.5.1 or (ii) delivered to Lender a fully executed amendment to the Penn Traffic Lease which provides for the removal of such Individual Property from the premises demised to Penn Traffic pursuant to the terms of the Penn Traffic Lease and a reduction of the rent due thereunder (which reduction shall in no event be greater than the portion of the rent allocated to such Individual Property pursuant to the terms of the Penn Traffic Lease).

(i)        Lender shall have received payment of all its reasonable out-of-pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of Borrower’s obligations with respect to such Individual Property.

Each Property Release Prepayment and DSCR Satisfaction Prepayment, if any, delivered in connection with the release of an Individual Property shall be applied by Lender in accordance with Section 2.3 hereof on the day that Borrower satisfies all of the conditions set forth in this Section 2.5.1.

2.5.2    Release of Out-Parcels.

(a)        Provided no Event of Default has occurred and is continuing, Borrower may (A) cause Mortgage Borrower to obtain the release of an Out-Parcel from the Lien of the Security Instrument thereon (and related Mortgage Loan Documents) and (B) obtain the release of Borrower’s obligations under the Loan Documents with respect to such Out-Parcel (other than those expressly stated to survive) on any Business Day not falling within a Release Lock-Out Period, but only upon the satisfaction of each of the following conditions:

(i)          Borrower shall provide Lender with at least twenty (20) Business Days but no more than ninety (90) days prior written notice of its request to obtain a release of the Out-Parcel. Notwithstanding the foregoing, Borrower shall be permitted the right to rescind and revoke or postpone such notice, provided that Borrower pays all Breakage Costs and all of Lender’s reasonable out-of-pocket costs and expenses incurred as a result of Lender’s receipt of Borrower’s notice of its request to obtain a release of an Out-Parcel and Borrower’s failure to prepay all or any portion of the unpaid principal balance of the Note;

(ii)         Borrower shall have delivered evidence that would be reasonably satisfactory to a prudent institutional mezzanine loan lender that (A) (1) Mortgage Borrower has complied with all of the terms and conditions set forth in Section 2.5.2 of the Mortgage Loan Agreement with respect to a release of the Out-Parcel to be released pursuant to Section 2.5.2 of the Mortgage Loan Agreement and (2) Mortgage Lender has delivered (or is simultaneously delivering) such release to Mortgage Borrower; (B) (1) Mezzanine B Borrower has complied with all of the terms and conditions set forth in Section 2.5.2 of the Mezzanine B Loan Agreement with respect to a release of Mezzanine B Borrower’s obligations under the Mezzanine B Loan Documents as to the Out-Parcel to be released pursuant to this Section 2.5.2 and (2) Mezzanine B Lender has delivered (or is simultaneously delivering) such release to Mezzanine B Borrower; (C) (1) Mezzanine C Borrower has complied with all of the terms and conditions set forth in Section 2.5.2 of the Mezzanine C Loan Agreement with respect to a release of Mezzanine C Borrower’s obligations under the Mezzanine C Loan Documents as to the Out-Parcel to be released pursuant to this Section 2.5.2 and (2) Mezzanine C Lender has delivered (or is simultaneously delivering) such release to Mezzanine C Borrower; (D) (1) Mezzanine D Borrower has complied with all of the terms and conditions set forth in Section 2.5.2 of the Mezzanine D Loan Agreement with respect to a release of Mezzanine D Borrower’s obligations under the Mezzanine D Loan Documents as to the Out-Parcel to be released pursuant to this Section 2.5.2 and (2) Mezzanine D Lender has delivered (or is simultaneously delivering) such release to Mezzanine D Borrower; and (E) (1) Mezzanine E Borrower has complied with all of the terms and conditions set forth in Section 2.5.2 of the Mezzanine E Loan Agreement with respect to a release of Mezzanine E Borrower’s obligations under the Mezzanine E Loan Documents as to the Out-Parcel to be released pursuant to this Section 2.5.2 and (2) Mezzanine E Lender has delivered (or is simultaneously delivering) such release to Mezzanine E Borrower;

(iii)         Intentionally deleted.

(iv)         Lender shall have received a wire transfer of immediately available federal funds in an amount equal to the Out-Parcel Price for the applicable Out-Parcel, together with all other sums due under Section 2.3.1 hereof in connection with such prepayment (collectively, the “Out-Parcel Prepayment”);

(v)          After giving effect to such release, Lender shall have determined that the Debt Service Coverage Ratio for the Properties then remaining subject to the Liens of the Security Instruments shall be at least equal to: (A) if, after giving effect to the proposed release of such Out-Parcel, Borrower shall have prepaid twenty percent (20%) or less of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, the Debt Service Coverage Ratio as of the Closing Date or (B) if, after giving effect to the proposed release of such Out-Parcel, Borrower shall have prepaid more than twenty percent (20%) of the maximum principal balance of the Loan in connection with the release of Properties and/or Out-Parcels pursuant to Section 2.5 hereof, the greater of (1) the Debt Service Coverage Ratio as of the Closing Date and (2) the Debt Service Coverage Ratio for all of the then remaining Properties (including the portion thereof containing the Out-Parcel to be released) ending on the last day of the Monthly Reporting Period preceding the release of the Out-Parcel (the “Out-Parcel DSCR Test”). Notwithstanding the foregoing, the Out-Parcel DSCR Test shall be deemed satisfied provided that the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the

Mezzanine D Loan and the Mezzanine E Loan have each been prepaid (or an amount has been delivered to Lender, Mortgage Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and Mezzanine E Lender to be applied towards the prepayment of the Loan, the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan pursuant to the terms of the Loan Documents, the Mortgage Loan Documents, the Mezzanine B Loan Documents, the Mezzanine C Loan Documents, the Mezzanine D Loan Documents and the Mezzanine E Loan Documents) in an aggregate amount equal to the Out-Parcel DSCR Payment, with Lender receiving, in addition to the sums required to be delivered to Lender pursuant to Section 2.5.2(a)(iv) hereof, a portion of the Out-Parcel DSCR Payment equal to the Pro-Rata DSCR Prepayment, together with all other sums due under Section 2.3.1 hereof in connection with such prepayment (collectively, the “Out-Parcel DSCR Satisfaction Prepayment”);

(vi)         Lender shall have received evidence that would be reasonably satisfactory to a prudent institutional mezzanine loan lender that the Out-Parcel to be released shall be conveyed (A) to a bona fide, independent third party not affiliated with Borrower pursuant to an arms-length transaction or (B) with Lender’s prior written consent (such consent not to be unreasonably withheld), to an affiliate of Borrower (other than Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower or Mezzanine E Principal) pursuant to a contract that is commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties;

(vii)         Borrower shall have delivered evidence that would be reasonably acceptable to a prudent institutional mezzanine loan lender that, immediately after giving effect to the release of Borrower’s obligations under the Loan Documents with respect to the Out-Parcel and release of the Security Instrument as to the Out-Parcel, the portion of the Individual Property remaining encumbered by the applicable Security Instrument and for which Borrower’s obligations remain unaffected hereunder (the “Remaining Property”) shall (A) comply in all respects with all applicable Legal Requirements, including, without limitation, all applicable zoning and building laws, rules, ordinances and regulations, (B) constitute one or more separate tax lots, and (C) be legally subdivided;

(viii)        Borrower shall have provided Lender with evidence that would be reasonably satisfactory to a prudent institutional mezzanine loan lender that, other than the Permitted Encumbrances, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Remaining Property;

(ix)          Borrower shall have delivered evidence that would be reasonably acceptable to a prudent institutional mezzanine loan lender that Mortgage Borrower has entered into all reciprocal easements, cross-easements and mutual or non-exclusive easements (each of which shall be in form and substance reasonably acceptable to Lender) for ingress, egress, access, pedestrian walkways, parking, traffic flow, drainage, utilities and services shared by the Out-Parcel and the Remaining Property (each an “REA” and, collectively, the “REAs”) which may be required by any Governmental Authority or which may be necessary for the operation of the Remaining Property or which may be required under any Lease in effect at the Remaining Property at the time of the release of the Out-Parcel;

(x)          In the event that Mortgage Borrower has entered into any beneficial REAs pursuant to clause (ix) of this Section 2.5.2(a), Borrower shall have delivered an endorsement to the Owner’s Title Policy that adds such REAs to the description of the insured estate, which endorsement shall be issued by the title insurance company that issued the Title Insurance Policy relating to the Remaining Property;

(xi)         Borrower shall have delivered to Lender evidence that would be reasonably satisfactory to a prudent institutional mezzanine loan lender that the release of the Out-Parcel will not violate any term or provision of any Lease in effect at the Remaining Property at the time of the release of the Out-Parcel;

(xii)        Borrower shall have delivered, or caused to be delivered, a survey of the Out-Parcel and the Remaining Property, which survey shall include a metes and bounds description of the Out-Parcel and the Remaining Property and shall otherwise be in such form as would be reasonably satisfactory to a prudent institutional mezzanine loan lender in all respects;

(xiii)        In the event that the Out-Parcel is occupied, incoming producing or has Improvements located thereon, Borrower shall have delivered to Lender a fully executed amendment to each Lease, if any, that demises space at both the Out-Parcel and the Remaining Space, which amendment shall provide for the removal of the space demised under such Lease that is located on the Out-Parcel and a reduction of the rent due thereunder (which reduction shall in no event be greater than the income attributed to such space in the Appraisal for such Out-Parcel that was delivered to and approved by Lender as of the date hereof), such amendment shall be in such form and substance as would be reasonably satisfactory to a prudent institutional mortgage loan lender in all respects;

(xiv)        if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the release of the Out-Parcel does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust; and

(xvi)        Lender shall have received payment of all its reasonable out-of-pocket costs and expenses, including Rating Agency fees, due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Out-Parcel and the review and approval of the documents and information required to be delivered in connection therewith.

Each Out-Parcel Prepayment and Out-Parcel DSCR Satisfaction Prepayment, if any, delivered in connection with the release of an Out-Parcel shall be applied by Lender in accordance with Section 2.3 hereof on the day that Borrower satisfies all of the conditions set forth in this Section 2.5.2(a).

(b)        Intentionally deleted.

2.5.3    Release of Westfield Parcel A-2.

Borrower may (A) cause Mortgage Borrower to obtain the release of Westfield Parcel A-2 from the Lien of the Security Instrument thereon (and related Mortgage Loan Documents) and (B) obtain the release of Borrower’s obligations under the Loan Documents with respect to Westfield Parcel A-2 (other than those expressly stated to survive) upon the satisfaction of the following conditions precedent:

(a)        Borrower shall have delivered written evidence that would be reasonably acceptable to a prudent institutional mezzanine loan lender that Optionee has exercised its right to purchase Westfield Parcel A-2 pursuant to and in accordance with the Westfield Purchase Option.

(b)        Lender shall have received at least thirty (30) days prior written notice requesting the release of Westfield Parcel A-2.

(c)        Borrower shall have delivered evidence that would be reasonably satisfactory to a prudent institutional mezzanine loan lender that (i) (1) Mortgage Borrower has complied with all of the terms and conditions set forth in Section 2.5.3 of the Mortgage Loan Agreement with respect to the release requested pursuant to this Section 2.5.3 and (2) Mortgage Lender has delivered (or is simultaneously delivering) such release to Mortgage Borrower; (ii) (1) Mezzanine B Borrower has complied with all of the terms and conditions set forth in Section 2.5.3 of the Mezzanine B Loan Agreement with respect to the release requested pursuant to this Section 2.5.3 and (2) Mezzanine B Lender has delivered (or is simultaneously delivering) such release to Mezzanine B Borrower; (iii) (1) Mezzanine C Borrower has complied with all of the terms and conditions set forth in Section 2.5.3 of the Mezzanine C Loan Agreement with respect to the release requested pursuant to this Section 2.5.3 and (2) Mezzanine C Lender has delivered (or is simultaneously delivering) such release to Mezzanine C Borrower; (iv) (1) Mezzanine D Borrower has complied with all of the terms and conditions set forth in Section 2.5.3 of the Mezzanine D Loan Agreement with respect to the release requested pursuant to this Section 2.5.3 and (2) Mezzanine D Lender has delivered (or is simultaneously delivering) such release to Mezzanine D Borrower; and (v) (1) Mezzanine E Borrower has complied with all of the terms and conditions set forth in Section 2.5.3 of the Mezzanine E Loan Agreement with respect to the release requested pursuant to this Section 2.5.3 and (2) Mezzanine E Lender has delivered (or is simultaneously delivering) such release to Mezzanine E Borrower.

(d)        Lender shall have received (i) a copy of a deed conveying all of Mortgage Borrower’s right, title and interest in and to Westfield Parcel A-2 to Optionee pursuant to the terms of the Westfield Purchase Option and (ii) a letter from Mortgage Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which Westfield Parcel A-2 is located.

(e)        Borrower shall have delivered evidence that would be reasonably acceptable to a prudent institutional mezzanine loan lender that, immediately after giving effect to the release of the Westfield Parcel A-2, the portion of the Westfield Property remaining encumbered by the applicable Security Instrument and for which Borrower’s obligations remain unaffected hereunder (the “Remaining Westfield Collateral”) shall (A) comply in all respects with all applicable Legal Requirements, including, without limitation, all applicable zoning and building laws, rules, ordinances and regulations, (B) constitute one or more separate tax lots, and (C) be legally subdivided;

(f)        Borrower shall have provided Lender with evidence that would be reasonably satisfactory to a prudent institutional mezzanine loan lender that, other than the Permitted Encumbrances, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Remaining Westfield Collateral;

(g)        Borrower shall have delivered, or caused to be delivered, a survey of the Westfield Parcel A-2 and the Remaining Westfield Collateral, which survey shall include a metes and bounds description of the Westfield Parcel A-2 and the Remaining Westfield Collateral and shall otherwise be in such form as would be reasonably satisfactory to a prudent institutional mezzanine loan lender in all respects;

(h)        Borrower shall have (or shall have caused to be) paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release of Westfield Parcel A-2 pursuant to this Section 2.5.3 and Borrower shall have paid all reasonable costs and expenses of the Rating Agencies incurred in connection with the release of Westfield Parcel A-2.

(i)        Borrower shall have delivered to Lender evidence that would be satisfactory to a prudent institutional mezzanine loan lender that the release of Westfield Parcel A-2 will not violate any term or provision of any Lease in effect at the Westfield Property at the time of the release of Westfield Parcel A-2.

(j)        Borrower shall have delivered evidence that would be acceptable to a prudent institutional mezzanine loan lender that Mortgage Borrower has entered into all reciprocal easements, cross-easements and mutual or non-exclusive easements (each of which shall be in such form and substance as would be satisfactory to a prudent institutional mezzanine loan lender) for ingress, egress, access, pedestrian walkways, parking, traffic flow, drainage, utilities and services shared by Westfield Parcel A-2 and the Remaining Westfield Collateral (each a “Westfield REA” and, collectively, the

“Westfield REAs”) which may be required by any Governmental Authority or which may be necessary for the operation of the Remaining Westfield Collateral or which may be required under any Lease in effect at the Remaining Westfield Collateral at the time of the release of Westfield Parcel A-2.

(k)        Borrower shall have delivered evidence that would be acceptable to a prudent institutional mezzanine loan lender that Optionee has satisfied all of the conditions precedent to Optionee’s exercise of its purchase option under the Westfield Purchase Option.

(l)        Borrower shall deliver to Lender a tenant estoppel certificate (in form and substance that would be acceptable to a prudent institutional mezzanine loan lender) executed by the tenant under that certain Lease Agreement dated November 25, 2003, by and between Optionee (as Mortgage Borrower’s predecessor-in-interest), as landlord, and Home Depost U.S.A., Inc., indicating that no event of default exists under such lease and that all conditions under such lease relating to the release of Westfield Parcel A-2 have been satisfied in full.

(m)        Borrower shall deliver an Officers Certificate certifying that the requirements set forth in this Section 2.5.3 have been satisfied.

2.5.4    Release on Payment in Full.

Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, release the Lien of the Pledge Agreement on the Collateral not theretofore released and remit any remaining Reserve Funds to (v) Mezzanine B Lender if the Loan has been paid in full and the Mezzanine B Loan is still outstanding, (w) Mezzanine C Lender if the Loan and the Mezzanine B Loan have been paid in full and the Mezzanine C Loan is still outstanding, (x) Mezzanine D Lender if the Loan, the Mezzanine B Loan and the Mezzanine C Loan have been paid in full and the Mezzanine D Loan is still outstanding, (y) Mezzanine E Lender if the Loan, the Mezzanine B Loan, the Mezzanine C Loan and the Mezzanine D Loan have been paid in full and the Mezzanine E Loan is still outstanding or (z) Borrower if the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan have been paid in full.

Section 2.6      Substitution of Properties.

Subject to the terms of this Section 2.6, Borrower may obtain the release of Borrower’s obligations under the Loan Documents with respect to an Individual Property (each, a “Release Property”) by causing Mortgage Borrower to obtain, from time to time, a release of an Individual Property from the Lien of the related Security Instrument (and the related Loan Documents) and substituting therefor another industrial property of like kind and quality acquired by Mortgage Borrower or an Affiliate of Mortgage Borrower (provided, however, if the Substitute Property shall be owned by an Affiliate of Mortgage Borrower said Affiliate (i) shall be wholly owned, (A) directly, by Borrower, and (B) indirectly, by Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower and Mezzanine E Borrower, (ii) shall assume all the obligations of Mortgage Borrower under the Mortgage Loan Agreement, the Mortgage Note and the other Loan Documents and (iii) shall become a party to the Mortgage Note and the other Mortgage Loan Documents and shall be bound by the terms and provisions thereof as if it had executed the Mortgage Note and the other Mortgage Loan Documents and shall have the rights and obligations of Mortgage Borrower thereunder) (individually, a “Substitute Property” and collectively, the “Substitute Properties”), provided that the following conditions precedent are satisfied:

(a)        Borrower shall have either (a) delivered to Lender an agreement executed by Penn Traffic pursuant to which Penn Traffic has agreed that it shall not have any further right to substitute any Penn Traffic Property for a substitute property pursuant to Section 35 and Exhibit H of the Penn Traffic Lease or (b) obtained the release of Borrower’s obligations under the Loan Documents with respect to all of the Penn Traffic Properties pursuant to Section 2.5.1 hereof.

(b)        The aggregate Allocated Loan Amounts of the Individual Property being substituted and all of the other Properties that have been substituted prior to the substitution of the Individual Property in question (including any Penn Traffic Properties that have been substituted pursuant to Section 2.7 hereof), is equal to or less than ten percent (10%) of the aggregate Allocated Loan Amounts of all of the Properties (including the Release Property).

(c)        Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Substitute Property and Release Property.

(d)        Borrower shall have delivered evidence satisfactory to Lender that (i) (1) Mortgage Borrower and any Affiliate of Mortgage Borrower that owns the Substitute Property have complied with all of the terms and conditions set forth in Section 2.6 of the Mortgage Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.6 and (2) Mortgage Lender has delivered (or is simultaneously delivering) such release to Mortgage Borrower; (ii) (1) Mezzanine B Borrower and any Affiliate of Borrower that owns the Substitute Property have complied with all of the terms and conditions set forth in Section 2.6 of the Mezzanine B Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.6 and (2) Mezzanine B Lender has delivered (or is simultaneously delivering) such release to Mezzanine B Borrower; (iii) (1) Mezzanine C Borrower and any Affiliate of Borrower that owns the Substitute Property have complied with all of the terms and conditions set forth in Section 2.6 of the Mezzanine C Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.6 and (2) Mezzanine C Lender has delivered (or is simultaneously delivering) such release to Mezzanine C Borrower; (iv) (1) Mezzanine D Borrower and any Affiliate of Borrower that owns the Substitute Property have complied with all of the terms and conditions set forth in Section 2.6 of the Mezzanine D Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.6 and (2) Mezzanine D Lender has delivered (or is simultaneously delivering) such release to Mezzanine D Borrower; and (v) (1) Mezzanine E Borrower and any Affiliate of Borrower that owns the Substitute Property have complied with all of the terms and conditions set forth in Section 2.6 of the Mezzanine E

Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.6 and (2) Mezzanine E Lender has delivered (or is simultaneously delivering) such release to Mezzanine E Borrower.

(e)        Lender shall have received (i) a copy of a deed conveying all of Mortgage Borrower’s right, title and interest in and to the Release Property to (A) a bona fide, independent third party not affiliated with Mortgage Borrower pursuant to an arms-length transaction or (B) with Lender’s prior written consent (such consent not to be unreasonably withheld), to an affiliate of Mortgage Borrower (other than Principal, Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower or Mezzanine E Principal) pursuant to a contract that is commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties, and (ii) a letter from Mortgage Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Release Property is located.

(f)        Lender shall have received a current Appraisal of the Substitute Property prepared within one hundred eighty (180) days prior to the release and substitution (i) showing an appraised value equal to or greater than the appraised value of the Release Property as of the Closing Date, and (ii) which supports an aggregate Loan-to-Value Ratio with respect to the Properties remaining subject to the lien of the Security Instruments after the substitution not greater than the lesser of (A) the aggregate Loan-to-Value Ratio as of the Closing Date with respect to all of the Properties or (B) the aggregate Loan-to-Value Ratio with respect to the Properties remaining subject to the lien of the Security Instruments immediately prior to the date of the proposed substitution.

(g)        Lender shall have received a certificate of Borrower certifying, together with other evidence that would be reasonably satisfactory to a prudent institutional mezzanine loan lender that, after the substitution of a Substitute Property and the release of the Release Property, (i) the Debt Service Coverage Ratio for the calendar Monthly Reporting Period immediately preceding the date of the substitution with respect to all Properties remaining subject to the lien of the Security Instruments after the substitution shall be equal to or greater than (A) the Debt Service Coverage Ratio as of the Closing Date and (B) the Debt Service Coverage Ratio for the calendar Monthly Reporting Period immediately preceding the substitution (including the Release Property and excluding the Substitute Property) and (ii) the Debt Service Coverage Ratio for the calendar Monthly Reporting Period immediately preceding the substitution with respect to the Substitute Property is equal to or greater than the Debt Service Coverage Ratio for the calendar Monthly Reporting Period immediately preceding the Closing Date with respect to the Release Property.

(h)        If the Loan is part of a Securitization, Lender shall have received confirmation in writing from the Rating Agencies to the effect that such release and substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such release and substitution for the Securities issued in connection with the Securitization that are then outstanding. If the Loan is not part of a Securitization, Lender shall have consented in writing to such release and substitution, which consent shall be given in Lender’s reasonable discretion applying the requirements of a prudent institutional mezzanine loan lender with respect to real estate collateral of similar size, scope and value of the Substitute Property.

(i)        No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on Borrower’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the release and substitution with respect to Borrower, the Properties and the Substitute Property.

(j)        If the Substitute Property shall be owned by an Affiliate of Mortgage Borrower: (i) Borrower shall execute and deliver a pledge agreement in substantially the same form as the Pledge Agreement in respect of the ownership interests of Mortgage Borrower in the new property owner/mortgage borrower (such interests shall otherwise comply with the requirements of the Loan Documents and be substantially identical in structure, form and substance as the Collateral delivered at closing of the Loan); (ii) Borrower shall authorize Lender to file such UCC Financing Statements required by Lender with respect to the substitute Collateral; (iii) Borrower shall deliver, at its sole cost and expense, a UCC Title Insurance Policy insuring the new pledge agreement as a valid first lien on the ownership interests pledged thereunder and substantially identical to the UCC Title Insurance Policy delivered at the closing of the Loan; and (iv) Borrower shall enter into such modifications to the other Loan Documents as Lender may reasonably request in order to reflect the substitution of the applicable Individual Property and the new property owner/mortgage borrower. The amount of the Loan allocated to the Substitute Property (such amount being hereinafter referred to as the “Substitute Allocated Loan Amount”) shall equal the Allocated Loan Amount of the related Release Property.

(k)        Borrower shall (i) have caused Guarantor to execute, acknowledge and deliver to Lender an Environmental Indemnity with respect to the Substitute Property from Guarantor and (ii) have caused Guarantor to acknowledge and confirm its obligations under the Loan Documents. The Environmental Indemnity shall be the same in form and substance as the Environmental Indemnity executed and delivered with respect to the related Release Property subject to modifications reflecting only the Substitute Property as the Individual Property and such modifications reflecting the laws of the State in which the Substitute Property is located.

(l)        Mortgage Borrower shall have received an Owner’s Title Policy (or a marked, signed and redated commitment to issue such Owner’s Title Policy) insuring the Substitute Property, issued by the title company that issued the Owner’s Title Policy insuring the existing Individual Properties and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Owner’s Title Policy insuring the Release Property. The Owner’s Title Policy issued with respect to the Substitute Property shall (1) provide coverage in the amount of the fair market value of the Substitute Property, (2) insure the title on the Substitute Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), and (3) contain such endorsements and affirmative coverages as are then available and are contained in the Owner’s Policies insuring the existing Individual Properties, and such other endorsements or affirmative coverage that a prudent institutional property owner would reasonably require. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid.

(m)        Lender shall have received a current Survey for each Substitute Property, certified to the title company and Lender and its successors and assigns, in the same form and having the same content as the certification of the Survey of the Release Property prepared by a professional land surveyor licensed in the State in which the Substitute Property is located and reasonably acceptable to the Rating Agencies in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such Survey shall reflect the same legal description contained in the Owner’s Title Policy relating to such Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each Survey and each Survey shall certify whether or not the surveyed property is located in a “one-hundred-year flood hazard area.”

(n)        Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Substitute Property and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(o)        Lender shall have received a Phase I environmental report dated not more than one hundred eighty (180) days prior to the proposed date of substitution and otherwise reasonably acceptable to a prudent institutional mezzanine loan lender and, if recommended under the Phase I environmental report, a Phase II environmental report that would be reasonably acceptable to a prudent institutional mezzanine loan lender, which conclude that the Substitute Property does not contain any Hazardous Materials and is not subject to any significant risk of contamination from any off site Hazardous Materials.

(p)        Borrower shall deliver or cause to be delivered to Lender (A) updates or, if the Substitute Property is to be owned by an Affiliate of Borrower, originals, in either case certified by Borrower or such Affiliate, as applicable, of all organizational documentation related to Borrower or such Affiliate, as applicable, and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower or such Affiliate, as applicable, authorizing the substitution and any actions taken in connection with such substitution.

(q)        Lender shall have received the following opinions of Borrower’s counsel: (A) an opinion or opinions of counsel stating that the Loan Documents delivered with respect to the Substitute Property pursuant to clause (j) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles; (B) an opinion of counsel reasonably acceptable to the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization, stating that the Environmental Indemnity delivered with respect to the Substitute Property pursuant to this Section, among other things, is valid and enforceable in accordance with the terms, subject to the laws applicable to creditors rights and equitable principles and has been duly authorized, executed and delivered by Borrower and that the execution and delivery of such Environmental Indemnity and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (C) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; (D) if the Loan is part of a Securitization, an opinion of counsel reasonably acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(r)        Borrower shall have caused Mortgage Borrower to (i) have paid, (ii) have escrowed with Mortgage Lender or (iii) be contesting in accordance with the terms hereof, all Basic Carrying Costs relating to each of the Properties and the Substitute Property that are then due and payable, including without limitation, (i) accrued but unpaid Insurance Premiums relating to each of the Properties and the Substitute Property, and (ii) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Substitute Property and (iii) currently due and payable Other Charges relating to each of the Properties and Substitute Property.

(s)        Borrower shall have paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release and substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all reasonable costs and expenses of the Rating Agencies incurred in connection with the substitution.

(t)        Lender shall have received annual operating statements and occupancy statements for the Substitute Property for the most current completed fiscal year and a current operating statement for the Release Property, each certified by Borrower to Lender as being true and correct in all material respects and a certificate from Borrower certifying that, to the best of Borrower’s knowledge, there has been no material adverse change in the financial condition of the Substitute Property since the date of such operating statements.

(u)        Borrower shall have delivered to Lender estoppel certificates from 70% of all tenants under Leases at the Substitute Property and 100% of all tenants under Major Leases at the Substitute Property. All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan and shall indicate that (1) the subject Lease is a valid and binding obligation of the tenant thereunder, (2) to the best of the tenant’s knowledge, there are no defaults under such Lease on the part of the landlord or tenant thereunder, (3) the tenant thereunder has no knowledge of any defense or offset to the payment of rent under such Lease, (4) no rent under such Lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option under such Lease to purchase all or any portion of the Substitute Property, and (6) all tenant improvement work required under such Lease has been substantially completed and the tenant under such Lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject Lease has not yet been completed, Borrower shall deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such Lease.

(v)        Lender shall have received copies of all Leases affecting the Substitute Property certified by Borrower, to the best of Borrower’s knowledge, as being true and correct.

(w)        Lender shall have received (A) an endorsement to the Owner’s Title Policy insuring the Substitute Property insuring that the Substitute Property constitutes a separate tax lot or, (B) if such an endorsement is not available in the State in which the Substitute Property is located, either (x) a letter from the title insurance company issuing such Title Insurance Policy stating that the Substitute Property constitutes a separate tax lot or (y) a letter from the appropriate taxing authority stating that the Substitute Property constitutes a separate tax lot.

(x)        Lender shall have received a Physical Conditions Report with respect to the Substitute Property stating that the Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Substitute Property is in good condition and repair and free of damage or waste.

(y)        Lender shall have received evidence which would be reasonably satisfactory to a prudent institutional mezzanine loan lender to the effect that all material building and operating licenses and permits necessary for the use and occupancy of the Substitute Property as an industrial property including, but not limited to, current certificates of occupancy, have been obtained and are in full force and effect.

(z)        In the event the Release Property is subject to a Management Agreement along with one or more additional Properties, Lender shall have received a certified copy of an amendment to the Management Agreement reflecting the deletion of the Release

Property and the addition of the Substitute Property as a property managed pursuant thereto and Manager shall have executed and delivered to Lender an amendment to the Subordination of Management Agreement reflecting such amendment to the Management Agreement. In the event that the Release Property is subject to a Management Agreement relating only to such Release Property, Lender shall have received a fully executed copy of a new Management Agreement for the Substitute Property on substantially the same terms as the Management Agreement for the Release Property and the Manager thereunder shall have executed and delivered to Lender an Subordination of Management Agreement with respect to such new Management Agreement on substantially the same terms as used in connection with the Release Property or such other terms as would be acceptable to a prudent institutional mezzanine loan lender.

(aa)      Lender shall have received such other approvals, opinions, documents and information in connection with the substitution as reasonably requested by the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization.

(bb)      Lender shall have received copies of all material contracts and agreements relating to the leasing and operation of the Substitute Property (other than the Management Agreement), each of which shall be in a form and substance which would be reasonably satisfactory to a prudent institutional mezzanine loan lender together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is, to the best of Borrower’s knowledge, a true and correct copy of such contract or agreement and all amendments thereto.

(cc)      Lender shall have received certified copies of all material consents, licenses and approvals, if any, required in connection with the substitution of a Substitute Property, and evidence that such consents, licenses and approvals are in full force and effect.

(dd)      Lender shall have received satisfactory (i.e., showing no Liens other than Permitted Encumbrances) UCC searches, together with tax lien, judgment and litigation searches with respect to the Substitute Property, Mortgage Borrower and Guarantor, in the State where the Substitute Property is located and the jurisdictions where each such Person has its principal place of business.

(ee)      If Mortgage Borrower owns a leasehold estate in the Substitute Property, Lender shall have received, (i) a certified copy of the Ground Lease for the Substitute Property, together with all amendments and modifications thereto and a recorded memorandum thereof, which Ground Lease would be reasonably satisfactory in all respects to a prudent institutional mezzanine loan lender and which contains customary leasehold mezzanine lender provisions and protections, and which shall provide, among other things, (A) for a remaining term of no less than 20 years from the Maturity Date, (B) that the Ground Lease shall not be terminated until Lender has received notice of a default thereunder and has had a reasonable opportunity to cure or complete foreclosure, and fails to do so in a diligent manner, (C) for a new lease on the same terms to Lender as tenant if the Ground Lease is terminated for any reason, (D) the non-merger of fee and leasehold interests, and (E) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of this Agreement, and (ii) a ground lease estoppel executed by the fee owner and ground lessor of the Substitute Property, reasonably acceptable to a prudent institutional mezzanine loan lender.

(ff)      In the event that the Release Property is a Penn Traffic Property, Borrower shall have delivered to Lender a fully executed amendment to the Penn Traffic Lease which provides for the removal of such Release Property from the premises demised to Penn Traffic pursuant to the terms of the Penn Traffic Lease and a reduction of the rent due thereunder (which reduction shall in no event be greater than the portion of the rent allocated to such Individual Property pursuant to the terms of the Penn Traffic Lease).

(gg)      Borrower shall deliver an Officers Certificate certifying that the requirements set forth in this Section 2.6 have been satisfied.

(hh)      Upon the satisfaction of the foregoing conditions precedent, Borrower will be entitled to cause Mortgage Borrower to obtain the release of the Lien of the Mortgage Loan Documents from the Release Property and the Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement.

Section 2.7      Substitution of Penn Traffic Properties.

Subject to the terms of this Section 2.7, Borrower may obtain the release of Borrower’s obligations under the Loan Documents with respect to a Penn Traffic Property f (each, a “Penn Traffic Release Property”) by substituting therefor another industrial property of like kind and quality acquired by Mortgage Borrower (individually, a “Penn Traffic Substitute Property” and collectively, the “Penn Traffic Substitute Properties”), provided that the following conditions precedent are satisfied:

(a)        Borrower shall have delivered written evidence acceptable to Lender that would be reasonably acceptable to a prudent institutional mortgage loan lender that Penn Traffic has exercised its right to substitute such Penn Traffic Release Property pursuant to the Penn Traffic Lease.

(b)        Lender shall have received at least thirty (30) days prior written notice requesting the substitution and identifying the Penn Traffic Substitute Property and Penn Traffic Release Property.

(c)        Borrower shall have delivered evidence reasonably satisfactory to Lender that (i) (1) Mortgage Borrower has complied with all of the terms and conditions set forth in Section 2.7 of the Mortgage Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.7 and (2) Mortgage Lender has delivered (or is simultaneously delivering) such release to Mortgage Borrower; (ii) (1) Mezzanine B Borrower has complied with all of the terms and conditions set forth in Section 2.7 of the Mezzanine B Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.7 and (2) Mezzanine B Lender has delivered (or is simultaneously delivering) such release to Mezzanine B Borrower; (iii) (1) Mezzanine C

Borrower has complied with all of the terms and conditions set forth in Section 2.7 of the Mezzanine C Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.7 and (2) Mezzanine C Lender has delivered (or is simultaneously delivering) such release to Mezzanine C Borrower; (iv) (1) Mezzanine D Borrower has complied with all of the terms and conditions set forth in Section 2.7 of the Mezzanine D Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.7 and (2) Mezzanine D Lender has delivered (or is simultaneously delivering) such release to Mezzanine D Borrower; and (v) (1) Mezzanine E Borrower has complied with all of the terms and conditions set forth in Section 2.7 of the Mezzanine E Loan Agreement with respect to the release and substitution requested pursuant to this Section 2.7 and (2) Mezzanine E Lender has delivered (or is simultaneously delivering) such release to Mezzanine E Borrower.

(d)        Lender shall have received (i) a copy of a deed conveying all of Mortgage Borrower’s right, title and interest in and to the Penn Traffic Release Property to Penn Traffic or its designee pursuant to the terms of the Penn Traffic Lease and (ii) a letter from Mortgage Borrower countersigned by a title insurance company acknowledging receipt of such deed and agreeing to record such deed in the real estate records for the county in which the Penn Traffic Release Property is located.

(e)        Lender shall have received a current Appraisal of the Penn Traffic Substitute Property prepared within one hundred eighty (180) days prior to the release and substitution (i) showing an appraised value equal to or greater than the greater of (x) the appraised value of the Penn Traffic Release Property immediately prior to the date of the proposed substitution or (y) the Acquisition Cost (as defined in the Penn Traffic Lease), and (ii) which supports an aggregate Loan to Value Ratio with respect to the Properties remaining subject to the lien of the Security Instruments after the substitution not greater than the aggregate Loan to Value Ratio with respect to the Properties remaining subject to the lien of the Security Instruments immediately prior to the date of the proposed substitution.

(f)        Lender shall have received a certificate of Borrower certifying, together with other evidence that would be reasonably satisfactory to a prudent institutional mezzanine loan lender that, after the substitution of the Penn Traffic Substitute Property and the release of the Penn Traffic Release Property, (i) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the date of the substitution with respect to all Properties remaining subject to the lien of the Security Instruments after the substitution shall be equal to or greater than (A) the Debt Service Coverage Ratio as of the Closing Date and (B) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the substitution (including the Penn Traffic Release Property and excluding the Penn Traffic Substitute Property) and (ii) the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the substitution with respect to the Penn Traffic Substitute Property is equal or greater than the Debt Service Coverage Ratio for the Monthly Reporting Period immediately preceding the Closing Date with respect to the Penn Traffic Release Property.

(g)        If the Loan is part of a Securitization, Lender shall have received confirmation in writing from the Rating Agencies to the effect that such release and substitution will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such release and substitution for the Securities issued in connection with the Securitization that are then outstanding. If the Loan is not part of a Securitization, Lender shall have consented in writing to such release and substitution, which consent shall be given in Lender’s reasonable discretion applying the requirements of a prudent institutional mezzanine loan lender with respect to real estate collateral of similar size, scope and value of the Penn Traffic Substitute Property.

(h)        No Event of Default shall have occurred and be continuing and Borrower shall be in compliance in all material respects with all terms and conditions set forth in this Agreement and in each other Loan Document on Borrower’s part to be observed or performed. Lender shall have received a certificate from Borrower confirming the foregoing, stating that the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of the release and substitution with respect to Borrower, the Properties and the Penn Traffic Substitute Property.

(i)        If the Penn Traffic Substitute Property shall be owned by an Affiliate of Mortgage Borrower: (i) Borrower shall execute and deliver a pledge agreement in substantially the same form as the Pledge Agreement in respect of the ownership interests of Mortgage Borrower in the new property owner/mortgage borrower (such interests shall otherwise comply with the requirements of the Loan Documents and be substantially identical in structure, form and substance as the Collateral delivered at closing of the Loan); (ii) Borrower shall authorize Lender to file such UCC Financing Statements required by Lender with respect to the substitute Collateral; (iii) Borrower shall deliver, at its sole cost and expense, a UCC Title Insurance Policy insuring the new pledge agreement as a valid first lien on the ownership interests pledged thereunder and substantially identical to the UCC Title Insurance Policy delivered at the closing of the Loan; and (iv) Borrower shall enter into such modifications to the other Loan Documents as Lender may reasonably request in order to reflect the substitution of the applicable Individual Property and the new property owner/mortgage borrower. The amount of the Loan allocated to the Penn Traffic Substitute Property (such amount being hereinafter referred to as the “Penn Traffic Substitute Allocated Loan Amount”) shall equal the Allocated Loan Amount of the related Penn Traffic Release Property.

(j)        Borrower shall (i) have caused Guarantor to execute, acknowledge and deliver to Lender an Environmental Indemnity with respect to the Penn Traffic Substitute Property from Guarantor and (ii) have caused Guarantor to acknowledge and confirm its obligations under the Loan Documents. The Environmental Indemnity shall be the same in form and substance as the Environmental Indemnity executed and delivered with respect to the related Penn Traffic Release Property subject to modifications reflecting only the Penn Traffic Substitute Property as the Individual Property and such modifications reflecting the laws of the State in which the Penn Traffic Substitute Property is located.

(k)        Mortgage Borrower shall have received an Owner’s Title Policy (or a marked, signed and redated commitment to issue such Owner’s Title Policy) insuring the Penn Traffic Substitute Property, issued by the title company that issued the Owner’s Title Policy insuring the existing Individual Properties and dated as of the date of the substitution, with reinsurance and direct access agreements that replace such agreements issued in connection with the Owner’s Title Policy insuring the Penn Traffic Release Property. The Owner’s Title Policy issued with respect to the Penn Traffic Substitute Property shall (1) provide coverage in the amount of the fair market value of the Penn Traffic Substitute Property, (2) insure the title on the Penn Traffic Substitute Property, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), and (3) contain such endorsements and affirmative coverages as are then available and are contained in the Owner’s Policies insuring the existing Individual Properties, and such other endorsements or affirmative coverage that a prudent institutional property owner would reasonably require. Lender also shall have received copies of paid receipts or other evidence showing that all premiums in respect of such endorsements and Title Insurance Policies have been paid.

(l)        Lender shall have received a current Survey for each Penn Traffic Substitute Property, certified to the title company and Lender and its successors and assigns, in the same form and having the same content as the certification of the Survey of the Penn Traffic Release Property prepared by a professional land surveyor licensed in the State in which the Penn Traffic Substitute Property is located and reasonably acceptable to the Rating Agencies in accordance with the 1999 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such Survey shall reflect the same legal description contained in the Owner’s Title Policy relating to such Penn Traffic Substitute Property and shall include, among other things, a metes and bounds description of the real property comprising part of such Penn Traffic Substitute Property (unless such real property has been satisfactorily designated by lot number on a recorded plat). The surveyor’s seal shall be affixed to each Survey and each Survey shall certify whether or not the surveyed property is located in a “one-hundred-year flood hazard area.”

(m)        Lender shall have received valid certificates of insurance indicating that the requirements for the policies of insurance required for an Individual Property hereunder have been satisfied with respect to the Penn Traffic Substitute Property and evidence of the payment of all Insurance Premiums payable for the existing policy period.

(n)        Lender shall have received a Phase I environmental report dated not more than one hundred eighty (180) days prior to the proposed date of substitution and otherwise reasonably acceptable to a prudent institutional mezzanine loan lender and, if recommended under the Phase I environmental report, a Phase II environmental report that would be reasonably acceptable to a prudent institutional mezzanine loan lender, which conclude that the Penn Traffic Substitute Property does not contain any Hazardous Materials and is not subject to any significant risk of contamination from any off site Hazardous Materials.

(o)        Borrower shall deliver or cause to be delivered to Lender (A) updates, certified by Borrower, of all organizational documentation related to Borrower and/or the formation, structure, existence, good standing and/or qualification to do business delivered to Lender on the Closing Date; (B) good standing certificates, certificates of qualification to do business in the jurisdiction in which the Penn Traffic Substitute Property is located (if required in such jurisdiction); and (C) resolutions of Borrower, authorizing the substitution and any actions taken in connection with such substitution.

(p)        Lender shall have received the following opinions of Borrower’s counsel: (A) an opinion or opinions of counsel stating that the Loan Documents delivered with respect to the Penn Traffic Substitute Property pursuant to clauses (i) above are valid and enforceable in accordance with their terms, subject to the laws applicable to creditors’ rights and equitable principles; (B) an opinion of counsel reasonably acceptable to the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization, stating that the Environmental Indemnity delivered with respect to the Penn Traffic Substitute Property pursuant to this Section, among other things, is valid and enforceable in accordance with the terms, subject to the laws applicable to creditors rights and equitable principles and has been are duly authorized, executed and delivered by Borrower and that the execution and delivery of such Environmental Indemnity and the performance by Borrower of its obligations thereunder will not cause a breach of, or a default under, any agreement, document or instrument to which Borrower is a party or to which it or its properties are bound; (C) an update of the Insolvency Opinion indicating that the substitution does not affect the opinions set forth therein; (D) if the Loan is part of a Securitization, an opinion of counsel acceptable to the Rating Agencies that the substitution does not constitute a “significant modification” of the Loan under Section 1001 of the Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(q)        Borrower shall have caused Mortgage Borrower to (i) have paid, (ii) have escrowed with Mortgage Lender or (iii) be contesting in accordance with the terms hereof, all Basic Carrying Costs relating to each of the Properties and the Penn Traffic Substitute Property that are then due and payable, including without limitation, (A) accrued but unpaid Insurance Premiums relating to each of the Properties and the Penn Traffic Substitute Property, and (B) currently due and payable Taxes (including any in arrears) relating to each of the Properties and the Penn Traffic Substitute Property and (C) currently due and payable Other Charges relating to each of the Properties and Penn Traffic Substitute Property.

(r)        Borrower shall have (or shall have caused to be) paid or reimbursed Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release and substitution and Borrower shall have paid all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the substitution. Borrower shall have paid all reasonable costs and expenses of the Rating Agencies incurred in connection with the substitution.

(s)        Lender shall have received annual operating statements and occupancy statements for the Penn Traffic Substitute Property for the most current completed fiscal year and a current operating statement for the Penn Traffic Release Property, each certified by Borrower to Lender as being true and correct in all material respects and a certificate from Borrower certifying that, to the best of Borrower’s knowledge, there has been no material adverse change in the financial condition of the Penn Traffic Substitute Property since the date of such operating statements.

(t)        Borrower shall have delivered to Lender estoppel certificates from 70% of all tenants under Leases at the Penn Traffic Substitute Property and 100% of all tenants under Major Leases at the Penn Traffic Substitute Property. All such estoppel certificates shall be substantially in the form approved by Lender in connection with the origination of the Loan and shall indicate that (1) the subject Lease is a valid and binding obligation of the tenant thereunder, (2) to the best of the tenant’s knowledge, there are no defaults under such Lease on the part of the landlord or tenant thereunder, (3) the tenant thereunder has no knowledge of any defense or offset to the payment of rent under such Lease, (4) no rent under such Lease has been paid more than one (1) month in advance, (5) the tenant thereunder has no option under such Lease to purchase all or any portion of the Penn Traffic Substitute Property, and (6) all tenant improvement work required under such Lease has been substantially completed and the tenant under such Lease is in actual occupancy of its leased premises. If an estoppel certificate indicates that all tenant improvement work required under the subject Lease has not yet been completed, Borrower shall deliver to Lender financial statements indicating that Borrower has adequate funds to pay all costs related to such tenant improvement work as required under such Lease.

(u)        Lender shall have received copies of all Leases affecting the Penn Traffic Substitute Property certified by Borrower, to the best of Borrower’s knowledge, as being true and correct.

(v)        Lender shall have received (A) an endorsement to the Owner’s Title Policy insuring the Penn Traffic Substitute Property insuring that the Penn Traffic Substitute Property constitutes a separate tax lot or (B) if such an endorsement is not available in the State in which the Penn Traffic Substitute Property is located, either (x) a letter from the title insurance company issuing such Title Insurance Policy stating that the Penn Traffic Substitute Property constitutes a separate tax lot or (y) a letter from the appropriate taxing authority stating that the Penn Traffic Substitute Property constitutes a separate tax lot.

(w)        Lender shall have received a Physical Conditions Report with respect to the Penn Traffic Substitute Property stating that the Penn Traffic Substitute Property and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and that the Penn Traffic Substitute Property is in good condition and repair and free of damage or waste.

(x)        Lender shall have received evidence which would be reasonably satisfactory to a prudent institutional mezzanine loan lender to the effect that all material building and operating licenses and permits necessary for the use and occupancy of the Penn Traffic Substitute Property as an industrial property including, but not limited to, current certificates of occupancy, have been obtained and are in full force and effect.

(y)        In the event the Penn Traffic Release Property is subject to a Management Agreement along with one or more additional Properties, Lender shall have received a certified copy of an amendment to the Management Agreement reflecting the deletion of the Penn Traffic Release Property and the addition of the Penn Traffic Substitute Property as a property managed pursuant thereto and Manager shall have executed and delivered to Lender an amendment to the Subordination of Management Agreement reflecting such amendment to the Management Agreement. In the event that the Penn Traffic Release Property is subject to a Management Agreement relating only to such Penn Traffic Release Property, Lender shall have received a fully executed copy of a new Management Agreement for the Penn Traffic Substitute Property on substantially the same terms as the Management Agreement for the Penn Traffic Release Property and the Manager thereunder shall have executed and delivered to Lender an Subordination of Management Agreement with respect to such new Management Agreement on substantially the same terms as used in connection with the Penn Traffic Release Property or such other terms as would be reasonably acceptable to a prudent institutional mezzanine loan lender.

(z)        Lender shall have received such other approvals, opinions, documents and information in connection with the substitution as reasonably requested by the Rating Agencies if the Loan is part of a Securitization, or Lender if the Loan is not part of a Securitization.

(aa)      Lender shall have received copies of all material contracts and agreements relating to the leasing and operation of the Penn Traffic Substitute Property (other than the Management Agreement), each of which shall be in a form and substance which would be reasonably satisfactory to a prudent institutional mezzanine loan lender together with a certification of Borrower attached to each such contract or agreement certifying that the attached copy is, to the best of Borrower’s knowledge, a true and correct copy of such contract or agreement and all amendments thereto.

(bb)      Lender shall have received certified copies of all material consents, licenses and approvals, if any, required in connection with the substitution of a Penn Traffic Substitute Property, and evidence that such consents, licenses and approvals are in full force and effect.

(cc)      Lender shall have received satisfactory (i.e., showing no Liens other than Permitted Encumbrances) UCC searches, together with tax lien, judgment and litigation searches with respect to the Penn Traffic Substitute Property, Mortgage Borrower and Guarantor, in the State where the Penn Traffic Substitute Property is located and the jurisdictions where each such Person has its principal place of business.

(dd)      If Mortgage Borrower owns a leasehold estate in the Penn Traffic Substitute Property, Lender shall have received, (i) a certified copy of the Ground Lease for the Penn Traffic Substitute Property, together with all amendments and modifications thereto and a recorded memorandum thereof, which Ground Lease would be reasonably satisfactory in all respects to a prudent institutional mezzanine loan lender and which contains customary leasehold mezzanine provisions and protections, and which shall provide, among other things, (A) for a remaining term of no less than 20 years from the Maturity Date, (B) that the Ground Lease shall not be terminated until Lender has received notice of a default thereunder and has had a reasonable opportunity to cure or complete foreclosure, and fails to do so in a diligent manner, (C) for a new lease on the same terms to Lender as tenant if the Ground Lease is terminated for any reason, (D) the non-merger of fee and leasehold interests, and (E) that insurance proceeds and condemnation awards (from the fee interest as well as the leasehold interest) will be applied pursuant to the terms of this Agreement, and (ii) a ground lease estoppel executed by the fee owner and ground lessor of the Penn Traffic Substitute Property, reasonably acceptable to a prudent institutional mezzanine loan lender.

(ee)      Borrower shall have delivered to Lender a fully executed amendment to the Penn Traffic Lease memorializing the release of the Penn Traffic Release Property and the substitution of the Penn Traffic Substitute Property therefor, which amendment shall be reasonably satisfactory to Lender in all respects.

(ff)       Borrower shall deliver an Officers Certificate certifying that the requirements set forth in this Section 2.7 have been satisfied.

(gg)     Upon the satisfaction of the foregoing conditions precedent, Borrower will be entitled to cause Mortgage Borrower to obtain the release of the Lien of the Mortgage Loan Documents from the Penn Traffic Release Property and the Penn Traffic Substitute Property shall be deemed to be an Individual Property for purposes of this Agreement.

III.	CASH MANAGEMENT

Section 3.1    Property Account.

(a)        During the term of the Loan, Borrower shall cause Mortgage Borrower to establish and maintain an account (the “Property Account”) with Property Account Bank in trust for the benefit of Mortgage Lender, which Property Account shall be under the sole dominion and control of Mortgage Lender. Except as otherwise expressly set forth in the Mortgage Loan Agreement, Mortgage Lender and its servicer shall have the sole right to make withdrawals from the Property Account and all costs and expenses for establishing and maintaining the Property Account shall be paid by Mortgage Borrower.

(b)        Borrower shall cause Mortgage Borrower to deliver irrevocable written instructions to all tenants under Leases to deliver all Rents payable thereunder directly to the Property Account. Borrower shall cause Mortgage Borrower and Manager to immediately deposit all amounts received by Mortgage Borrower or Manager constituting Rents into the Property Account.

(c)        Borrower shall cause Mortgage Borrower to obtain from Property Account Bank its agreement to transfer to the Lockbox Account in immediately available funds by federal wire transfer all amounts on deposit in the Property Account once every Business Day during the existence of any Cash Management Period.

(d)        The Property Account shall be an Eligible Account and shall not be commingled with other monies held by Mortgage Borrower or Property Account Bank.

(e)        Borrower shall not permit or cause Mortgage Borrower to further pledge, assign or grant any security interest in the Property Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Mortgage Lender as the secured party, to be filed with respect thereto.

(f)        In the event Mortgage Lender waives the requirement of Mortgage Borrower to maintain the Property Account or the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an account that would operate in the same way as the Property Account, provided that Lender has obtained written consent from the Mortgage Lender in the event the Mortgage Loan is still outstanding.

Section 3.2    Lockbox Account.

Borrower shall cause Mortgage Borrower to execute an agreement with Mortgage Lender and the Lockbox Bank providing for, upon the occurrence of a Triggering Event (as defined in the Mortgage Loan Agreement), the establishment of a segregated Eligible Account with the Lockbox Bank (the “Lockbox Account”) into which Borrower shall deposit or cause to be deposited all sums or deposits in the Property Account in accordance with Section 3.2 of the Mortgage Loan Agreement. The Lockbox Account shall be under the sole dominion and control of Mortgage Lender. Borrower will not cause or permit Mortgage Borrower in any way to alter or modify the Lockbox Account and will notify Lender of the account number thereof. Mortgage Lender and its servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Mortgage Borrower. Borrower shall direct or cause Mortgage Borrower to direct that all cash distributions from the Lockbox Account to be paid to Lender in accordance with the Mortgage Loan Agreement (including the Net Liquidation Proceeds After Debt Service) and be deposited into an account specified by Lender. In the event Mortgage Lender waives the requirement of Mortgage Borrower to maintain the Lockbox Account or the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain a cash management account that would operate in the same way as the Lockbox Account, provided that Lender has obtained written consent from the Mortgage Lender in the event the Mortgage Loan is still outstanding.

Section 3.3    Mortgage Borrower Distributions.

All transfers of Mortgage Borrower’s funds from the Lockbox Account or other sources to or for the benefit of the Lender, the Borrower, the Mezzanine B Lender, the Mezzanine B Borrower, the Mezzanine C Lender, the Mezzanine C Borrower, the Mezzanine D Lender, the Mezzanine D Borrower, the Mezzanine E Lender or the Mezzanine E Borrower pursuant to this

Agreement, the Mortgage Loan Documents, the Mezzanine B Loan Documents, the Mezzanine C Loan Documents, the Mezzanine D Loan Documents, the Mezzanine E Loan Documents or any of the other Loan Documents, are intended by Borrower, the Mortgage Borrower, the Mezzanine B Borrower, the Mezzanine C Borrower, the Mezzanine D Borrower and the Mezzanine E Borrower to constitute and shall constitute distributions from the Mortgage Borrower to the Borrower, from the Borrower to the Mezzanine B Borrower, from the Mezzanine B Borrower to the Mezzanine C Borrower, from the Mezzanine C Borrower to the Mezzanine D Borrower and from the Mezzanine D Borrower to the Mezzanine E Borrower, as applicable, and, in each case, must comply with the requirements as to distributions of the Delaware Limited Liability Company Act. No provision of the Loan Documents shall create a debtor-creditor relationship between Mortgage Borrower and any of the Lender, the Mezzanine B Lender, the Mezzanine C Lender, the Mezzanine D Lender or the Mezzanine E Lender.

IV.	REPRESENTATIONS AND WARRANTIES

Section 4.1    Borrower Representations.

Pledgor represents and warrants as of the date hereof (except as otherwise stated below) that:

4.1.1    Organization.

(a)        Pledgor is duly organized and is validly existing and in good standing in the jurisdiction in which it is organized, with requisite power and authority to own its assets and to transact the businesses in which it is now engaged. Pledgor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its assets, its businesses and operations. Pledgor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged. Attached hereto as Schedule 4.1.1 is an organizational chart of Pledgor. Pledgor has delivered to Lender true and correct copies of the Mortgage Borrower Operating Agreement and all other Organizational Documents for the Mortgage Borrower, Mortgage Principal, Pledgor and Principal, all of which are in full force and effect.

(b)        The organizational chart attached hereto as Schedule 4.1.1 (the “Ownership Chart”) is true, correct and complete as of the Closing Date.

(c)        Borrower has the power and authority and the requisite Ownership Interests to control the actions of Mortgage Borrower, and upon the realization of the Collateral under the Pledge Agreement, Lender or any other party succeeding to the Borrower’s interest in the Collateral described in the Pledge Agreement would have such control. Without limiting the foregoing, Borrower has sufficient control over Mortgage Borrower to cause Mortgage Borrower to (i) take any action on Mortgage Borrower’s part required by the Loan Documents and (ii) refrain from taking any action prohibited by the Loan Documents.

4.1.2    Proceedings.

Pledgor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Pledgor and constitute legal, valid and binding obligations of Pledgor enforceable against Pledgor in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3    No Conflicts.

The execution, delivery and performance of this Agreement and the other Loan Documents by Pledgor will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Pledgor pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, or other agreement or instrument to which Pledgor is a party or by which any of Pledgor’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Pledgor or any of Pledgor’s property or other assets, or any license or other approval required to own and manage its properties, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Agency required for the execution, delivery and performance by Pledgor of this Agreement or any other Loan Documents have been obtained and is in full force and effect.

4.1.4    Litigation.

As of August 8, 2007, there were no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency pending or affecting or, to the best of Pledgor’s knowledge, threatened against or affecting Pledgor, Mortgage Borrower, the Collateral or any Individual Property, which actions, suits or proceedings, if determined against Pledgor, Mortgage Borrower, Mortgage Principal, the Collateral or any Individual Property, might materially adversely affect the condition (financial or otherwise) or business of Pledgor, Mortgage Borrower, Mortgage Principal, the Collateral or the condition or ownership of any Individual Property.

4.1.5    Agreements.

(a)       To Pledgor’s knowledge, Pledgor is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Pledgor, Mortgage Borrower, the Collateral or any Individual Property, or Pledgor’s or Mortgage Borrower’s business, properties or assets, operations or condition, financial or otherwise. To Pledgor’s Actual Knowledge, as of the date hereof, neither Pledgor nor Mortgage Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Pledgor, Mortgage Borrower, the Collateral or any of the Properties are bound. Neither Pledgor nor Mortgage Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Pledgor or Mortgage Borrower is a party or by which Pledgor, Mortgage Borrower, the Collateral or any Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the business relating to Pledgor’s ownership and operation of the Collateral, (b) obligations incurred in the ordinary course of the business relating to Mortgage Borrower’s ownership and operation of the Property and (c) obligations under the Loan Documents and the Mortgage Loan Documents, as applicable.

4.1.6    Title.

(a)       Each Loan Party purporting to grant a Lien on any Collateral is the record and beneficial owner of, and has good and marketable title to, the Collateral, free and clear of all Liens whatsoever. The Pledge Agreement, together with the UCC Financing Statements relating to the Collateral when properly filed in the appropriate records, will create a valid, perfected first priority security interests in and to the Collateral, all in accordance with the terms thereof for which a Lien can be perfected by filing a UCC Financing Statement. For so long as the Lien of the Pledge Agreement is outstanding, Pledgor shall forever warrant, defend and preserve such title and the validity and priority of the Lien of the Pledge Agreement and shall forever warrant and defend such title, validity and priority to Lender against the claims of all persons whomsoever.

(b)       Mortgage Borrower has good title to the Properties and Mortgage Borrower possesses a fee simple absolute estate and a leasehold interest pursuant to the Ground Lease, as applicable, in each Property. As of August 8, 2007, and to Pledgor’s Actual Knowledge, as of the date hereof, Mortgage Borrower owns the Properties free and clear of all liens, encumbrances and charges whatsoever except for the Permitted Encumbrances. The Permitted Encumbrances do not and will not materially adversely affect or interfere with the value, or materially adversely affect or interfere with the current use or operation, of the Property or the ability of Pledgor to repay the Note or any other amount owing under the Note, the Pledge Agreement, the Loan Agreement, or the other Loan Documents or to perform its obligations thereunder in accordance with the terms of the Loan Agreement, the Note, the Pledge Agreement or the other Loan Documents. Other than Mortgage Lender, no Person other than Mortgage Borrower owns any interest in any payments due under such Leases. Pledgor shall cause Mortgage Borrower to forever warrant, defend and preserve the title to the Property and to forever warrant and defend the same to Lender against the claims of all persons whomsoever.

4.1.7    Solvency.

Pledgor (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Pledgor’s assets exceeds and will, immediately following the making of the Loan, exceed Pledgor’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Pledgor’s assets is and will, immediately following the making of the Loan, be greater than Pledgor’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Pledgor’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Pledgor does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Pledgor and the amounts to be payable on or in respect of obligations of Pledgor). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Pledgor, Mortgage Borrower or any constituent Person in the last seven (7) years, and neither Pledgor nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Pledgor nor any of its constituent Persons are contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Pledgor’s assets or property, and Pledgor has no knowledge of any Person contemplating the filing of any such petition against Pledgor, Mortgage Borrower or such constituent Persons.

4.1.8    Full and Accurate Disclosure.

As of August 8, 2007, and to Pledgor’s knowledge, as of the date hereof, no statement of fact made by Pledgor in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. As of August 8, 2007, and to Pledgor’s Actual Knowledge, as of the date hereof, there is no fact presently known to Pledgor which has not been disclosed to Lender which materially and adversely affects, or might materially and adversely affect, the Collateral, any Individual Property or the business, operations or condition (financial or otherwise) of Pledgor or Mortgage Borrower.

4.1.9    No Plan Assets.

Pledgor is not, a Plan and none of the assets of Pledgor constitute or will constitute, by virtue of the application of 29 C.F.R. §2510.3-101(f) as modified by section 3(42) of ERISA, “Plan Assets” of one or more Plans. In addition, (a) Pledgor is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Pledgor are not subject to State statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.

4.1.10  Compliance.

As of August 8, 2007, Pledgor, Mortgage Borrower and the Properties and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all building and zoning ordinances and codes and, except as disclosed in the Environmental Reports, all Environmental Laws. Neither Pledgor nor Mortgage Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Pledgor, Mortgage Borrower, or, to the best of Pledgor’s knowledge, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental

Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Pledgor’s obligations under any of the Loan Documents.

4.1.11  Financial Information.

As of August 8, 2007, all financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Pledgor, Mortgage Borrower, the Collateral and, to the best of Pledgor’s knowledge after due inquiry, the Properties (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Pledgor, Mortgage Borrower, the Collateral and to the best of Pledgor’s knowledge after due inquiry, the Properties, as applicable, as of the date of such reports, and (iii) have been prepared in accordance with GAAP or on a federal income tax basis throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Pledgor does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Pledgor and reasonably likely to have a materially adverse effect on the Collateral or any Individual Property or the operation of any Individual Property as an industrial property except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Pledgor or Mortgage Borrower from that set forth in said financial statements.

4.1.12  Condemnation.

No Condemnation or other similar proceeding has been commenced or, to the best of Pledgor’s knowledge, is threatened or contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property.

4.1.13  Federal Reserve Regulations.

No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14  Utilities and Public Access.

As of August 8, 2007, and to Pledgor’s knowledge, as of the date hereof, each Individual Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses. As of August 8, 2007, and to Pledgor’s knowledge, as of the date hereof, all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting each Individual Property (which are connected so as to serve each Individual Property without passing over other property) or in recorded easements serving each Individual Property and such easements are set forth in and insured by the Owner’s

Title Policy. As of August 8, 2007, and to Pledgor’s knowledge, as of the date hereof, all roads necessary for the use of each Individual Property for their current respective purposes have been completed, are physically open and are dedicated to public use and have been accepted by all Governmental Authorities.

4.1.15  Not a Foreign Person.

Pledgor is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16  Separate Lots.

Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17  Assessments.

As of August 8, 2007, there were no pending or proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor, to the best of Pledgor’s knowledge, were there any contemplated improvements to any Individual Property that may result in such special or other assessments.

4.1.18  Enforceability.

The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Pledgor, including the defense of usury, and Pledgor has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19  No Prior Assignment.

Other than under the Mortgage Loan Documents, there are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding. There are no prior assignments of the Collateral which are presently outstanding except in accordance with the Loan Documents.

4.1.20  Insurance.

As of August 8, 2007, Mortgage Borrower had obtained and Pledgor had delivered to Lender certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No Person, including Pledgor, has done, by act or omission, anything which would impair the coverage of any such policy.

4.1.21  Use of Property.

Each Individual Property is used exclusively for industrial purposes and other appurtenant and related uses.

4.1.22  Certificate of Occupancy; Licenses.

As of August 8, 2007, to the best of Pledgor’s knowledge after due inquiry, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Individual Property by Mortgage Borrower as an industrial property (collectively, the “Licenses”), had been obtained and were in full force and effect and were not subject to revocation, suspension or forfeiture. Pledgor shall cause Mortgage Borrower to keep and maintain all Licenses necessary for the operation of each Individual Property as an industrial property. As of August 8, 2007, the use being made of each Individual Property was in conformity with the certificate of occupancy issued for such Individual Property.

4.1.23  Flood Zone.

As of August 8, 2007, none of the Improvements on any Individual Property were located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 6.1(a)(vii) of the Mortgage Loan Agreement is in full force and effect with respect to each such Individual Property.

4.1.24  Physical Condition.

As of August 8, 2007, except as previously disclosed to Lender in writing prior to the date hereof, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, were in good condition, order and repair in all material respects consistent with comparable properties of type, quality and size in the same market segment in the area in which the respective Individual Property is located; there existed no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Pledgor has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. As of August 8, 2007, each Individual Property was free from damage covered by fire or other casualty. As of August 8, 2007, all liquid and solid waste disposal, septic and sewer systems located on each Individual Property were in a good and safe condition and repair and in compliance with all Legal Requirements.

4.1.25  Boundaries.

Except as otherwise shown on the Surveys, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and as of August 8, 2007, and to Pledgor’s knowledge, as of the date hereof, no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements.

4.1.26  Leases. As of August 8, 2007:

(a)        The Properties were not subject to any Leases other than the Leases described in Schedule 4.1.26(A) attached hereto and made a part hereof. No Person had any possessory interest in any Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases. Except as otherwise set forth on Schedule 4.1.26(B) hereof, the current Leases were in full force and effect and, there were no defaults by Mortgage Borrower or, to the best of Pledgor’s knowledge, any tenant under any Lease, and, to the best of Pledgor’s knowledge, there were no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Lease. No Rent had been paid more than one (1) month in advance of its due date. There were no offsets or defenses to the payment of any portion of the Rents. Except as otherwise set forth on Schedule 4.1.26(B) hereof, all work to be performed by Mortgage Borrower under each Lease had been performed as required and had been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Mortgage Borrower to any tenant had already been received by such tenant. There had been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. Except as described on Schedule 4.1.26, no tenant under any Lease had sublet all or any portion of the premises demised thereby, no such tenant held its leased premises under sublease, nor did anyone except such tenant and its employees occupy such leased premises. Except as otherwise set forth on Schedule 4.1.26(B) hereof, no tenant under any Lease had a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. Except as otherwise set forth on Schedule 4.1.26(B) hereof, no tenant under any Lease had any right or option for additional space in the Improvements. Except as set forth in the Environmental Reports, no Hazardous Materials had been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor Pledgor has any knowledge of any tenant’s intention at that time to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any Hazardous Materials, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or each tenant’s respective business at such Individual Property as set forth in their respective Leases, (B) held by a tenant for sale to the public in its ordinary course of business, or (C) fully disclosed to and approved by Lender in writing pursuant to the Environmental Reports.

(b)        Mortgage Borrower is the owner and lessor of landlord’s interest in the Leases.

4.1.27  Survey.

As of August 8, 2007, to the best of Pledgor’s knowledge, the Survey for each Individual Property delivered to Lender in connection with this Agreement did not fail to reflect any material matter affecting such Individual Property or the title thereto.

4.1.28  Loan to Value.

The maximum principal amount of the Loan does not exceed one hundred twenty-five percent (125%) of the aggregate fair market value of the Properties.

4.1.29  Filing and Recording Taxes.

All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral to Pledgor, the making of the Mortgage Loan, the Loan or the other transactions contemplated by this Agreement have been paid. All recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid.

4.1.30  Intentionally Deleted.

4.1.31  Management Agreement.

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

4.1.32  Illegal Activity.

No portion of any Individual Property or the Collateral has been or will be purchased with proceeds of any illegal activity and to the best of Pledgor’s knowledge, there are no illegal activities or activities relating to any controlled substances at any Individual Property.

4.1.33  No Change in Facts or Circumstances; Disclosure.

As of August 8, 2007, all information submitted by Pledgor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Pledgor in this Agreement or in any other Loan Document, were accurate, complete and correct in all material respects. To Pledgor’s Actual Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Properties or the business operations or the financial condition of Pledgor or Mortgage Borrower. To Pledgor’s Actual Knowledge, Pledgor has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any information described in this Section 4.1.32 or any representation or warranty made herein to be materially misleading.

4.1.34  Investment Company Act.

Pledgor is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35  Principal Place of Business; State of Organization.

Pledgor’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware and its organizational identification number is 4389660.

4.1.36  Single Purpose Entity.

Pledgor covenants and agrees that its Organizational Documents shall provide that it has not, and shall not, and that the Organizational Documents of its general partner(s), if Pledgor is a partnership, or its managing member(s), if Pledgor is a limited liability company (in each case, “Principal”) shall provide that it has not and shall not:

(a)        with respect to Pledgor, engage in any business or activity other than the acquisition, ownership, and managing of the Collateral, and entering into the Loan, and activities incidental thereto and with respect to Principal, engage in any business or activity other than the ownership of its interest in Pledgor, and activities incidental thereto;

(b)        with respect to Pledgor, acquire or own any material assets other than (i) the Collateral, and (ii) such incidental personal property as may be necessary for the ownership of the Collateral, and with respect to Principal, acquire or own any material asset other than its interest in Pledgor;

(c)        merge into or consolidate with any person or entity or, to the fullest extent permitted by Applicable Law, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;

(d)        (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation or (ii) without the prior written consent of Lender, amend, modify, terminate or fail to comply with the provisions of Pledgor’s Partnership Agreement, Articles of Organization or similar Organizational Documents, as the case may be, or of Principal’s Certificate of Incorporation, Articles of Organization or similar Organizational Documents, as the case may be, whichever is applicable;

(e)        other than Principal’s ownership interest in Pledgor own any subsidiary or make any investment in, any Person without the prior written consent of Lender;

(f)        commingle its assets with the assets of any of its members, general partners, Affiliates, principals or of any other Person or entity, participate in a cash management system with any other entity or Person or fail to use its own separate stationery, telephone number, invoices and checks;

(g)        with respect to Pledgor, incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Debt, and with respect to Principal, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations);

(h)        become insolvent and fail to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, however, the foregoing shall not require Pledgor’s members to make any additional capital contributions to Pledgor;

(i)        (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, principals and Affiliates of Pledgor or of Principal, as the case may be, the Affiliates of a member, general partner or principal of Pledgor or of Principal, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements;

(j)        enter into any contract or agreement with any member, general partner, principal or Affiliate of Pledgor or of Principal, as the case may be, Guarantor, or any member, general partner, principal or Affiliate thereof (other than a business management services agreement with an Affiliate of Pledgor, provided that (i) such agreement is acceptable to Lender, (ii) the manager, or equivalent thereof, under such agreement holds itself out as an agent of Pledgor and (iii) the agreement meets the standards set forth in this subsection (j) following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any member, general partner, principal or Affiliate of Pledgor or of Principal, as the case may be, Guarantor or any member, general partner, principal or Affiliate thereof;

(k)        to the fullest extent permitted by Applicable Law, seek the dissolution or winding up in whole, or in part, of Pledgor or of Principal, as the case may be;

(l)        fail to correct any known misunderstandings regarding the separate identity of Pledgor, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof or any other Person;

(m)        guarantee or become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person;

(n)        make any loans or advances to any third party, including any member, general partner, principal or Affiliate of Pledgor or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof, and shall not acquire obligations or securities of any member, general partner, principal or Affiliate of Pledgor or Principal, as the case may be, or any member, general partner, or Affiliate thereof;

(o)        fail to file its own tax returns or be included on the tax returns of any other Person except as required by Applicable Law;

(p)        fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of Pledgor or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that Pledgor or Principal, as the case may be, is responsible for the debts of any third party (including any member, general partner, principal or Affiliate of Pledgor, or of Principal, as the case may be, or any member, general partner, principal or Affiliate thereof);

(q)        fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, the foregoing shall not require Pledgor’s members to make any additional capital contributions to Pledgor;

(r)        share any common logo with or hold itself out as or be considered as a department or division of (i) any general partner, principal, member or Affiliate of Pledgor or of Principal, as the case may be, (ii) any Affiliate of a general partner, principal or member of Pledgor or of Principal, as the case may be, or (iii) any other Person;

(s)        fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(t)        pledge its assets for the benefit of any other Person, and with respect to Pledgor, other than with respect to the Loan;

(u)        fail to maintain a sufficient number of employees in light of its contemplated business operations;

(v)        fail to provide in its (i) Articles of Organization, Certificate of Formation and/or Operating Agreement, as applicable, if it is a limited liability company, (ii) Limited Partnership Agreement, if it is a limited partnership or (iii) Certificate of Incorporation, if it is a corporation, that for so long as the Loan is outstanding pursuant to the Note, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors without the affirmative vote of each Independent Manager and of all other general partners/managing members/directors;

(w)        fail to hold its assets in its own name;

(x)        if Pledgor or Principal is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent permitted by Applicable Law;

(y)        have any of its obligations guaranteed by an Affiliate except the Guarantor in connection with the Loan;

(z)        violate or cause to be violated the assumptions made with respect to Pledgor and Principal in the Insolvency Opinion;

(aa)      with respect to Principal, or Pledgor, if Pledgor is a single member limited liability company that complies with the requirements of Section 4.1.36(cc) below, fail at any time to have at least two independent managers or directors (each an “Independent Manager”) that are not and have not been for at least five (5) years: (a) a stockholder, director, manager, officer, employee, partner, member, attorney or counsel of Mortgage Borrower, Pledgor or of Principal or any Affiliate of any of them (other than in their capacity as Independent Managers); (b) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Manager) from its activities with Mortgage Borrower, Pledgor, Principal or any Affiliate of any of them (a “Business Party”); (c) a person or other entity controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party. Notwithstanding the foregoing, no Independent Manager shall also serve as (v) an Independent Manager (as such term is defined in the Mortgage Loan Agreement) for Mortgage Borrower or any Mortgage Principal of Mortgage Borrower, (w) an Independent Manager (as such term is defined in the Mezzanine B Loan Agreement) for Mezzanine B Borrower or any Mezzanine B Principal of Mezzanine B Borrower, (x) an Independent Manager (as such term is defined in the Mezzanine C Loan Agreement) for Mezzanine C Borrower or any Mezzanine C Principal of Mezzanine C Borrower, (y) an Independent Manager (as such term is defined in the Mezzanine D Loan Agreement) for Mezzanine D Borrower or any Mezzanine D Principal of Mezzanine D Borrower, or (z) an Independent Manager (as such term is defined in the Mezzanine E Loan Agreement) for Mezzanine E Borrower or any Mezzanine E Principal of Mezzanine E Borrower; or

(bb)      with respect to Principal, or Pledgor, if Pledgor is a single member limited liability company that complies with the requirements of Section 4.1.35(cc) below, permit its board of directors to take any action which, under the terms of any certificate of incorporation, by-laws, voting trust agreement with respect to any common stock or other applicable Organizational Documents, requires the unanimous vote of one hundred percent (100%) of the members of the board without the vote of each Independent Manager.

(cc)      In the event Pledgor is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 4.1.36, the limited liability company agreement of Pledgor (the “LLC Agreement”) shall provide that (A) upon the occurrence of any event that causes the last remaining member of Pledgor (“Member”) to cease to be the member of Pledgor (other than (1) upon an assignment by Member of all of its limited liability company interest in Pledgor and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (2) the resignation of Member and the admission of an additional member of Pledgor in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Manager of Pledgor shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Pledgor, automatically be admitted to Pledgor (“Special Member”) and shall continue Pledgor without dissolution and (B) Special Member may not resign from Pledgor or transfer its rights as Special Member unless (1) a successor Special Member has been admitted to Pledgor as Special Member in accordance with requirements of Delaware law and (2) such successor Special Member has also accepted its appointment as an Independent Manager. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of Pledgor upon the admission to Pledgor of a substitute Member, (w) Special Member shall be a member of Pledgor that has no interest in the profits, losses and capital of Pledgor and has no right to receive any distributions of Pledgor assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Pledgor and shall not receive a limited liability company interest in Pledgor, (y) Special Member, in its capacity as Special Member, may not bind Pledgor and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Pledgor, including, without limitation, the merger, consolidation or conversion of Pledgor; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager, to vote on such matters required by the LLC Agreement. In order to implement the admission to Pledgor of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Pledgor as Special Member, Special Member shall not be a member of Pledgor.

(dd)      Upon the occurrence of any event that causes the Member to cease to be a member of Pledgor, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Pledgor, agree in writing (A) to continue Pledgor and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Pledgor, effective as of the occurrence of the event that terminated the continued membership of Member of Pledgor in Pledgor. Any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Pledgor and upon the occurrence of such an event, the business of Pledgor shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Pledgor upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Pledgor.

Mortgage Borrower is, shall be and shall continue to comply with the provisions of Section 4.1.35 of the Mortgage Loan Agreement.

4.1.37  Business Purposes.

The Loan is solely for the business purpose of Pledgor, and is not for personal, family, household, or agricultural purposes.

4.1.38  Taxes.

Pledgor has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Pledgor knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

4.1.39  Forfeiture.

Neither Pledgor nor, to the best of Pledgor’s knowledge, any other Person in occupancy of or involved with the operation or use any of the Properties has committed any act or omission affording the federal government or any State or local government the right of forfeiture as against any of the Collateral, the Properties or any part thereof or any monies paid in performance of Pledgor’s obligations under the Note, this Agreement or the other Loan Documents. Pledgor hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.40  Environmental Representations and Warranties.

As of August 8, 2007, Pledgor represents and warrants, except as disclosed in the written reports resulting from the environmental site assessments of the Properties delivered to and approved by Lender prior to August 8, 2007 and described in Schedule 4.1.40 attached hereto and made a part hereof (the “Environmental Reports”) that: (a) there were no Hazardous Materials or underground storage tanks in, on, or under any of the Properties, except those that were both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits were required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Individual Property or each tenant’s respective business at such Individual Property as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there were no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from any of the Properties; (c) there was no threat of any Release of Hazardous Materials migrating to any of the Properties; (d) there was no past or present non-compliance with current Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Properties except as described in the Environmental Reports; (e) Pledgor does not know of, and has not received and Mortgage Borrower had not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials in, on, under or from any of the Properties; and (f) Pledgor has truthfully and fully provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from any of the Properties known to Pledgor or Mortgage Borrower or contained in Pledgor’s or Mortgage Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from any of the Properties and/or to the environmental condition of the Properties.

4.1.41  Taxpayer Identification Number.

Borrower’s United States taxpayer identification number is 26-0567850.

4.1.42  OFAC.

Pledgor represents and warrants that neither Pledgor, Mortgage Borrower, Guarantor or any of their respective Affiliates is a Prohibited Person, and Pledgor, Mortgage Borrower, Guarantor and their respective Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

4.1.43  Ground Lease Representations.

(a)        (i) Each Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) as of August 8, 2007, there were no defaults under any Ground Lease by Mortgage Borrower, or, to the best of Pledgor’s knowledge, landlord thereunder, and, to the best of Pledgor’s knowledge, no event had occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease, (iii) to Pledgor’s Actual Knowledge, as of the date hereof, there are no defaults under any Ground Lease by Mortgage Borrower or landlord thereunder, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease, (iv) all rents, additional rents and other sums due and payable under each Ground Lease have been paid in full, (v) neither Mortgage Borrower nor the landlord under each Ground Lease has commenced any action or given or received any notice for the purpose of terminating such Ground Lease, (vi) no Fee Owner, as debtor in possession or by a trustee for such Fee Owner, has given any notice of, and Mortgage Borrower has not consented to, any attempt to transfer the related Fee Estate free and clear of such Ground Lease under section 363(f) of the Bankruptcy Code, and (vii) to the best of Pledgor’s knowledge, no Fee Owner under any Ground Lease is subject to any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding and no Fee Estate with respect to any Ground Lease is an asset in any voluntary or involuntary bankruptcy, reorganization or insolvency proceeding.

(b)        The Ground Leases or a memorandum thereof have been duly recorded, the Ground Leases permits the interest of the lessee thereunder to be encumbered by the applicable Security Instrument, and, except as disclosed to Lender in writing prior to the Closing Date, there has not been any change in the terms of the Ground Leases since their recordation;

(c)        As of August 8, 2007, except as indicated in the related Title Insurance Policy, Mortgage Borrower’s interest in the Ground Leases were not subject to any Liens superior to, or of equal priority with, the applicable Security Instrument;

(d)        Mortgage Borrower’s interest in the Ground Leases are assignable upon notice to, but without the consent of, the lessor thereunder and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, such lessor;

(e)        The Ground Leases require the lessor thereunder to give notice of any default by Mortgage Borrower to Mortgage Lender and the Ground Leases further provide that notice of termination given under the Ground Leases are not effective against Mortgage Lender unless a copy of the notice has been delivered to Mortgage Lender in the manner described in the applicable Ground Lease;

(f)        Mortgage Lender is permitted to cure any default under the Ground Leases pursuant to the terms thereof, which is curable after the receipt of notice of any default before the lessor thereunder may terminate such Ground Lease;

(g)        Each Ground Lease has a term (including extension options) which extends not less than twenty (20) years beyond the Maturity Date;

(h)        The Ground Leases require the lessor to enter into a new lease upon termination of the applicable Ground Lease in the event of a rejection of such Ground Lease in a bankruptcy proceeding; and

(i)        The Ground Leases do not impose restrictions on subletting.

4.1.44  Deposit Accounts.

(a)        The Property Account is and shall be maintained as a “deposit account” (as such term is defined in Section 9-102(a)(29) of the UCC), and each of the other Accounts other than the Property Account is and shall be maintained as a “securities account” (as such term is defined in Section 8-501(a) of the UCC);

(b)        Mortgage Borrower owns and has good and marketable title to the Property Account free and clear of any Lien or claim of any Person;

(c)        Pledgor has delivered to Lender fully executed agreements pursuant to which the banks maintaining the Property Account and the Lockbox Account have agreed to comply with all instructions originated by Mortgage Lender directing disposition of the funds in such accounts without further consent by Mortgage Borrower;

(d)        Other than the security interest granted to Lender pursuant to the Mortgage Loan Agreement and the Property Account Agreement, Mortgage Borrower has not pledged, assigned, or sold, granted a security interest in, or otherwise conveyed the Property Account or the Lockbox Account; and

(e)        The Property Account and the Lockbox Account are not in the name of any Person other than Mortgage Borrower or Mortgage Lender. Mortgage Borrower has not consented to the banks maintaining the Lockbox Account or the Property Account to comply with instructions of any Person other than Mortgage Lender.

4.1.45  Embargoed Person.

As of the Closing Date and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, Principal, Mortgage Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower, Principal, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) no Embargoed Person has any interest of any nature whatsoever in Borrower, Principal, Mortgage Borrower or Guarantor, as applicable, with the result that the investment in Borrower, Principal, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, Principal, Mortgage Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, Principal, Mortgage Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.46  Affiliates.

Pledgor does not own any equity interests in any other Person other than the related Pledged Member Interests.

4.1.47  Mortgage Borrower Representations.

Borrower has reviewed the representations and warranties as of August 8, 2007 made by, and covenants of, Mortgage Borrower to and for the benefit of Mortgage Lender contained in the Mortgage Loan Documents and such representations and warranties as of August 8, 2007 are true, correct and complete.

4.1.48  List of Mortgage Loan Documents.

There are no Mortgage Loan Documents other than those set forth on Schedule 4.1.48 attached hereto. Borrower has or has caused to be delivered to Lender true, complete and correct copies of all Mortgage Loan Documents, and none of the Mortgage Loan Documents has been amended or modified as of the date thereof.

4.1.49  Mortgage Loan Event of Default.

No Mortgage Loan Event of Default exists as of the date hereof. To Pledgor’s Actual Knowledge, no event or circumstance has occurred which with the giving of notice or the passage of time, or both, would constitute a Mortgage Loan Event of Default exists as of the date hereof.

4.1.50  Actual Knowledge of Pledgor.

Pledgor represents that Jonathan Epstein, Michael Hackman and David Smith are familiar with the Properties, their physical condition, and the operation and management thereof, and are the individuals who are knowledgeable of the subject matter of the representations and warranties made to Pledgor’s Actual Knowledge in this Section 4.1.

Section 4.2    Survival of Representations.

All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V.	BORROWER COVENANTS

Section 5.1    Affirmative Covenants.

From the Closing Date and until payment and performance in full of all obligations of Pledgor under the Loan Documents or the earlier release in full of Lender’s Liens encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Pledgor hereby covenants and agrees with Lender that:

5.1.1    Existence; Compliance with Legal Requirements.

(a)        Pledgor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, or cause Mortgage Borrower to comply, in all material respects, with all Legal Requirements applicable to it, the Collateral and the Properties. There shall never be committed by Pledgor, and Pledgor shall use its best efforts to not permit (or Pledgor shall cause Mortgage Borrower to use its best efforts to not permit) any other Person in occupancy of or involved with the operation or use of the Properties from committing any act or omission affording the federal government or any State or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Pledgor’s obligations under any of the Loan Documents. Pledgor hereby covenants and agrees not to commit and Pledgor shall cause Mortgage Borrower not to commit and Pledgor shall use its best efforts to not permit or suffer to exist (or Pledgor shall cause Mortgage Borrower to use its best efforts to not permit or suffer to exist) any act or omission affording such right of forfeiture. Pledgor shall at all times cause Mortgage Borrower to keep, maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Pledgor shall keep, or shall cause Mortgage Borrower to keep, the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Pledgor shall cause Mortgage Borrower to operate any Individual Property that is the subject of any O&M Program in accordance with the terms and provisions thereof in all material respects.

(b)        After prior written notice to Lender, Pledgor, at its own expense, may, or cause Mortgage Borrower to contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Pledgor, Mortgage Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Pledgor is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither any Individual Property nor the Collateral, nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Pledgor shall, and shall cause Mortgage Borrower to, promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Pledgor, Mortgage Borrower, the Collateral or any Individual Property; and (vi) Pledgor shall furnish or cause Mortgage Borrower to furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

(c)        Notwithstanding the foregoing, Pledgor’s failure to cause Mortgage Borrower to obtain an approved parking plan from the Town of Dedham Planning Board with respect to the Individual Property located at 480 Sprague Street, Dedham, Massachusetts shall not be deemed a violation of Pledgor’s covenants set forth in Section 5.1.1(a) hereof for so long as each of the following conditions are satisfied (collectively, the “Parking Plan Conditions”): (i) the tenant under the Sprague Lease is able to legally occupy the space leased to such tenant under the Sprague Lease, (ii) the failure to obtain such approved parking plan does not result in a Material Adverse Effect; (iii) Mortgage Borrower is diligently and expeditiously pursuing such approved parking plan from the Town of Dedham Planning Board; (iv) Borrower promptly provides Lender with copies of all plans, correspondence and documents submitted to the Town of Dedham Planning Board in connection with obtaining such approved parking plan; and (v) on or before the last day of each calendar month, Borrower provides Lender with a written report detailing the actions undertaken by Mortgage Borrower with respect to obtaining such approved parking plan. It shall constitute an Event of Default if Borrower fails to satisfy any of the Parking Plan Conditions and such failure is not cured within ten (10) Business Days after notice to Borrower from Lender.

5.1.2    Taxes and Other Charges.

Pledgor shall pay, or shall cause Mortgage Borrower to pay, all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof as the same become due and payable. Pledgor shall furnish, or cause to be furnished, to Lender receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Pledgor is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Mortgage Lender pursuant to Section 7.2 of the Mortgage Loan Agreement). Pledgor shall not suffer and shall not permit Mortgage Borrower to suffer and shall promptly cause Mortgage Borrower to promptly pay and discharge any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties. After prior written notice to Lender, Pledgor, at its own expense, may, or cause Mortgage Borrower to, contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Pledgor and Mortgage Borrower are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Laws; (iii) neither the Collateral nor any Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Pledgor shall, or shall cause Mortgage Borrower to, promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (vi) Pledgor shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may apply such security or part thereof held by Lender at any time when, in the reasonable judgment of Lender, the validity or applicability of such Taxes or Other Charges are established or any Individual Property or any asset of Pledgor (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Security Instrument or the Pledge Agreement being primed by any related Lien.

5.1.3    Litigation.

Pledgor shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Pledgor or Mortgage Borrower which could reasonably be expected to have a materially adversely affect on Pledgor’s or Mortgage Borrower’s condition (financial or otherwise) or business or any Individual Property.

5.1.4    Access to Properties.

Subject to the rights of tenants under their Leases, Pledgor shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5    Notice of Default.

Pledgor shall promptly advise Lender of any material adverse change in Pledgor’s or Mortgage Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default which Pledgor has knowledge.

5.1.6    Cooperate in Legal Proceedings.

Pledgor shall cooperate, and shall cause each Loan Party to cooperate, fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7    Award and Insurance Benefits.

Pledgor shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Pledgor of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Award or Insurance Proceeds.

5.1.8    Further Assurances.

Pledgor shall and shall cause each Loan Party, at Pledgor’s sole cost and expense:

(a)        furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Pledgor pursuant to the terms of the Loan Documents;

(b)        execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Pledgor under the Loan Documents, as Lender may reasonably require including, without limitation, the authorization of Lender to execute and/or the execution by Pledgor of UCC financing statements; and

(c)        do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

5.1.9    Mortgage and Intangible Taxes.

Pledgor shall pay and shall cause each Loan Party to pay all State, county and municipal recording, intangible, and all other taxes imposed upon the execution and recordation of the UCC Financing Statements and/or upon the execution and delivery of the Note.

5.1.10   Financial Reporting.

(a)        Pledgor will keep and maintain on a Fiscal Year basis, or will cause to be kept and maintained, in accordance with GAAP (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Pledgor and all items of income and expense with respect to the Collateral. Pledgor will cause Mortgage Borrower to keep and maintain on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Mortgage Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Pledgor, Mortgage Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall reasonably request. After the occurrence and during the continuance of an Event of Default, Pledgor shall pay any costs and expenses incurred by Lender to examine Pledgor’s accounting records with respect to the Collateral and the Properties or any Loan Party, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.

(b)        Pledgor will furnish, and cause to be furnished, to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Pledgor’s annual financial statements prepared in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Collateral owned by Pledgor for such Fiscal Year and containing statements of profit and loss for Pledgor and the balance sheet for Pledgor.

(c)        Pledgor will furnish, or cause Mortgage Borrower to furnish, to Lender a copy of the financial statements and all other materials Mortgage Borrower is required to provide Mortgage Lender under Section 5.1.10 of the Mortgage Loan Agreement within the time periods required under such Section.

(d)        For the partial year period commencing on the Closing Date, and for each Fiscal Year thereafter, Pledgor shall cause Mortgage Borrower to submit to Lender an Annual Budget for each Individual Property not later than thirty (30) days prior to the commencement of such period or Fiscal Year in form reasonably satisfactory to Lender, and shall be subject to Lender’s written approval (each such Annual Budget after it has been approved in writing by Lender shall be hereinafter referred to as an “Approved Annual Budget”). In the event that Lender objects to a proposed Annual Budget submitted by Pledgor, Lender shall advise Pledgor of such objections within fifteen (15) days after receipt thereof (and deliver to Pledgor a reasonably detailed description of such objections) and Pledgor shall cause Mortgage Borrower to promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Pledgor of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Pledgor a reasonably detailed description of such objections) and Pledgor shall cause Mortgage Borrower to promptly revise the same in accordance with the process described in this subsection until Lender approves the Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses.

(e)        Pledgor shall furnish or cause Mortgage Borrower to furnish to Lender, within ten (10) Business Days after request such further detailed information with respect to the operation of the Properties and the financial affairs of Pledgor or Mortgage Borrower as may be reasonably requested by Lender, including, without limitation, an annual operating budget for each Individual Property.

(f)        Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Pledgor’s or Mortgage Borrower’s, as applicable, data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).

(g)        Pledgor agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan or any Securities (collectively, the “Investor”) or any Rating Agency rating such participations and/or Securities and each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Pledgor, Mortgage Borrower, any Guarantor, the Collateral and the Properties, whether furnished by Pledgor, Mortgage Borrower, any Guarantor, or otherwise, as Lender reasonably determines necessary or desirable. Pledgor irrevocably waives any and all rights it may have under any Applicable Laws to prohibit such disclosure, including, but not limited, to any right of privacy.

(h)        If requested by Lender, Pledgor shall provide or cause Mortgage Borrower to provide Lender, promptly upon request or within the time periods set forth in this subsection (h), with the following financial statements if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan together with any Affiliated Loans at the time of Securitization may, or if the principal amount of the Loan together with any Affiliated Loans at any time during which the Loan and any Affiliated Loans are included in a Securitization does, equal or exceed 20% of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization:

(i)        A balance sheet with respect to the Property for the two most recent fiscal years, meeting the requirements of Section 210.3-01 of Regulation S-X of the Securities Act and statements of income and statements of cash flows with respect to the Property for the three most recent fiscal years, meeting the requirements of Section 210.3-02 of Regulation S-X, and, for any interim period between the last audited balance sheet and the date of the most recent interim financial statements are included, interim financial statements of the Property meeting the requirements of Section 210.3-01 and 210.3-02 of Regulation S-X (all

of such financial statements, collectively, the “Standard Statements”); provided, however, that with respect to a Property (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) that has been acquired by Pledgor from an unaffiliated third party (such Property, “Acquired Property”), as to which the other conditions set forth in Section 210.3-14 of Regulation S-X for provision of financial statements in accordance with such Section have been met, in lieu of the Standard Statements otherwise required by this section, Pledgor shall instead provide the financial statements required by such Section 210.3-14 of Regulation S-X (“Acquired Property Statements”).

(ii)        Not later than 30 days after the end of each fiscal quarter following the Closing Date, a balance sheet of the Property as of the end of such fiscal quarter, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for the period commencing following the last day of the most recent fiscal year and ending on the date of such balance sheet and for the corresponding period of the most recent fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X (provided, that if for such corresponding period of the most recent fiscal year Acquired Property Statements were permitted to be provided hereunder pursuant to subsection (i) above, Pledgor shall instead provide Acquired Property Statements for such corresponding period).

(iii)        Not later than 75 days after the end of each fiscal year following the Closing Date, a balance sheet of the Property as of the end of such fiscal year, meeting the requirements of Section 210.3-01 of Regulation S-X, and statements of income and statements of cash flows of the Property for such fiscal year, meeting the requirements of Section 210.3-02 of Regulation S-X.

(iv)        Within ten business days after notice from the Lender in connection with the Securitization of this Loan, such additional financial statements, such that, as of the date (each an “Offering Document Date”) of each Disclosure Document, Pledgor shall have provided Lender with all financial statements as described in subsection (h)(i) above; provided that the fiscal year and interim periods for which such financial statements shall be provided shall be determined as of such Offering Document Date.

(i)        If requested by Lender, Pledgor shall provide or cause Mortgage Borrower to provide Lender, promptly upon request (but in no event later than the time periods set forth in Section 5.1.10(h) hereof), with “selected financial data” regarding the net operating income for the Pledgor, Mortgage Borrower and the Properties for the most recent fiscal year and interim period (or such longer period as may be required by Regulation S-K if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB) meeting the requirements and covering the time periods specified in Section 301 of Regulation S-K and Item 1112 of Regulation AB of the Securities Act if, at the time a Disclosure Document is being prepared for a Securitization, it is expected that the principal amount of the Loan and any Affiliated

Loans at the time of Securitization may equal or exceed 10% (but is less than 20%) of the aggregate principal amount of all loans expected to be included in a Securitization.

(j)        All financial statements provided by Pledgor hereunder pursuant to Section 5.1.10(h) and (i) hereof shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB and other applicable legal requirements. All financial statements referred to in Subsections 5.1.10(h)(i) and 5.1.10(h)(iii) above shall be audited by independent Approved Accountants of Pledgor reasonably acceptable to Lender in accordance with Regulation S-K or Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent Approved Accountants thereon, which report shall meet the requirements of Regulation S-K or of Regulation S-X, as applicable, Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent Approved Accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent Approved Accountants and the reference to such independent Approved Accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial statements (audited or unaudited) provided by Pledgor under this Section 5.1.10 shall be certified by the chief financial officer or administrative member of Pledgor, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.10(j).

(k)        If requested by Lender, Pledgor shall provide or cause to be provided to Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act filing in connection with or relating to a Securitization or as shall otherwise be reasonably requested by the Lender.

(l)        In the event Lender reasonably determines, in connection with a Securitization, that the financial statements required in order to comply with Regulation S-K or Regulation S-X, as applicable, Regulation AB or other legal requirements are other than as provided herein, then notwithstanding the provisions of Section 5.1.10(h), (i) and (j) hereof, Lender may request, and Pledgor shall promptly deliver or cause to be promptly delivered, such combination of Acquired Property Statement and/or Standard Statements or such other financial statements as Lender determines to be necessary or appropriate for such compliance.

(m)        If reasonably requested by Lender, Pledgor shall provide Lender, promptly upon request, a list of tenants (including all affiliates of such tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and

(2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base rent. In addition, if reasonably requested by Lender, Pledgor shall use commercially reasonable efforts to provide Lender, promptly upon request, with financial information regarding any of the tenants identified in the list prepared pursuant to the preceding sentence in form and substance sufficient to satisfy the requirements of Item 1112 of Regulation AB.

(n)        The term “Affiliated Loans” shall mean a loan made by Lender to a parent, subsidiary or such other entity affiliated with Pledgor or any Guarantor.

(o)        Without limiting any other rights available to Lender under this Loan Agreement or any of the other Loan Documents, in the event Pledgor shall fail to timely furnish Lender any financial document or statement in accordance with this Section 5.1.10, Pledgor shall promptly pay to Lender a non-refundable charge in the amount of $2,500 for each such failure. The payment of such amount shall not be construed to relieve Pledgor of any Event of Default hereunder arising from such failure.

5.1.11  Business and Operations.

Pledgor will cause Mortgage Borrower to continue to be engaged in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Properties. Pledgor will and shall cause Mortgage Borrower to remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Properties.

5.1.12  Costs of Enforcement.

In the event (a) that Lender exercises any of its rights or remedies under the Pledge Agreement or any other Loan Document as and when permitted thereby, or (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Pledgor or any of its constituent Persons or an assignment by Pledgor or any of its constituent Persons for the benefit of its creditors or (c) Lender incurs any costs or expenses in connection with any refinancing or restructuring of the Loan in the nature of a workout, Pledgor, its successors or assigns, shall be chargeable with and agrees to pay all reasonable costs of collection and defense and all other expenses, including reasonable attorneys’ fees and costs, incurred by Lender or Pledgor in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.13  Estoppel Statement.

(a)        After request by Lender, Pledgor shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Pledge Agreement and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.

(b)        Pledgor shall use commercially reasonable efforts to deliver to Lender upon Lender’s reasonable request, tenant estoppel certificates from each commercial tenant leasing space at the Properties in form and substance reasonably satisfactory to Lender. Notwithstanding the foregoing, Lender shall not request tenant estoppel certificates more than one (1) time during each calendar year unless such request is made (i) in connection with a Securitization or (ii) during the continuance of an Event of Default.

(c)        Pledgor shall, promptly upon request of Lender, cause Mortgage Borrower to use commercially reasonable efforts to deliver an estoppel certificate from Ground Lessor stating that (i) the Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither Ground Lessor nor Mortgage Borrower is in default under any of the terms, covenants or provisions of the Ground Lease and the Ground Lessor know of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither the Ground Lessor nor Pledgor has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable to Ground Lessor under the Ground Lease have been paid in full.

5.1.14  Loan Proceeds.

Pledgor shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4.

5.1.15  Performance by Pledgor.

(a)        Pledgor shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Pledgor, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Pledgor without the prior written consent of Lender.

(b)        Pledgor shall not cause or permit Mortgage Borrower to enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Mortgage Loan Document executed and delivered by, or applicable to, Mortgage Borrower as of the Closing Date or as of the date hereof without the prior written consent of Lender. Pledgor shall cause Mortgage Borrower to provide Lender with a copy of any amendment, waiver, supplement, termination or other modification to the Mortgage Loan Documents within five (5) days after the execution thereof. Pledgor shall not, and shall not permit any Loan Party to, amend or modify the Organizational Documents of any Loan Party in any respect without Lender’s prior written consent.

5.1.16  Confirmation of Representations.

Pledgor shall deliver, if reasonably requested by Lender, in connection with any Securitization or Syndication, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Pledgor in the Loan Documents as of the date of the closing of such Securitization or Syndication in all relevant jurisdictions, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Pledgor and Principal as of the date of the closing of such Securitization or Syndication.

5.1.17  Leasing Matters.

(a)        With respect to any Individual Property, Pledgor may cause Mortgage Borrower to enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Mortgage Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third party tenant, (iii) does not have a material adverse effect on the value or quality of the applicable Individual Property, (iv) is written on the standard form of lease approved by Lender with such modifications thereto which are commercially reasonable given the then current market conditions with respect to the relevant Individual Property and which do not adversely affect Mortgage Borrower’s interests under the Lease or the value of the relevant Individual Property, and (v) is not a Major Lease. All proposed Leases which do not satisfy the requirements set forth in this Section 5.1.17(a) shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. At Lender’s request, Pledgor shall cause Mortgage Borrower to promptly deliver to Lender copies of all Leases which are entered into pursuant to this Subsection together with Pledgor’s certification that it has satisfied or caused Mortgage Borrower to have satisfied all of the conditions of this Section.

(b)        Pledgor shall cause Mortgage Borrower to (i) observe and perform all the obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of any of the Leases as security for the Debt; (ii) promptly send copies to Lender of all notices of default or other material matters which Mortgage Borrower shall send or receive with respect to the Leases; (iii) enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease which shall require Lender’s prior written approval); (iv) not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); (v) immediately upon receipt, deposit all Lease Termination Payments into the Rollover Reserve Fund, (vi) not execute any other assignment of the lessor’s interest in any of the Leases or the Rents (except as contemplated by the Mortgage Loan Documents); and (vii) not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)        Pledgor may, without the consent of Lender, cause Mortgage Borrower to amend, modify or waive the provisions of any Lease or terminate, reduce rents under,

accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such Lease is not a Major Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) does not have a material adverse effect on the value of the applicable Individual Property taken as a whole, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement. A termination of a Lease (other than a Major Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a material adverse effect on the value of the applicable Individual Property taken as a whole. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Subsection shall be subject to the prior written approval of Lender and its counsel, at Pledgor’s expense. At Lender’s request, Pledgor shall cause Mortgage Borrower to promptly deliver to Lender copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 5.1.17(c) together with Pledgor’s certification that it has satisfied or caused to be satisfied all of the conditions of this Section 5.1.17(c).

(d)        Notwithstanding anything contained herein to the contrary, with respect to any Individual Property, Pledgor shall cause Mortgage Borrower to not, without the prior written consent of Lender, enter into, renew, extend, amend, modify, waive any provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease.

(e)        Notwithstanding the provisions of this Section 5.1.17 to the contrary, to the extent that Lender’s prior written approval is required pursuant to the terms of this Section 5.1.17, such request for approval shall be deemed approved if (i) Lender shall have failed to either (x) notify Pledgor of its approval or disapproval or (y) request additional information reasonably required by Lender in order to reach a decision with respect to such request within ten (10) Business Days (the “Approval Period”) following Lender’s receipt of Pledgor’s written request together with any and all information and documentation relating thereto reasonably requested by Lender to reach a decision and provided, the request to Lender is marked in bold lettering with the following: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF THE LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the request must be marked “PRIORITY”, (ii) Pledgor shall have delivered to Lender a written notice of Lender’s failure to respond to Pledgor’s request within the Approval Period (the “Failure to Respond Notice”), and (iii) Lender shall have failed to notify Pledgor of its approval or disapproval within five (5) Business Days following Lender’s receipt of the Failure to Respond Notice (such five (5) Business Day period, the “Second Notice Period”); provided, however, that if such request is of such nature that it cannot reasonably be approved within such Second Notice Period and Lender is diligently pursuing such approval, Lender shall have such additional time as is reasonably necessary to complete such approval upon notice to Pledgor of the need for such additional time within the Second Notice Period. Pledgor shall be required to provide Lender with such material information and documentation as may be reasonably requested by Lender, in its reasonable discretion, including without limitation, lease comparables and other market information as reasonably required by Lender.

5.1.18   Management Agreement.

(a)        The Improvements on the Properties are operated under the terms and conditions of the Management Agreement. In no event shall the management fees under the Management Agreement exceed three percent (3%) of the gross income derived from the Property. Pledgor shall cause Mortgage Borrower to (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreement, on the part of Mortgage Borrower to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Mortgage Borrower under the Management Agreement and (ii) promptly notify Lender of the giving of any notice by Manager to Mortgage Borrower of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Mortgage Borrower to be performed and observed and deliver to Lender a true copy of each such notice. Pledgor shall cause Mortgage Borrower to not surrender the Management Agreement, consent to the assignment by the Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement, or modify, change, supplement, alter or amend the Management Agreement, in any respect, either orally or in writing without the Lender’s prior written consent, which consent shall not be unreasonably, withheld, conditioned or delayed. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Pledgor to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Pledgor shall cause Mortgage Borrower to promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable. Subject to the rights of Mortgage Lender, if Mortgage Borrower shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Mortgage Borrower to be performed or observed, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Pledgor from any of its obligations hereunder, Pledgor shall permit Lender to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of the Management Agreement on the part of Mortgage Borrower to be performed or observed to be promptly performed or observed on behalf of Mortgage Borrower, to the end that the rights of Mortgage Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default; provided, however, that Lender shall have no such obligation to perform any such action. Pledgor shall cause Lender and any Person designated by Lender to have the right to enter upon the applicable Individual Property at any time and from time to time for the purpose of taking any such action. If the Manager shall deliver to Lender a copy of any notice sent to Pledgor or Mortgage Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender in good faith, in reliance thereon. Pledgor shall cause Mortgage Borrower to not, and shall not permit the Manager to, sub-contract any or all of its management responsibilities under the Management Agreement to a third-party without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed. Pledgor shall, from time to time, use commercially reasonable efforts to obtain from the Manager such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Management Agreement as may be requested by Lender. Any sums expended by Lender pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Lender, (ii) shall be deemed to constitute a portion of the Debt, (iii) shall be secured by the lien of the Pledge Agreement and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Lender therefor.

(b)        Without limitation of the foregoing, Pledgor, upon the request of Lender, shall cause Mortgage Borrower to terminate the Management Agreement and replace the Manager, without penalty or fee, if at any time during the Loan: (a) the Manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding, (b) there exists an Event of Default, or (c) there exists a material uncured default (after the expiration of all applicable notice and cure periods) by Manager under the Management Agreement. At such time as the Manager may be removed, a Qualified Manager shall assume management of the applicable Individual Property pursuant to a Replacement Management Agreement.

5.1.19   Environmental Covenants.

(a)        Pledgor covenants and agrees that so long as the Loan is outstanding (i) all uses and operations on or of the Properties, whether by Mortgage Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from any of the Properties; (iii) there shall be no Hazardous Materials in, on, or under any of the Properties, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate the applicable Individual Property or (2) fully disclosed to and approved by Lender in writing; (iv) Pledgor shall cause Mortgage Borrower to keep the Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Pledgor or any other Person (the “Environmental Liens”); (v) Pledgor shall, at its sole cost and expense, cause Mortgage Borrower to fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Pledgor shall, at its sole cost and expense, cause Mortgage Borrower to perform any environmental site assessment or other investigation of environmental conditions in connection with any of the Properties, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief that an Individual Property is not in full compliance with all Environmental Laws, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (vii) Pledgor shall, at its sole cost and expense, cause Mortgage Borrower to comply with all reasonable written requests of Lender to (A) reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Individual Property as required by Environmental Law; and (B) comply with any Environmental Law; (viii) Pledgor shall cause Mortgage Borrower to use its best efforts to not allow any tenant or other user of any of the Properties to violate any Environmental Law; and (ix) Pledgor shall immediately notify Lender in writing after it has become aware of (A) any presence or Release or threatened Releases of Hazardous

Materials in, on, under, from or migrating towards any of the Properties; (B) any non-compliance with any Environmental Laws related in any way to any of the Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any of the Properties; and (E) any written or oral notice or other communication of which Pledgor becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials.

(b)        Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Individual Property at all reasonable times, subject to the rights of tenants under their Leases and upon reasonable advance notice, to assess any and all aspects of the environmental condition of any Individual Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Pledgor shall cause Mortgage Borrower to cooperate with and provide access to Lender and any such Person or entity designated by Lender.

5.1.20   Alterations.

Pledgor shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld except with respect to alterations that could reasonably be expected to have a material adverse effect on Pledgor’s or Mortgage Borrower’s financial condition, the value of the related Individual Property, the Collateral or the Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Pledgor’s or Mortgage Borrower’s financial condition, the value of the related Individual Property, the Collateral or the Net Operating Income, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed in accordance with the terms hereof and the Mortgage Loan Agreement, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, or (c) alterations performed in connection with the Restoration of the related Individual Property in accordance with the terms and provisions of this Agreement and the Mortgage Loan Agreement. If the total unpaid amounts with respect to alterations to the Improvements at the related Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) shall at any time exceed the Alteration Threshold for such Individual Property (the “Threshold Amount”), Pledgor shall promptly deliver or cause to be delivered to Lender as security for the payment of such amounts and as additional security for Pledgor’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization, or (D) a completion bond or letter of credit issued by a financial institution having a rating by S&P of not less than A-1+ if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the initial, or, if higher, then current ratings assigned in connection with any Securitization. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the applicable Individual Property (other than such amounts to be paid or reimbursed by tenants under the Leases) over the Threshold Amount and applied from time to time at the option of Lender to pay for such alterations or to terminate any of the alterations and restore the related Individual Property to the extent necessary to prevent any material adverse effect on the value of the related Individual Property. Notwithstanding the foregoing, Pledgor shall be relieved of its obligation to deposit the security for certain alterations described above provided Mortgage Borrower is required to and does deliver such security to Mortgage Lender in accordance with the Mortgage Loan Documents and Lender received evidence acceptable to Lender of the delivery of such security.

5.1.21   Westfield Purchase Option and Devens Repurchase Agreement.

Pledgor shall not amend, modify or waive any provisions of the Westfield Purchase Option or the Devens Repurchase Agreement, in each case, without obtaining the prior written consent of Lender.

5.1.22   Intentionally Deleted.

5.1.23   Intentionally Deleted.

5.1.24   The Ground Lease.

(a)        With respect to each Ground Lease, Pledgor shall cause Mortgage Borrower to (i) pay all rents, additional rents and other sums required to be paid by Mortgage Borrower, as tenant under and pursuant to the provisions of each Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of each Ground Lease on the part of Mortgage Borrower, as tenant thereunder, (iii) promptly notify Lender of the giving of any notice by the landlord under the applicable Ground Lease to Mortgage Borrower of any default by Mortgage Borrower, as tenant thereunder, and deliver to Lender a true copy of each such notice within five (5) Business Days of receipt and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the landlord under the applicable Ground Lease or of any notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Pledgor’s receipt, together with copies of all notices, pleadings, schedules and similar matters received by Pledgor in connection with such bankruptcy, reorganization or insolvency within five (5) Business Days after receipt. Pledgor shall not, without the prior consent of Lender, (x) cause Mortgage Borrower to surrender the leasehold estate created by the applicable Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter or amend any Ground Lease, either orally or in writing, or (y) consent to, acquiesce in, or fail to object to, any attempt by any Fee Owner, as debtor in possession or by a trustee for such Fee Owner, to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise. Pledgor shall cause Mortgage Borrower to object to any such attempt by such Fee Owner, as debtor in possession or by a trustee for such Fee Owner, to sell or transfer the Fee Estate with respect to any Ground Lease free and clear of the Ground Lease under section 363(f) of the Bankruptcy Code or otherwise, and in such event shall affirmatively assert and pursue its right to adequate protection under section 363(e) of the Bankruptcy Code. If Mortgage Borrower shall default in the performance or observance of any term, covenant or condition of any Ground Lease on the part of Mortgage Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Pledgor shall permit Lender to have the right to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of Mortgage Borrower to be performed or observed on behalf of Pledgor, to the end that the rights of Mortgage Borrower in, to and under such Ground Lease shall be kept unimpaired and free from default; provided, however, that Lender shall have no such obligation to perform any such actions. If the landlord under the applicable Ground Lease shall deliver to Lender a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Pledgor shall cause Mortgage Borrower to exercise each individual option, if any, to extend or renew the term of each Ground Lease upon demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised.

(b)        Subleases. Notwithstanding anything contained in any Ground Lease to the contrary, Pledgor shall cause Mortgage Borrower to not further sublet any portion of the related Individual Property (other than as permitted pursuant to Section 5.1.17 hereof) without prior written consent of Lender.

5.1.25   Intentionally Deleted.

5.1.26   OFAC.

At all times throughout the term of the Loan, Pledgor, Mortgage Borrower, Guarantor, and their respective Affiliates shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

5.1.27   O&M Program.

With respect to each Individual Property listed on Schedule 5.1.27 hereof, Pledgor covenants and agrees to cause Mortgage Borrower to implement within sixty (60) days of the Closing Date and thereafter follow the terms and conditions of the O&M Program for each applicable Property during the term of the Loan, including any extension or renewal thereof. Lender’s requirement that Pledgor cause Mortgage Borrower to comply with the O&M Program shall not be deemed to constitute a waiver or modification of any of Pledgor’s covenants and agreements with respect to Hazardous Materials or Environmental Laws.

5.1.28   Mortgage Loan Reserve Funds.

Pledgor shall cause Mortgage Borrower to deposit and maintain each of the Mortgage Loan Reserve Funds as more particularly set forth in Article VII of the Mortgage Loan Agreement and to perform and comply with all the terms and provisions relating thereto.

5.1.29   Notices.

Pledgor shall give notice, or cause notice to be given, to Lender promptly upon the occurrence of any Mortgage Loan Event of Default.

5.1.30   Special Distributions.

On each date on which amounts are required to be disbursed to Lender pursuant to Article 3 of the Mortgage Loan Agreement, Pledgor shall exercise its rights under the Organizational Documents of Mortgage Borrower to cause Mortgage Borrower to make to Pledgor a distribution in an aggregate amount such that Lender shall receive the amount required to be disbursed pursuant to Article 3 of the Mortgage Loan Agreement.

5.1.31   Mortgage Borrower Covenants.

Pledgor shall cause Mortgage Borrower to comply with all obligations with which Mortgage Borrower has covenanted to comply under the Mortgage Loan Agreement and all other Mortgage Loan Documents (including, without limitation, those certain covenants regarding the maintenance of the Mortgage Interest Rate Cap Agreement and affirmative and negative covenants set forth in the Mortgage Loan Agreement) whether the Mortgage Loan has been repaid or the related Mortgage Loan Document has been otherwise terminated, unless otherwise consented to in writing by Lender. Pledgor shall cause Mortgage Borrower to promptly notify Lender of all notices received by Mortgage Borrower under or in connection with the Mortgage Loan, including, without limitation, any notice by the Mortgage Lender to Mortgage Borrower of any default by Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed, and deliver to Lender a true copy of each such notice, together with any other consents, notices, requests or other written correspondence between Mortgage Borrower and Mortgage Lender.

5.1.32   Mortgage Loan Estoppels.

Pledgor shall, or shall cause Mortgage Borrower to, use commercially reasonable efforts from time to time, to obtain from the Mortgage Lender such certificates of estoppel with respect to compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents as may be requested by Lender. In the event or to the extent that Mortgage Lender is not legally obligated to deliver such certificates of estoppel and is unwilling to deliver the same, or is legally obligated to deliver such certificates of estoppel but breaches such obligation, then Pledgor shall not be in breach of this provision so long as Pledgor furnishes to Lender an estoppel executed by Pledgor and Mortgage Borrower and expressly representing to Lender the information requested by Lender regarding compliance by Mortgage Borrower with the terms of the Mortgage Loan Documents. Pledgor hereby indemnifies Lender from and against all out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought and settlement costs) and disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Lender based in whole or in part upon any fact, event, condition, or circumstances relating to the

Mortgage Loan which was intentionally misrepresented in or which warrants disclosure and was intentionally omitted from such estoppel executed by Pledgor and Mortgage Borrower.

Section 5.2    Negative Covenants.

From the Closing Date until payment and performance in full of all obligations of Pledgor under the Loan Documents or the earlier release in full of Lender’s Lien on the Collateral in accordance with the terms of this Agreement and the other Loan Documents, Pledgor covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:

5.2.1     Liens.

Pledgor shall not permit or cause Mortgage Borrower to create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except (i) Permitted Encumbrances; (ii) Liens created by or permitted pursuant to the Mortgage Loan Documents or the Loan Documents, and (iii) Liens for Taxes or Other Charges not yet due. Pledgor shall not create, incur, assume or suffer to exist any Lien on any portion of the Collateral or permit any such action to be taken.

5.2.2     Dissolution.

Pledgor shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Pledgor except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction or (d) cause the Principal or Mortgage Borrower to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which the Principal or Mortgage Borrower would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar Organizational Documents of the Principal or the Organizational Documents of Mortgage Borrower, in each case, without obtaining the prior written consent of Lender. Nothing contained in this Section 5.2.2 is intended to expand the rights of Pledgor contained in Section 5.2.10 hereof.

5.2.3     Change In Business.

(a)        Pledgor shall not enter into any line of business other than the ownership of the Collateral, or make any material change in the scope or nature of its business purposes, or undertake or participate in activities other than the continuance of its present business.

(b)        Pledgor shall not cause Mortgage Borrower to enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

5.2.4    Debt Cancellation.

Pledgor shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Pledgor by any Person, except for adequate consideration and in the ordinary course of Pledgor’s business. In addition, Pledgor shall not permit or cause Mortgage Borrower to cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance with the Mortgage Loan Agreement) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business.

5.2.5    Zoning.

Pledgor shall not cause Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed.

5.2.6    No Joint Assessment.

Pledgor shall not cause Mortgage Borrower to suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from such Individual Property, or (b) any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

5.2.7    Name, Identity, Structure, or Principal Place of Business.

Pledgor shall not, and shall not permit any Loan Party to, change its name, identity (including its trade name or names), or principal place of business set forth in the introductory paragraph of this Agreement, without, in each case, first giving Lender thirty (30) days prior written notice. Pledgor shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Section 4.1.35, without, in each case, the consent of Lender. Upon Lender’s request, Pledgor shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Collateral as a result of such change of principal place of business or place of organization.

5.2.8    ERISA.

(a)        During the term of the Loan or of any obligation or right hereunder, no Loan Party shall be a Plan and none of the assets of Pledgor or any Loan Party shall constitute Plan Assets.

(b)        Pledgor further covenants and agrees to deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, and represents and covenants that (A) no Loan Party is, and no Loan Party maintains an “employee benefit plan” as defined in Section 3(32) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) no Loan Party is subject to State statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:

(i)        Equity interests in such Loan Party are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);

(ii)        Less than twenty-five percent (25%) of each outstanding class of equity interests in such Loan Party are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

(iii)        Such Loan Party qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c) or (e).

5.2.9     Affiliate Transactions.

(a)        Pledgor shall not enter into, or be a party to, any transaction with an Affiliate of Pledgor, Principal or any of the partners of Pledgor or Principal except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to Pledgor or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.

(b)        Except in connection with payments made to Manager pursuant to and in accordance with the Subordination of Management Agreement, no Loan Party shall pay, or permit the payment of, development fees, management fees, brokerage or leasing fees or commissions or any other compensation of any form whatsoever (excluding Distributions pursuant to Section 5.1.30 hereof) to any Loan Party or any direct or indirect partner, member, shareholder or Affiliate thereof, or request disbursement of funds from Lender or Mortgage Lender for such purpose, without the prior written consent of Lender. Any contracts or agreements relating to the Property in any manner between or among any Loan Party and any other Loan Party or their respective direct or indirect partners, members, shareholders or Affiliates, including the Management Agreement and any other agreement specifically related to the Property, the Collateral or any Loan Party (collectively, the “Affiliate Agreements”) shall be made on an arm’s-length basis and shall be subject to the prior written approval of Lender, such approval not to be unreasonably withheld, conditioned or delayed; and the parties to each Affiliate Agreement shall acknowledge and agree that such agreement is terminable by Mortgage Borrower or Lender immediately upon notice, without the payment of any fee, penalty, premium or liability for future or accrued liabilities or obligations, if an Event of Default shall have occurred and be continuing. Following an Event of Default, if requested by Lender in writing, Pledgor shall, or shall cause the applicable Loan Party to, terminate any existing Affiliate Agreement specified by Lender within five (5) days after delivery of Lender’s request without payment of any penalty, premium, termination fee or any other amount which might be due and payable under such Affiliate Agreement. If such Affiliate Agreement is not terminated in accordance with the immediately preceding sentence, Lender shall have the right, and Pledgor hereby irrevocably authorizes Lender and irrevocably appoints Lender as Pledgor’s attorney-in-fact coupled with an interest, at Lender’s sole option, to terminate such Affiliate Agreement on behalf of and in the name of the applicable Loan Party, and Pledgor hereby releases and waives any claims against Lender arising out of Lender’s exercise of such authority.

5.2.10  Transfers.

(a)        Pledgor shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property, the Collateral or any part thereof or any legal or beneficial interest therein or permit a Sale or Pledge of an interest in any Restricted Party (collectively, a “Transfer”), other than pursuant to Leases of space in the Improvements to tenants in accordance with the provisions of Section 5.1.17 hereof or a release of an Individual Property in accordance with the provisions of Section 2.5 hereof, without (i) the prior written consent of Lender and (ii) if a Securitization has occurred, delivery to Lender of written confirmation from the Rating Agencies that the Transfer will not result in the downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or the proposed rating of any Securities.

(b)        A Transfer shall include, but not be limited to: (i) an installment sales agreement wherein Pledgor agrees to sell one or more Individual Properties, the Collateral or any part thereof for a price to be paid in installments; (ii) an agreement by Mortgage Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Mortgage Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with the Mortgage Loan Agreement and Section 5.1.18 hereof, or (viii) any deed-in-lieu or consensual foreclosure relating to any Individual Property with or for the benefit of Mortgage Lender or any Affiliate thereof.

(c)        Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents (but subject to the provisions of Sections 5.2.10(a), (e) and (b) hereof), the following transfers shall not be deemed to be a Transfer:

(i)        a transfer by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party (other than Mortgage Borrower or Mortgage Principal) or a Restricted Party (other than Mortgage Borrower or Mortgage Principal) itself;

(ii)        the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the stock in a Restricted Party other than Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower or Mezzanine E Principal; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer;

(iii)        intentionally deleted;

(iv)        the transfer of all or any portion of the direct or indirect interests in JV LLC; provided, however, that as a condition to each such transfer, (A) Lender shall receive not less than thirty (30) days’ prior written notice of such proposed transfer, (B) Michael Hackman, Jonathan Epstein and/or KBS Real Estate shall, directly or indirectly, retain and maintain control over the day-to-day management and operations of the Properties, Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal and JV LLC following such transfer, (C) if, as a result of such transfer, control over the day-to-day management and operations of the Pledgor, Mortgage Borrower, Principal, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal and JV LLC is transferred from Michael Hackman and/or Jonathan Epstein to KBS Real Estate, KBS Real Estate shall have satisfied the terms and provision of Section 5.2.10(e) hereof, and (D) a Qualified Manager shall continue to manage the Properties following such transfer;

(v)        the Sale or Pledge, in one or a series of transactions, of not more than forty-nine percent (49%) of the limited partnership interests or non-managing membership interests (as the case may be) in a Restricted Party other than Mortgage Borrower, Mortgage Principal, Pledgor, Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower and Mezzanine E Principal; provided, however, no such transfers shall result in the change of voting control in the Restricted Party, and as a condition to each such transfer, Lender shall receive not less than thirty (30) days prior written notice of such proposed transfer;

(vi)        the Pledge to Mezzanine B Lender of the membership interest in Borrower as collateral security for the Mezzanine B Loan, or any registration of such Pledge;

(vii)       the Pledge to Mezzanine C Lender of the membership interest in Mezzanine B Borrower as collateral security for the Mezzanine C Loan, or any registration of such Pledge;

(viii)      the Pledge to Mezzanine D Lender of the membership interest in Mezzanine C Borrower as collateral security for the Mezzanine D Loan, or any registration of such Pledge; and

(ix)         the Pledge to Mezzanine E Lender of the membership interest in Mezzanine D Borrower as collateral security for the Mezzanine E Loan, or any registration of such Pledge.

(d)        Notwithstanding anything to the contrary contained in this Section 5.2.10, except in connection with any transfers pursuant to clauses (iii) or (iv) of Section 5.2.10 hereof, at all times during the term of the Loan either (A) (I) Michael Hackman and/or Jonathan Epstein shall, directly or indirectly, retain and maintain control over the day-to-day management and operations of Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal and JV LLC, (II) Michael Hackman, William Manley and/or Jonathan Epstein shall hold, individually or collectively, at least a three percent (3%) direct or indirect, as applicable, equity interest in each of Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal, JV LLC and New Leaf Industrial and (III) New Leaf Industrial shall hold, at least a seventeen percent (17%) direct or indirect, as applicable, equity interest in each of Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal and JV LLC, or (B) (I) KBS Real Estate shall, directly or indirectly, retain and maintain control over the day-to-day management and operations of Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal and JV LLC and (II) KBS Real Estate shall hold, at least a fifty-one percent (51%) direct or indirect, as applicable, equity interest in each of Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal and JV LLC.

(e)        In the event that the control over the day-to-day management and operations of Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal and JV LLC is directly or indirectly transferred from Michael Hackman and/or Jonathan Epstein to KBS Real Estate, KBS Real Estate or an entity that is directly or indirectly wholly owned by KBS Real Estate (a “KBS Subsidiary”) shall, within five (5) Business Days of such transfer, (i) assume all the obligations of Michael D. Hackman, Jonathan Epstein, William Manley, Calare Properties, Inc., a Delaware corporation, and Hackman Capital Partners, LLC, a California limited liability company, under the Environmental Indemnity and the Guaranty with respect to all acts and events occurring or arising after such transfer, in a manner reasonably satisfactory to Lender, including, without limitation, by entering into an assumption agreement in form and substance reasonably satisfactory to Lender and (ii) deliver to Lender, (x) financial statements or other information reasonably required by Lender with respect to KBS Real Estate or the KBS Subsidiary, as applicable, and (y) such legal opinions as Lender may reasonably require in connection with such assumption. Upon compliance with the provisions of this Section 5.2.10(e) and provided that (A) KBS Real Estate or the KBS Subsidiary, as applicable, has a net worth of at least $50,000,000, as reasonably determined by Lender and (B) no Event of Default has occurred and is continuing, Lender shall release Michael D. Hackman, Jonathan Epstein, William Manley, Calare Properties, Inc., a Delaware corporation, and Hackman Capital Partners, LLC, a California limited liability company, from their respective obligations under the Guaranty and the Environmental Indemnity with respect to all acts and events occurring or arising after the control over the day-to-day management and operations of Pledgor, Principal, Mortgage Borrower, Mortgage Principal, Mezzanine B Borrower, Mezzanine B Principal, Mezzanine C Borrower, Mezzanine C Principal, Mezzanine D Borrower, Mezzanine D Principal, Mezzanine E Borrower, Mezzanine E Principal and JV LLC is directly or indirectly transferred from Michael Hackman and/or Jonathan Epstein to KBS Real Estate.

(f)        Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.10, (a) no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person, (b) in the event of any transfer (whether or not such transfer shall constitute a Transfer), results in any Person and its Affiliates owning in excess of ten percent (10%) of the ownership interest in a Restricted Party Pledgor shall provide to Lender, not less than thirty (30) days prior to such transfer, the name and identity of each proposed transferee, together with the names of its controlling principals, the social security number or employee identification number of such transferee and controlling principals, and such transferee’s and controlling principal’s home address or principal place of business, and home or business telephone number, and (c) in the event any transfer (whether or not such transfer shall constitute a Transfer) results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the ownership interest in a Restricted Party, Pledgor shall, prior to such transfer, deliver an updated Insolvency Opinion to Lender, which opinion shall be in form, scope and substance reasonably acceptable in all respects to Lender and the Rating Agencies.

5.2.11  Limitation on Securities Issuances.

Pledgor shall not permit Mortgage Borrower or Mortgage Principal to issue any limited liability membership interests or other securities other than those that have been issued as of the Closing Date.

5.2.12  Distributions.

(a)        Any and all dividends, including capital dividends, stock or liquidating dividends, distributions of property, redemptions or other distributions made by Mortgage Borrower and Mortgage Principal on or in respect of any interests in Mortgage Borrower or Mortgage Principal, as applicable, and any and all cash and other property received in payment of the principal of or in redemption of or in exchange for any such interests (collectively, the “Distributions”), shall become part of the Collateral. Notwithstanding the foregoing, Lender expressly agrees that Pledgor shall be permitted to distribute to its members any Distributions Pledgor receives only upon the express condition that no Event of Default has occurred and is continuing under the Loan.

(b)        If any Distributions shall be received by Pledgor or any Affiliate of Pledgor after the occurrence and during the continuance of an Event of Default, Pledgor shall hold, or shall cause the same to be held, in trust for the benefit of Lender. Any and all revenue derived from the Properties paid directly by tenants, subtenants or occupants of the Properties shall be held and applied in accordance with the terms and provisions of the Mortgage Loan Agreement.

5.2.13  Refinancing or Prepayment of the Mortgage Loan.

Neither Pledgor nor Mortgage Borrower shall be required to obtain the consent of Lender to refinance the Mortgage Loan, provided that the Loan shall have (or shall simultaneously be) been paid in full in accordance with the terms of this Agreement (including any prepayment premiums and other amounts due and payable to Lender under the Loan Documents). Pledgor shall cause Mortgage Borrower to obtain the prior written consent of Lender to enter into any other refinancing of the Mortgage Loan.

5.2.14  Acquisition of the Mortgage Loan.

(a)        No Loan Party, Guarantor or any Affiliate of any of them or any Person acting at any such Person’s request or direction, shall acquire or agree to acquire the lender’s interest in the Mortgage Loan, or any portion thereof or any interest therein, or any direct or indirect ownership interest in the holder of the Mortgage Loan, via purchase, transfer, exchange or otherwise, and any breach or attempted breach of this provision shall constitute an Event of Default hereunder. If, solely by operation of applicable subrogation law, Pledgor shall have failed to comply with the foregoing, then Pledgor: (i) shall immediately notify Lender of such failure; (ii) shall cause any and all such prohibited parties acquiring any interest in the Mortgage Loan Documents: (A) not to enforce the Mortgage Loan Documents; and (B) upon the request of Lender, to the extent any of such prohibited parties has or have the power or authority to do so, to promptly: (1) cancel the promissory note evidencing the Mortgage Loan, (2) reconvey and release the Lien securing the Mortgage Loan and any other collateral under the Mortgage Loan Documents, and (3) discontinue and terminate any enforcement proceeding(s) under the Mortgage Loan Documents.

(b)        Lender shall have the right at any time to acquire all or any portion of the Mortgage Loan or any interest in any holder of, or participant in, the Mortgage Loan without notice or consent of Pledgor or any other Loan Party, in which event Lender shall have and may exercise all rights of Mortgage Lender thereunder (to the extent of its interest), including the right (i) to declare that the Mortgage Loan is in default and (ii) to accelerate the Mortgage Loan indebtedness, in accordance with the terms thereof and (iii) to pursue all remedies against any obligor under the Mortgage Loan Documents. In addition, Pledgor hereby expressly agree that any claims, counterclaims, defenses, offsets, deductions or reductions of any kind which Mortgage Borrower or any other Person may have against Mortgage Lender relating to or arising out of the Mortgage Loan shall be the personal obligation of Mortgage Lender, and in no event shall Mortgage Borrower be entitled to bring, pursue or raise any such claims, counterclaims, defenses, offsets, deductions or reductions against Lender or any Affiliate of Lender or any other Person as the successor holder of the Mortgage Loan or any interest therein, provided that Mortgage Borrower may seek specific performance of its contractual rights under the Mortgage Loan Documents.

5.2.15  Material Agreements.

(a)        Pledgor shall not, and shall not permit any Loan Party to, enter into any Material Agreement without the consent of Lender not to be unreasonably withheld or delayed. Lender may condition its consent upon Mortgage Borrower also obtaining the consent of the Mortgage Lender, if applicable. Upon the request of Lender with respect to Material Agreements, Pledgor shall use commercially reasonable efforts, or shall cause the applicable Loan Party to us commercially reasonable efforts, to deliver to Lender a recognition agreement from such service or material provider, among other things, providing for such Person’s continued performance should Lender become the owner of the Collateral. Each such Material Agreement and each recognition agreement relating thereto, shall be in form and substance reasonably acceptable to Lender in all respects, including the amount of the costs and fees thereunder.

(b)        Except as specifically set forth herein, Pledgor will not, and will not permit or cause any Loan Party to, amend, modify, supplement, rescind or terminate any Material Agreement, without Lender’s approval (such approval not to be unreasonably withheld, conditioned or delayed), including the identity of the party to perform services under such agreement. If a material or service provider under a Material Agreement is in default in its obligations thereunder to the extent entitling the applicable Loan Party to rescind or terminate that agreement, then if Lender so requires (but not otherwise), Pledgor will, or will cause the applicable Loan Party to, promptly use all reasonable efforts to terminate that agreement and appoint a new party in its place, with such identity and terms of appointment approved by Lender.

(c)        Pledgor shall and shall cause each Loan Party, as applicable, to observe and perform each and every term to be observed or performed by such Loan Party under the Material Agreements the non-performance of which would cause a Material Adverse Effect.

VI.        INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS

Section 6.1      Insurance.

(a)        Pledgor shall cause Mortgage Borrower to maintain at all times during the term of the Loan the insurance required under Section 6.1 of the Mortgage Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Pledgor shall cause Lender to be named as an additional named insured under each of the insurance policies described in Section 6.1 (a)(ii), (iii), (v) and (ix) of the Mortgage Loan Agreement. In addition, Pledgor shall cause Lender to be named as a named insured together with Mortgage Lender, as their interest may appear, under the insurance policies required under Section 6.1 (a)(i), (iv), (vi), (vii), (viii) and (x) of the Mortgage Loan Agreement. Pledgor shall also cause all insurance policies required under this Section 6.1 to provide for at least thirty (30) days prior notice to Lender in the event of policy cancellation or material changes. Not less than thirty (30) days prior to the expiration dates of the Policies (as such term is defined in the Security Instruments) theretofore furnished to Lender pursuant to the terms hereof, certified copies of the Policies marked “premium paid” or accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder shall be delivered by Pledgor to Lender; provided, however, that in the case of renewal Policies, Pledgor may furnish Lender with binders therefor to be followed by the original Policies when issued.

(b)        If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Pledgor, to take such action as Lender deems reasonably necessary to protect its interest in the Collateral, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Pledgor to Lender upon demand and until paid shall be secured by the Pledge Agreement and shall bear interest at the Default Rate.

(c)        For purposes of this Agreement, Lender shall have the same approval rights over the insurance referred to above (including, without limitation, the insurers, deductibles and coverages thereunder, as well as the right to require other reasonable insurance pursuant to Section 6.1(a)(x)) as are provided in favor of the Mortgage Lender in the Mortgage Loan Agreement. All liability insurance provided for in the Mortgage Loan Agreement shall provide insurance with respect to the liabilities of both the Mortgage Borrower and the Pledgor. The insurance policies delivered pursuant to the Mortgage Loan Agreement shall include endorsements of the type described in Section

6.1(e) thereof, but pursuant to which Lender shall have the same rights as the Mortgage Lender as referred to in such Section 6.1(e).

(d)        In the event that the Mortgage Loan has been paid in full, except upon the occurrence and continuance of an Event of Default, Pledgor shall permit Mortgage Borrower to settle any insurance or condemnation claims with respect to the insurance proceeds or condemnation awards which in the aggregate are less than or equal to the Threshold Amount (as defined in the Security Instruments) for the applicable Individual Property. Lender shall have the right to participate in and reasonably approve any settlement for insurance or condemnation claims with respect to the insurance proceeds or condemnation awards which in the aggregate are equal to or greater than the Threshold Amount for the applicable Individual Property. If an Event of Default shall have occurred and be continuing, Pledgor hereby irrevocably empowers Lender, in the name of Mortgage Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim and to collect and to make receipt for any such payment.

Section 6.2      Casualty.

If any Individual Property shall sustain a Casualty, Pledgor shall cause Mortgage Borrower to give prompt notice of such Casualty to Lender and shall cause Mortgage Borrower to promptly commence and diligently prosecute to completion the repair and restoration of such Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty and otherwise in accordance with Section 6.4 of the Mortgage Loan Agreement.

Section 6.3      Condemnation.

Pledgor shall cause Mortgage Borrower to give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of any Individual Property and shall cause Mortgage Borrower to deliver to Lender a copy of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Pledgor shall from time to time cause Mortgage Borrower to deliver to Lender all instruments requested by Lender to permit such participation. Pledgor shall, at its expense, cause Mortgage Borrower to diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Pledgor shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

Section 6.4      Restoration.

(a)        Pledgor shall, or shall cause Mortgage Borrower to, deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under Section 6.4 of the Mortgage Loan Agreement in connection with a restoration of the Property after a Casualty or Condemnation. If any insurance proceeds or condemnation awards are to be disbursed by Mortgage Lender for restoration, Pledgor shall deliver or cause to be delivered to Lender copies of all written correspondence delivered to and received from Mortgage Lender that relates to the restoration and release of the insurance proceeds or condemnation awards.

(b)        Notwithstanding any provision in this Agreement to the contrary, all insurance proceeds and condemnation awards will be made available to Mortgage Borrower in accordance with the Mortgage Loan Agreement. In the event the Mortgage Loan has been paid in full and Lender receives any insurance proceeds or condemnation award, Lender shall either apply such proceeds to the Debt or for the restoration of the applicable Individual Property in accordance with the same terms and conditions contained in Section 6.4 of the Mortgage Loan Agreement.

Section 6.5      Rights of Lender.

For purposes of this Article 6, Pledgor shall obtain the approval of Lender for each matter requiring the approval of Mortgage Lender under the provisions of Sections 6.4 of the Mortgage Loan Agreement, with each reference in any such provisions to the “Loan” to include the Mortgage Loan and the Loan, and the reference in any such provisions to the “Maturity Date” to mean the Maturity Date, as defined herein. If the Mortgage Lender does not require the deposit by the Mortgage Borrower of the “Proceeds Deficiency” pursuant to Section 6.4(b)(vii) of the Mortgage Loan Agreement, Lender shall have the right to demand that Pledgor make a deposit of said “Proceeds Deficiency” in accordance with the terms of such Section (as if each reference therein to “Pledgor” and “Lender” referred to Pledgor and Lender, respectively).

VII.        RESERVE FUNDS

Section 7.1      Required Repair.

(a)        Pledgor shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 7.1 of the Mortgage Loan Agreement.

(b)        In the event (i) Mortgage Lender waives the requirements of Mortgage Borrower to maintain the Required Repair Fund pursuant to the terms of Section 7.1 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same manner as the Required Repair Fund in Section 7.1 of the Mortgage Loan Agreement.

Section 7.2      Tax and Insurance Escrow Fund.

(a)        Pledgor shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 7.2 of the Mortgage Loan Agreement.

(b)        In the event (i) Mortgage Lender waives the requirements of Mortgage Borrower to maintain the Tax and Insurance Escrow Fund pursuant to the terms of Section 7.2 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same manner as the Tax and Insurance Escrow Fund in Section 7.2 of the Mortgage Loan Agreement.

Section 7.3      Replacement Reserve Fund.

(a)        Pledgor shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 7.3 of the Mortgage Loan Agreement.

(b)        In the event (i) Mortgage Lender waives the requirements of Mortgage Borrower to maintain the Replacement Reserve Fund pursuant to the terms of Section 7.3 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same manner as the Replacement Reserve Fund in Section 7.3 of the Mortgage Loan Agreement.

Section 7.4      Rollover Reserve Fund.

(a)        Pledgor shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 7.4 of the Mortgage Loan Agreement.

(b)        In the event (i) Mortgage Lender waives the requirements of Mortgage Borrower to maintain the Rollover Reserve Fund pursuant to the terms of Section 7.4 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same manner as the Rollover Reserve Fund in Section 7.4 of the Mortgage Loan Agreement.

Section 7.5      Excess Cash Reserve Fund.

(a)        Pledgor shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 7.5 of the Mortgage Loan Agreement.

(b)        In the event (i) Mortgage Lender waives the requirements of Mortgage Borrower to maintain the Excess Cash Reserve Fund pursuant to the terms of Section 7.5 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same manner as the Excess Cash Reserve Fund in Section 7.5 of the Mortgage Loan Agreement.

Section 7.6      Ground Lease Escrow Fund.

(a)        Pledgor shall cause Mortgage Borrower to comply with all of the terms and conditions set forth in Section 7.6 of the Mortgage Loan Agreement.

(b)        In the event (i) Mortgage Lender waives the requirements of Mortgage Borrower to maintain the Ground Lease Escrow Fund pursuant to the terms of Section 7.6 of the Mortgage Loan Agreement or (ii) the Mortgage Loan has been repaid in full, Lender shall have the right to require Borrower to establish and maintain an escrow that would operate in the same manner as the Ground Lease Escrow Fund in Section 7.6 of the Mortgage Loan Agreement.

Section 7.7      Intentionally Deleted.

Section 7.8      REIT Distribution Reserve.

(a)        On the Closing Date, Borrower deposited with Lender $2,000,000 for the payment of REIT Distribution Shortfalls. Such amounts deposited shall hereinafter be referred to as Borrower’s “REIT Distribution Fund”.

(b)        Lender shall make disbursements from the REIT Distribution Fund only for estimated REIT Distribution Shortfalls and only during the existence of a Cash Management Period. During the existence of a Cash Management Period, Lender shall disburse to Borrower amounts from the REIT Distribution Fund which are necessary to allow Borrower to make estimated Required REIT Distributions upon written request from Borrower and satisfaction of each of the following conditions precedent:

(i)        Borrower shall have delivered to Lender a written notice (the “REIT Distribution Notice”) setting forth (A) the estimated Required REIT Distributions for the Projection Period for which Borrower is requesting a REIT Distribution Shortfall, (B) KBS Real Estate’s estimated taxable losses related to such Projection Period that are attributable to all real property (other than the Properties) owned directly or indirectly by KBS Real Estate (the “REIT Taxable Losses”), (C) the estimated amount of Cash or other immediately available funds, if any, available to KBS Real Estate to satisfy the payment of any estimated Required REIT Distributions for such Projection Period (“Available Cash”) and (D) the estimated REIT Distribution Shortfall for such Projection Period (as such amount may be adjusted pursuant to Section 7.8(c) hereof). The REIT Distribution Notice shall be certified by the chief financial officer of KBS Real Estate and shall be in form and substance reasonably acceptable to Lender;

(ii)        Borrower shall have delivered to Lender a written confirmation (the “REIT Accountant’s Statement”), in form and substance reasonably acceptable to Lender, from an Approved Accountant confirming that the estimated Required REIT Distributions, the estimated Available Cash, the estimated REIT Taxable Losses and the estimated REIT Distribution Shortfall, as reflected in the REIT Distribution Notice delivered pursuant to clause (i) above, are accurate and supported by the financial statements prepared by such Approved Accountant; and

(iii)        Borrower shall have delivered to Lender such financial statements, operating statements, tax statements or other financial documentation, as may be reasonably requested by Lender in connection with confirming the accuracy of the information reflected on the REIT Distribution Notice.

The amount disbursed by Lender to Borrower from the REIT Distribution Fund shall not, in any event, exceed the amount of the estimated REIT Distribution Shortfall. In addition, Lender shall not have any obligation to make any disbursement from the REIT Distribution Fund that is in excess of the remaining balance of the REIT Distribution Fund.

(c)        Within 30 days following the end of each Projection Period, Borrower shall deliver to Lender a statement (the “REIT Reconciliation”) setting forth (1) KBS Real Estate’s actual (or best estimate if actual is not yet known) Required REIT Distributions for such Projection Period and all prior Projection Periods for which a REIT Reconciliation setting forth the actual Required REIT Distributions has not been previously delivered to Lender, (2) KBS Real Estate’s actual (or best estimate if actual is not yet known) REIT Taxable Losses for such Projection Period and all prior Projection Periods for which a REIT Reconciliation setting forth the actual REIT Taxable Losses has not been previously delivered to Lender, (3) the actual (or best estimate if actual is not yet known) REIT Distribution Shortfall for such Projection Period and all prior Projection Periods for which a REIT Reconciliation setting forth the actual REIT Distribution Shortfall has not been previously delivered to Lender and (3) evidence supporting such statement. The REIT Reconciliation shall be certified by the chief financial officer of KBS Real Estate and shall be in form and substance reasonably acceptable to Lender. If the disbursements made to Borrower pursuant to Section 5.2.10(b) hereof for the Projection Period(s) identified on a REIT Reconciliation exceeded the actual (or best estimate if actual is not yet known) REIT Distribution Shortfall set forth in such REIT Reconciliation, then the estimate of the REIT Distribution Shortfall reflected on the REIT Distribution Notice(s) delivered to Lender after the delivery of such REIT Reconciliation shall be adjusted to reduce the estimated amount of REIT Distribution Shortfalls by the amount of such excess. If the disbursements made to Borrower pursuant to Section 5.2.10(b) hereof for the Projection Period(s) identified on a REIT Reconciliation was less than the actual (or best estimate if actual is not yet known) REIT Distribution Shortfall set forth in such REIT Reconciliation, then the estimate of the REIT Distribution Shortfall reflected on the REIT Distribution Notice(s) delivered to Lender after the delivery of the REIT Reconciliation shall be adjusted to increase the estimated amount of REIT Distribution Shortfalls by the amount of such shortfall.

(d)        Borrower shall be entitled to receive disbursements from the REIT Distribution Fund until such time (and regardless of whether any default exists under any of the Loan Documents) as Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and/or Mezzanine E Lender has foreclosed on all of the Collateral, the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or the Mezzanine E Collateral, as applicable or has otherwise acquired all of the Collateral, the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or the Mezzanine E Collateral, as applicable, in connection with the exercise of its rights and remedies under any of the Loan Documents, the Mezzanine B Loan Documents, the Mezzanine C Loan Documents, the Mezzanine D Loan Documents and/or the Mezzanine E Loan Documents, as applicable, following an Event of Default, Mezzanine B Event of Default, Mezzanine C Event of Default, Mezzanine D Event of Default and/or Mezzanine E Event of Default, as applicable, such that National Industrial Mezz B, LLC, a Delaware limited liability company, no longer has any direct or indirect equity interest in Borrower. Notwithstanding anything to the contrary contained herein, in no event shall Lender be obligated to disburse funds from the REIT Distribution Fund after Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and/or Mezzanine E Lender has foreclosed on all of the Collateral, the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or Mezzanine E Collateral, as applicable, or has otherwise acquired all of the Collateral, the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or the Mezzanine E Collateral, as applicable, in connection with the exercise of its rights and remedies under any of the Loan Documents, the Mezzanine B Loan Documents, the Mezzanine C Loan Documents, the Mezzanine D Loan Documents and/or the Mezzanine E Loan Documents, as applicable, or at law, such that National Industrial Mezz B, LLC, a Delaware limited liability company, no longer has any direct or indirect equity interest in Borrower. Notwithstanding anything to the contrary contained herein, if (i) Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and/or Mezzanine E Lender has foreclosed on all of the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or the Mezzanine E Collateral, as applicable, or has otherwise acquired all of the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine

D Collateral and/or the Mezzanine E Collateral, as applicable, such that National Industrial Mezz B, LLC, a Delaware limited liability company, no longer has any direct or indirect equity interest in Borrower, (ii) Lender has not foreclosed on all of the Collateral and (iii) no Event of Default has occurred and is continuing, then Lender shall apply all amounts in the REIT Distribution Fund to the Loan, as if such payment was a voluntary prepayment made pursuant to Section 2.3.1 hereof. Notwithstanding the foregoing, if (i) Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and/or Mezzanine E Lender has foreclosed on all of the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or the Mezzanine E Collateral, as applicable, or has otherwise acquired all of the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or the Mezzanine E Collateral, as applicable, (ii) Lender has not foreclosed on all of the Collateral and (iii) an Event of Default has occurred and is continuing, then Lender shall apply all amounts in the REIT Distribution Fund to the Loan, as if such payment was a payment made pursuant to Section 2.3.3 hereof.

Section 7.9      Reserve Funds, Generally.

(a)        Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and the related Accounts and any and all monies now or hereafter deposited in each Reserve Fund and related Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the related Accounts shall constitute additional security for the Debt.

(b)        Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion; provided, however, Lender shall have no right to apply any of the sums on deposit in the REIT Distribution Fund to amounts owing under the Loan until such time as Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and/or Mezzanine E Lender has foreclosed on all of the Collateral, the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or the Mezzanine E Collateral, as applicable, or has otherwise acquired all of the Collateral, the Mezzanine B Collateral, the Mezzanine C Collateral, the Mezzanine D Collateral and/or the Mezzanine E Collateral, as applicable, in connection with the exercise of its rights and remedies under any of the Loan Documents, the Mezzanine B Loan Documents, the Mezzanine C Loan Documents, the Mezzanine D Loan Documents and/or the Mezzanine E Loan Documents, as applicable, following an Event of Default, Mezzanine B Event of Default, Mezzanine C Event of Default, Mezzanine D Event of Default and/or Mezzanine E Event of Default, as applicable.

(c)        The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(d)        The Reserve Funds shall be held in interest bearing accounts and all earnings or interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that earnings or interest on any Reserve Fund established pursuant to Sections 7.1, 7.2, 7.5 and 7.6 hereof shall not be added to or become a part thereof and shall be the sole property of and shall be paid to Lender.

(e)        Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or related Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(f)        Pledgor shall indemnify Lender and the Indemnified Parties and hold Lender and the Indemnified Parties harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the related Accounts or the performance of the obligations for which the Reserve Funds or the related Accounts were established, except to the extent arising from the gross negligence or willful misconduct of Lender, its agents or employees. Pledgor shall assign to Lender all rights and claims Pledgor may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds or the related Accounts; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

Section 7.10    Transfer of Reserve Funds under Mortgage Loan.

If Borrower is required to establish reserves with Lender pursuant to this Article VII, Borrower shall enter into a cash management and lockbox agreement for the benefit of Lender for the purpose of covering deposits to the required reserve accounts, which agreements shall be substantially similar to those required pursuant to Article 3 of the Mortgage Loan Agreement.

VIII.    DEFAULTS

Section 8.1      Event of Default.

(a)        Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i)          if any portion of the Debt is not paid on or before the date the same is due and payable;

(ii)         if any of the Taxes or Other Charges are not paid on or before the date when the same shall become delinquent;

(iii)        if the Policies are not kept in full force and effect or if certified copies of the Policies are not delivered to Lender on request;

(iv)        if Pledgor transfers or encumbers any portion of any of the Collateral in violation of the provisions hereof or the Pledge Agreement or if any other Transfer prohibited under Section 5.2.10 occurs;

(v)         if any representation or warranty made by Pledgor, Principal, or Guarantor herein (or incorporated by reference herein) or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi)        if Pledgor, Mortgage Borrower, Mortgage Principal, Principal, Guarantor or any other Guarantor under any guaranty issued in connection with the Loan shall make an assignment for the benefit of creditors, unless, in the case of any Guarantor, a Replacement Guarantor has been substituted for such Guarantor in accordance with the terms and provisions of Section 9.13 hereof;

(vii)        if a receiver, liquidator or trustee shall be appointed for Pledgor, Mortgage Borrower, Mortgage Principal, Principal, Guarantor or any other Guarantor under any guarantee issued in connection with the Loan or if Pledgor, Mortgage Borrower, Mortgage Principal, Principal, Guarantor or such other Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Pledgor, Mortgage Borrower, Mortgage Principal, Principal, Guarantor or such other Guarantor, or if any proceeding for the dissolution or liquidation of Pledgor, Mortgage Borrower, Mortgage Principal, Principal, Guarantor or such other Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Pledgor, Mortgage Borrower, Principal, Mortgage Principal, Guarantor or such other Guarantor, upon the same not being discharged, stayed or dismissed within sixty (60) days, unless, in the case of any Guarantor, any Replacement Guarantor has been substituted for such Guarantor in accordance with the terms and provisions of Section 9.13 hereof;

(viii)      if Pledgor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix)         if Pledgor breaches any of its respective negative covenants contained in Section 5.1.28 hereof;

(x)          if Pledgor violates or does not comply with any of the provisions of Section 5.1.17 hereof;

(xi)         if a default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement);

(xii)        if Pledgor or Principal violates or does not comply with any of the provisions of Section 4.1.36 hereof;

(xiii)       if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days;

(xiv)      if any federal tax Lien or state or local income tax Lien is filed against Pledgor, Mortgage Borrower, Principal, Mortgage Principal, any Guarantor, or any Individual Property and same is not discharged of record within thirty (30) days after same is filed, unless, in the case of any Guarantor, any Replacement Guarantor has been substituted for such Guarantor in accordance with the terms and provisions of Section 9.13 hereof;

(xv)      (A) Pledgor fails to timely provide Lender with the written certification and evidence referred to in Section 5.2.8 hereof, (B) Pledgor is a Plan or its assets constitute Plan Assets; or (C) Pledgor consummates a transaction which would cause the Pledge Agreement or Lender’s exercise of its rights under the Pledge Agreement, the Note, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or result in a violation of a State statute regulating governmental plans, subjecting Lender to liability for a violation of ERISA, the Code, a State statute or other similar law, unless Pledgor shall successfully cure such violation (by rescinding such transaction or otherwise) within sixty (60) days after obtaining knowledge of such violation or such shorter cure period as may be prescribed under ERISA, the Code, such State statute or such other similar law, as applicable;

(xvi)      if Pledgor shall fail to deliver to Lender, within ten (10) days after request by Lender, the estoppel certificates required pursuant to the terms of Section 5.1.13(a) hereof;

(xvii)      if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any, unless, in the case of a default with respect to a Guarantor, a Replacement Guarantor has been substituted for such Guarantor in accordance with the terms and provisions of Section 9.13 hereof;

(xviii)     if Pledgor shall be in default beyond applicable notice and grace periods under any pledge agreement or other security agreement covering any part of any portion of the Collateral whether it be superior or junior in lien to the Pledge Agreement;

(xix)        if (i) the Interest Rate Cap Agreement is terminated for any reason by Pledgor or the Counterparty, or (ii) the Counterparty defaults in the performance of its monetary obligations under the Interest Rate Cap Agreement or (iii) any default occurs under Section 2.4(d) hereof;

(xx)        with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Pledgor shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xxi)      if Pledgor shall cause Mortgage Borrower to fail to pay the Ground Rent or any additional rent or other charge mentioned in or made payable by any Ground Lease when said rent or other charge is due and payable;

(xxii)    (A) if there shall occur any default by Mortgage Borrower, as tenant under the Norwood Ground Lease, in the observance or performance of any term, covenant or condition of the Norwood Ground Lease on the part of Mortgage Borrower to be observed or performed, (B) if there shall occur any default by Mortgage Borrower, as tenant under any Ground Lease (other than the Norwood Ground Lease), in the observance or performance of any term, covenant or condition of such Ground Lease on the part of Mortgage Borrower to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or (C) if the leasehold estate created by any Ground Lease shall be surrendered or if any Ground Lease shall cease to be in full force and effect or any Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the terms, covenants or conditions of any Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender;

(xxiii)    if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Lender in connection with the Loan, or in any other “non-consolidation” delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xxiv)    intentionally omitted;

(xxv)     if Pledgor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xxiv) above, for ten (10) days after notice to Pledgor from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Pledgor shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Pledgor in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xxvi)    if there shall be default under the Pledge Agreement or any of the other Loan Documents beyond any applicable notice and cure periods contained in such documents, whether as to Pledgor or the Collateral, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xxvii)    the Liens created pursuant to any Loan Document shall cease to be a fully enforceable first priority security interest; or

(xxviii)   a Mortgage Loan Event of Default shall occur, and shall not have been waived or settled by Mortgage Lender or cured by Mortgage Borrower, or if Mortgage Borrower enters into or otherwise suffers or permits any amendment, waiver, supplement, termination, extension, renewal, replacement or other modification of any Mortgage Loan Document without the prior written consent of Lender.

(b)        Notwithstanding anything to the contrary contained herein, at any time during the term of the Loan, if a non-monetary Event of Default (i.e., an Event of Default not curable solely by the payment of money) shall have occurred and be continuing solely and exclusively with respect to an Individual Property, Pledgor shall have the right to elect, by delivery of written notice to Lender, within five (5) Business Days of receipt of notice from Lender of such non-monetary Event of Default, to cure such non-monetary Event of Default by obtaining a release of Pledgor’s obligations under the Loan Documents with respect to such Individual Property by payment to Lender of the Release Price for such Individual Property and the other sums required under Section 2.5.1 hereof, including, without limitation, the applicable Prepayment Premium and Spread Maintenance Premium, and by otherwise satisfying the conditions set forth in Section 2.5.1 hereof, other than the requirement that such Individual Property be sold to a bona fide, independent third party pursuant to an arms length transaction, provided that (i) such release shall occur within thirty (30) days after the delivery to Lender of the written notice referenced above, and (ii) following such release, the provisions of Section 4.1.35 hereof shall be true and correct in all respects. Lender shall have no right to exercise any rights or remedies with respect to such non-monetary Event of Default until the expiration of the thirty (30) day period referenced above. Upon the release of such Individual Property in accordance with the terms of this Section 8.1(b), such non-monetary Event of Default shall be deemed to have been cured by Pledgor.

(c)        Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Pledgor and the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents and any or all of the Collateral and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code against Pledgor and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all other obligations of Pledgor hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Pledgor hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2      Remedies.

(a)        Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Pledgor under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Pledgor or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Pledgor agrees that if an Event of Default is continuing all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b)        With respect to Pledgor and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Collateral for the satisfaction of any of the Debt in preference or priority, and Lender may seek satisfaction out of the Collateral or any other Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Pledgor defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.

(c)        Upon the occurrence and during the continuance of an Event of Default (but without limiting Lender’s rights under Section 9.1 hereof), Lender shall have the right, from time to time, to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Pledgor shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Pledgor hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Pledgor ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Pledgor by Lender of Lender’s intent to exercise its rights under such power. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Pledgor only as of the Closing Date.

(d)        Any amounts recovered from the Collateral after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

Section 8.3      Right to Cure Defaults.

Upon the occurrence and during the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Pledgor and without releasing Pledgor from any obligation hereunder, make any payment or do any act required of Pledgor hereunder in such manner and to such extent as Lender may deem necessary to protect the security hereof. Lender is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 8.3, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

Section 8.4      Remedies Cumulative; Waivers.

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Pledgor pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Pledgor shall not be construed to be a waiver of any subsequent Default or Event of Default by Pledgor or to impair any remedy, right or power consequent thereon.

Section 8.5      Power of Attorney.

For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Section 8, Pledgor hereby irrevocably appoints the Lender as its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts such as are referred to in this subsection in the name and on behalf of Pledgor. This power of attorney is a power coupled with an interest and cannot be revoked.

IX.        SPECIAL PROVISIONS

Section 9.1      Sale of Notes and Securitization

Lender may, at any time, sell, transfer, pledge or assign the Note, this Agreement, the Pledge Agreement and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities (the “Securities”) evidencing a beneficial interest in a rated or unrated public offering or private placement (a “Securitization”). At the request of the holder of the Note and, to the extent not already required to be provided by Pledgor under this Agreement, Pledgor shall satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with a Securitization or the sale of the Note or the participations or Securities, including, without limitation, to:

(a)        (i) provide such financial and other information with respect to the Collateral, the Properties, Pledgor, Mortgage Borrower, Guarantor and the Manager, (ii) provide budgets relating to the Properties and (iii) to perform or permit or cause to be performed or permitted such site inspection, appraisals, market studies, environmental reviews and reports (Phase I’s and, if appropriate, Phase II’s), engineering reports and other due diligence investigations of the Properties, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization (the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b)        if required by the Rating Agencies, deliver (i) a revised Insolvency Opinion, (ii) revised opinions of counsel as to due execution and enforceability with respect to the Collateral, Pledgor, Guarantor, Principal and their respective Affiliates and the Loan Documents, and (iii) revised Organizational Documents for Pledgor, Mortgage Borrower, Guarantor, Mortgage Principal and Principal (including, without limitation, such revisions as are necessary to comply with the provisions of Section 4.1.36 hereof), which counsel, opinions and Organizational Documents shall be satisfactory to Lender and the Rating Agencies;

(c)        if required by the Rating Agencies, cause Mortgage Borrower to use best efforts to cause to be delivered such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Properties, which estoppel letters, subordination agreements or other agreements shall be satisfactory to Lender and the Rating Agencies.

(d)        execute such amendments to the Loan Documents and Organizational Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization; provided, however, that Pledgor shall not be required to modify or amend any Loan Document if such modification or amendment would (except for modifications and amendments required to be made pursuant to Section (e) and (f) below,) (i) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, or (ii) modify or amend any other material economic term of the Loan.

(e)        if Lender elects, in its sole discretion, prior to or upon a Securitization, to split the Loan into two or more parts, or the Note into multiple component notes or tranches which may have different interest rates, amortization payments, principal amounts, payment priorities, and maturities, Pledgor agrees to cooperate with Lender in connection with the foregoing and to execute the required modifications and amendments to the Note, this Agreement and the Loan Documents and to provide opinions necessary to effectuate the same. Such Notes or components may be assigned different interest rates, so long as the weighted average of such interest rates does not exceed the Applicable Interest Rate (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof);

(f)        execute modifications to the Loan Documents changing the interest rate and/or the amortization payments for the Loan, provided that the weighted average of the interest rate spreads for the Mortgage Loan, the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan after such modification shall not exceed the weighted average of the interest rate spreads for the Mortgage Loan, the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan immediately prior to such modification (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof). Pledgor shall also provide opinions and title insurance reasonably necessary to effectuate the same;

(g)        make such representations and warranties as of the closing date of the Securitization with respect to the Collateral, the Properties, Pledgor, Mortgage Borrower, Guarantor and the Loan Documents as are customarily provided in securitization transactions and as may be reasonably requested by the holder of the Note or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(h)        execute modifications to the Loan Documents changing the Allocated Loan Amounts for the Properties, provided that the Total Allocated Loan Amount after such modification shall not exceed the Total Allocated Loan Amount immediately prior to such modification; and

(i)        supply to Lender such documentation, financial statements and reports in form and substance required for Lender to comply with Regulation S-X of the federal securities law, if applicable.

All third party costs and expenses and out-of-pocket expenses incurred by Lender in connection with this Agreement and the Securitization shall be paid by Lender (except as otherwise expressly set forth herein). Solely for the purposes of this Section 9.1, Lender shall reimburse Pledgor for all of its reasonable out-of-pocket costs and expenses (other than the fees and expenses of Pledgor’s counsel and any title insurance premiums, costs and expenses incurred in connection with the issuance of the insurance policies and endorsements required to be delivered by Pledgor pursuant to this Section 9.1) that Pledgor incurs in connection with complying with a request made by Lender or any other Person acting on behalf of Lender under this Section 9.1 in connection with a Securitization. Notwithstanding the foregoing, the provisions of this paragraph shall in no way limit or affect any Pledgor obligation to pay any costs expressly required to be paid by Pledgor pursuant to any other Sections of this Agreement.

Section 9.2      Securitization Indemnification.

(a)        Pledgor understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus supplement, private placement memorandum, offering circular or other offering document (each a “Disclosure Document”) and may also be included in filings (an “Exchange Act Filing”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to Investors or prospective Investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Pledgor will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information reasonably necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)        Pledgor agrees to provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, or (iii) collateral and structured term sheets or similar materials, an indemnification certificate (A) certifying that Pledgor has carefully examined the portions of such memorandum or prospectus or term sheets identified by Lender that relate to the Loan, the Properties, the Collateral, Pledgor, Principal, Mortgage Borrower, Mortgage Principal, any Affiliated Manager and Guarantor and that such sections do not contain any untrue statement of a material fact relating to the Loan, the Properties, the Collateral, Pledgor, Principal, Mortgage Borrower, Mortgage Principal, any Affiliated Manager and Guarantor or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 9.2, Lender hereunder shall include its officers and directors), the Affiliate of Lender (“Citigroup”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person who controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Citigroup Group”), and Citigroup, each of its directors and each Person who controls Citigroup within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Citigroup Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact relating to the Loan, the Properties, the Collateral, Pledgor, Principal, Mortgage Borrower, Mortgage Principal, any Affiliated Manager and Guarantor contained in such sections described in clause (A) above, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such sections or necessary in order to make the statements in such sections relating to the Loan, the Properties, the Collateral, Pledgor, Principal, Mortgage Borrower, Mortgage Principal, any Affiliated Manager and Guarantor or in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Citigroup Group and the Underwriter Group for any legal or other expenses reasonably incurred by Lender the Citigroup Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Pledgor will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Pledgor or its Affiliates in connection with the preparation of the memorandum or prospectus or in connection with the underwriting of the debt, including, without limitation, financial statements of Pledgor, operating statements, rent rolls, environmental site assessment reports and property condition reports with respect to the Properties. This indemnification will be in addition to any liability which Pledgor may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Pledgor or its Affiliates if Pledgor does not provide the indemnification certificate.

(c)        In connection with filings under the Exchange Act, Pledgor agrees to indemnify (i) Lender, the Citigroup Group and the Underwriter Group for Liabilities to which Lender, the Citigroup Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission or alleged omission to state in the Provided Information a material fact relating to the Loan, the Properties, the Collateral, Pledgor, Principal, Mortgage Borrower, Mortgage Principal, any Affiliated Manager or Guarantor required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Citigroup Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Citigroup Group or the Underwriter Group in connection with defending or investigating the Liabilities.

(d)        Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2 the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party to parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)        In order to provide for just and equitable contribution in circumstances in which the indemnifications provided for in Section 9.2(b) or (c) is or are for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Citigroup’s and Pledgor’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Pledgor hereby agree that it would not be equitable if the amount of such contribution were determined solely by pro rata or per capita allocation.

(f) The liabilities and obligations of Pledgor and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 9.3      Servicer.

(a)        At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.

(b)        Lender, or any Servicer selected by Lender in accordance with this Section 9.3, acting solely for this purpose as the non-fiduciary agent of Borrower (in such capacity, “Agent”), shall maintain a register (the “Note Register”) on which it will record the names and addresses of, and wire transfer instructions for, the Lender and any Person subsequently acquiring any direct interest in any Note (each a “Holder”). Upon the sale or transfer of a direct interest in a Note or portion thereof, (i) the transferring Holder shall inform the Agent in writing that such transfer has taken place and provide the Agent with the name, address, wiring instructions and tax identification number of the transferee and (ii) the Agent will record such information in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and Holder thereof for all purposes of this Agreement. No transfer of a direct interest in a Note or portion thereof shall be effective unless it has been recorded in the Note Register pursuant to this Section 9.3(b). The Agent shall promptly provide the names and addresses of the Holder or Holders to any other party hereto or any successor Holder or Holders upon written request and any such Person may, without further investigation, conclusively rely upon such information. The Agent shall have no liability to any Person for the provision of any such names and addresses.

Section 9.4      Exculpation.

(a)        Except as otherwise provided herein, in the Pledge Agreement or in the other Loan Documents, Lender shall not enforce the liability and obligation of Pledgor to perform and observe the obligations contained in this Agreement, the Note or the Pledge Agreement by any action or proceeding wherein a money judgment shall be sought against Pledgor, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Pledge Agreement, the other Loan Documents, and the Collateral, and any other collateral given to Lender created by this Agreement, the Note, the Pledge Agreement and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Pledgor only to the extent of Pledgor’s interest in the Collateral and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note and the Pledge Agreement, agrees that it shall not, except as otherwise provided herein or in the Pledge Agreement, sue for, seek or demand any deficiency judgment against Pledgor in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Pledge Agreement or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Pledge Agreement or the other Loan Documents; (ii) impair the right of Lender to name Pledgor as a party defendant in any action or suit for judicial foreclosure and sale under the Pledge Agreement; (iii) affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Pledge Agreement, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the right of Lender to enforce Sections 4.1.9, 4.1.29, 5.1.9 and 5.2.8 hereof; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Pledgor if necessary to (A) preserve or enforce its rights and remedies against the Collateral or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Pledge Agreement; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b)        Notwithstanding the provisions of this Section 9.4 to the contrary, Pledgor shall be personally liable to Lender for the Losses it incurs due to: (i) fraud or intentional misrepresentation in connection with the execution and the delivery of this Agreement, the Note, the Pledge Agreement, the other Loan Documents or any Mortgage Loan Document; (ii) Pledgor’s or Mortgage Borrower’s misapplication or misappropriation of Rents received by Pledgor or Mortgage Borrower after the occurrence of a Default or Event of Default; (iii) Pledgor’s or Mortgage Borrower’s misapplication or misappropriation of Security Deposits or Rents collected more than thirty (30) days in advance; (iv) Pledgor’s or Mortgage Borrower’s misapplication or the misappropriation of Insurance Proceeds or Awards; (v) Pledgor’s or Mortgage Borrower’s misapplication or the misappropriation of Net Liquidation After Debt Service or any distributions or other payments made in respect of any part of the Property or the Collateral; (vi) Pledgor’s making a distribution to its equity owners after the occurrence of an Event of Default; (vii) Mortgage Borrower’s failure to pay Taxes, Other Charges (except to the extent that sums sufficient to pay such amounts have been deposited in escrow with Mortgage Lender pursuant to the terms of Section 7.2 of the Mortgage Loan Agreement), charges for labor or materials or other charges that can create Liens on the Properties; (viii) Pledgor’s failure to return or to reimburse Lender for all Personal Property taken from any Properties by or on behalf of Mortgage Borrower and not replaced with Personal Property of the same utility and of the same or greater value; (ix) any act of intentional waste or arson by Pledgor, Mortgage Borrower or Principal or any Affiliate thereof or Guarantor; (x) any fees or commissions paid by Pledgor to Principal or any Affiliate of Pledgor or Principal or Guarantor in violation of the terms of this Agreement, the Note, the Pledge Agreement or the other Loan Documents; (xi) Pledgor’s failure to comply with the provisions of Sections 4.1.40 and 5.1.19 of this Agreement; (xii) Pledgor ‘s or Principal’s default under Section 4.1.36 hereof (excluding a default under clauses (h) or (q) to the extent that such default arises solely from insufficient cash flows from the

Collateral); or (xiii) the termination or cancellation of the Norwood Ground Lease for any reason or under any circumstances whatsoever.

(c)        Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in Subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect (i) in the event of a default under Section 5.2.10 hereof, (ii) if any Individual Property, the Collateral or any part thereof shall become an asset in (A) a voluntary bankruptcy or insolvency proceeding or (B) an involuntary bankruptcy or insolvency proceeding commenced by any Person (other than Lender) in which Pledgor or Mortgage Borrower colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Pledgor or Mortgage Borrower from any Person or (iii) if the first Monthly Debt Service Payment Amount is not paid when due.

(d)        Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Pledge Agreement or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Pledge Agreement and the other Loan Documents.

Section 9.5      Intentionally Deleted.

Section 9.6      Reallocation of Loan Amounts.

In connection with any Securitization of the Loan (and for so long as Originating Lender owns all or a portion of the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan and/or the Mortgage Loan (individually and collectively, the “Owned Loans”)), Originating Lender, without in any way limiting its other rights hereunder, in its sole and absolute discretion, shall have the right to reallocate the amount of the Owned Loans and/or adjust the interest rates thereon pursuant to Section 9.6 of this Agreement, the Mortgage Loan Agreement, the Mezzanine B Loan Agreement, the Mezzanine C Loan Agreement, the Mezzanine D Loan Agreement or the Mezzanine E Loan Agreement, as applicable, Pledgor agrees to cooperate to facilitate such reallocation provided that (i) the aggregate principal amount of the Mortgage Loan, the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan immediately following such reallocation shall equal the outstanding principal balance of the Mortgage Loan, the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan immediately prior to such reallocation and (ii) the weighted average interest rate of the Note, the Mortgage Note, the Mezzanine B Note, the Mezzanine C Note, the Mezzanine D Note and the Mezzanine E Note immediately following such reallocation shall equal the weighted average interest rate which was applicable to the Note, the Mortgage Note, the Mezzanine B Note, the Mezzanine C Note, the Mezzanine D Note and the Mezzanine E Note immediately prior to such reallocation (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof). Pledgor shall cooperate with all reasonable requests of Originating Lender in order to reallocate the amount of the Owned Loans and shall execute and deliver such documents as shall reasonably be required by Originating

Lender in connection therewith, including, without limitation, amendments to the Mortgage Loan Documents, the Loan Documents, the Mezzanine B Loan Documents, the Mezzanine C Loan Documents, the Mezzanine D Loan Documents and the Mezzanine E Loan Documents, and endorsements to the Title Policy and the UCC insurance policies, all in form and substance reasonably satisfactory to Originating Lender. Solely for the purposes of this Section 9.6, Originating Lender shall reimburse Pledgor for all of its reasonable out-of-pocket costs and expenses (other than the fees and expenses of Pledgor’s counsel, any title insurance premiums or UCC insurance premiums costs and expenses incurred in connection with such restructuring and any additional mortgage recording tax due and payable by Pledgor in connection with such restructuring) that Pledgor incurs in connection with complying with any request made by Originating Lender under this Section 9.6. Notwithstanding the foregoing, the provisions of this Section 9.6 shall in no way limit, increase or otherwise affect any Pledgor obligation to pay any costs expressly required to be paid by Pledgor pursuant to any other Sections of this Agreement. It shall be an Event of Default hereunder if Pledgor fails to comply with any of the terms, covenants or conditions of this Section 9.6 and such failure shall continue for more than ten (10) Business Days after Pledgor shall have received written notice thereof.

Section 9.7      Additional Mezzanine Financing.

In connection with any Securitization of the Loan (and for so long as Originating Lender owns all or a portion of the Loan), Lender shall have the right at any time to divide the Loan into two or more parts (the “Additional Mezzanine Option”): a senior mezzanine loan (the “Senior Loan”) and one or more mezzanine Loans (the “Additional Mezzanine Loan(s)”). The principal amount of the Senior Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan and the Additional Mezzanine Loan(s) shall equal the outstanding principal balance of the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan immediately prior to the creation of the Senior Loan and the Additional Mezzanine Loan(s). In effectuating the foregoing, Lender will make a loan to Additional Mezzanine Borrower(s); Additional Mezzanine Borrower will contribute the amount of such Additional Mezzanine Loan to Pledgor and Pledgor will apply the contribution to pay down the Loan. The Senior Loan and the Additional Mezzanine Loan(s) will be on the same terms and subject to the same conditions set forth in this Agreement, the Note, the Pledge Agreement and the other Loan Documents except as follows:

(a)        Lender shall have the right to establish different interest rates and debt service payments for the Senior Loan(s), the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan and the Additional Mezzanine Loan and to require the payment of the Senior Loan and the Additional Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total loan amounts for the Senior Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan and the Additional Mezzanine Loan(s) shall equal the amount of the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan immediately prior to the creation of the Senior Loan and the Additional Mezzanine Loan(s), (ii) the weighted average interest rate of the Senior Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan and the Additional Mezzanine Loan(s) shall on the date created and at all times thereafter equal the interest rate which was applicable to the Loan, the Mezzanine B

Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan immediately prior to creation of the Senior Loan and the Additional Mezzanine Loan(s) (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof) and (iii) the debt service payments on the Senior Loan note(s), the Mezzanine B Note, the Mezzanine C Note, the Mezzanine D Note, the Mezzanine E Note and the Additional Mezzanine Loan note(s) shall on the date created and at all times thereafter equal the debt service payment which was due under the the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan immediately prior to creation of the Senior Loan and the Additional Mezzanine Loan(s) (without giving effect to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments pursuant to Section 2.3.2 or 2.3.3 hereof). The Additional Mezzanine Loan(s) will be made pursuant to Lender’s standard mezzanine loan documents. The Additional Mezzanine Loan(s) will be subordinate to the Senior Loan and will be governed by the terms of an intercreditor agreement between the holders of the Senior Loan, the Mortgage Loan and the Additional Mezzanine Loan(s).

(b)        Additional Mezzanine Borrower(s) shall be a special purpose, bankruptcy remote entity pursuant to applicable Rating Agency criteria and shall own directly or indirectly one hundred percent (100%) of Pledgor and, at Lender’s option, Mezzanine B Borrower and, at Lender’s option, Mezzanine C Borrower and, at Lender’s option, Mezzanine D Borrower and, at Lender’s option, Mezzanine E Borrower. The security for the Additional Mezzanine Loan shall be a pledge of one hundred percent (100%) of the direct ownership interests in Pledgor, and such ownership interests must be “certificated securities” as defined in and governed by Article 8 of the Uniform Commercial Code in effect in the States in which Pledgor is organized.

(c)        Additional Mezzanine Borrower, Pledgor, Mortgage Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower and Mezzanine E Borrower shall cooperate with all reasonable requests of Lender in order to divide the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan into a Senior Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan and one or more Additional Mezzanine Loan(s) and shall execute and deliver such documents as shall reasonably be required by Lender and any Rating Agency in connection therewith, including, without limitation, (i) the delivery of non-consolidation opinions, (ii) the modification of organizational documents and Loan Documents, (iii) authorize Lender to file any UCC-1 Financing Statements reasonably required by Lender to perfect its security interest in the collateral pledged as security for the Additional Mezzanine Loan(s), (iv) execute such other documents reasonably required by Lender in connection with the creation of the Additional Mezzanine Loan(s), including, without limitation, a guaranty substantially similar in form and substance to the Guaranty delivered on the Closing Date in connection with the Loan, an environmental indemnity substantially similar in form and substance to the Environmental Indemnity delivered on the Closing Date in connection with the Loan and a subordination of management agreement substantially similar in form and substance to the Subordination of Management Agreement delivered on the Closing Date in connection with the Loan, (v) deliver appropriate authorization, execution and enforceability opinions with respect to the Additional Mezzanine Loan(s) and amendments to the Mortgage Loan, Senior Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan and the Mezzanine E Loan and (vi) deliver an “Eagle 9” or equivalent UCC insurance policy, satisfactory to Lender, insuring the perfection and priority of the lien on the collateral pledged as security for the Additional Mezzanine Loan.

Solely for the purposes of this Section 9.7, Lender shall reimburse Pledgor for all of its reasonable out-of-pocket costs and expenses (other than the fees and expenses of Pledgor’s counsel, any title insurance premiums or UCC insurance premiums costs and expenses incurred in connection with such restructuring and any additional mortgage recording tax due and payable by Pledgor in connection with such restructuring) that Pledgor incurs in connection with complying with any request made by Lender under this Section 9.7. Notwithstanding the foregoing, the provisions of this Section 9.7 shall in no way limit, increase or otherwise affect any Pledgor obligation to pay any costs expressly required to be paid by Pledgor pursuant to any other Sections of this Agreement. It shall be an Event of Default under this Agreement, the Note, the Pledge Agreement and the other Loan Documents if Pledgor, or Additional Mezzanine Borrower, fails to comply with any of the terms, covenants or conditions of this Section 9.7 after expiration of ten (10) Business Days after notice thereof.

Section 9.8      Certain Additional Rights of Lender.

Notwithstanding anything to the contrary which may be contained in this Agreement, Lender shall have the right from time to time upon Lender’s request to consult with and advise Pledgor’s management regarding the significant business activities and business and financial developments of Pledgor, provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Routine consultation meetings may occur no more frequently than quarterly, with Lender having the right to call special meetings at any reasonable time (but not more frequently than once per quarter). Pledgor shall have no obligation to adhere to any advice proposed by Lender, except where otherwise specifically required elsewhere in the Loan Documents.

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 9.9      Mortgage Loan Defaults.

(a)        Without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Pledgor from any of its obligations hereunder, if there shall occur any Mortgage Loan Event of Default, and without regard to any other defenses or offset rights Mortgage Borrower may have against Mortgage Lender, Pledgor hereby expressly agrees that Lender shall have the immediate right, without notice to or demand on Pledgor or Mortgage Borrower, but shall be under no obligation: (i) to pay all or any part of the Mortgage Loan, and any other sums, that are then due and payable and to perform any act or take any action on behalf of Mortgage Borrower, as may be appropriate, to cause all of the terms, covenants and conditions of the Mortgage Loan Documents on the part of Mortgage Borrower to be performed or observed thereunder to be promptly performed or observed; and (ii) to pay any other amounts and take any other action as Lender, in its sole and absolute discretion, shall deem advisable to protect or preserve the rights and interests of Lender in the Loan and/or the Collateral. Lender shall have no obligation to complete any cure or attempted cure undertaken or commenced by Lender. All sums so paid and the costs and expenses incurred by Lender in exercising rights under this Section (including, without limitation, reasonable attorneys’ and other professional fees), with interest at the Default Rate, for the period from the date of demand by Lender to Pledgor for such payments to the date of payment to Lender, shall constitute a portion of the Debt, shall be secured by the Pledge Agreement and shall be due and payable to Lender within two Business Days following demand therefor.

(b)        Subject to the rights of tenants, Pledgor hereby grants, and shall cause Mortgage Borrower to grant, Lender and any Person designated by Lender the right to enter upon the Property at any time for the purpose of carrying out the rights granted to Lender under this Section 9.9. Pledgor shall not, and shall not cause or permit Mortgage Borrower or any other Person to impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any Mortgage Loan Event of Default, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral, including the Property in accordance with the provisions of this Agreement and the other Loan Documents.

(c)        Pledgor hereby indemnifies Lender from and against all out-of-pocket liabilities, obligations, losses, damages, penalties, assessments, actions, or causes of action, judgments, suits, claims, demands, costs, expenses (including, without limitation, reasonable attorneys’ and other professional fees, whether or not suit is brought, and settlement costs), and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Lender as a result of the foregoing actions described in Section 9.9(a). Lender shall have no obligation to Pledgor, Mortgage Borrower or any other party to make any such payment or performance. Pledgor shall not impede, interfere with, hinder or delay, and shall cause Mortgage Borrower to not impede, interfere with, hinder or delay, any effort or action on the part of Lender to cure any Mortgage Loan Event of Default, or to otherwise protect or preserve Lender’s interests in the Loan and the Collateral following a Mortgage Loan Event of Default.

(d)        If Lender shall receive a copy of any notice of default under the Mortgage Loan Documents sent by Mortgage Lender to Mortgage Borrower, such notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. As a material inducement to Lender’s making the Loan, Pledgor hereby absolutely and unconditionally release and waive all claims against Lender arising out of Lender’s exercise of its rights and remedies provided in this Section other than claims arising out of the fraud, illegal acts, gross negligence or willful misconduct of Lender. In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Property, in addition to all other rights it may have under the Loan Documents.

(e)        In the event that Lender makes any payment in respect of the Mortgage Loan, Lender shall be subrogated to all of the rights of Mortgage Lender under the Mortgage Loan Documents against the Property and Mortgage Borrower in addition to all other rights Lender may have under the Loan Documents or applicable law.

Section 9.10    Intercreditor Agreement.

(a)        Lender, Mortgage Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and Mezzanine E Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mortgage Loan, Mezzanine B Loan, Mezzanine C Loan, Mezzanine D Loan, Mezzanine E Loan, Pledgor, the Mortgage Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower, Mezzanine E Borrower and the Property. Pledgor, Mortgage Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower and Mezzanine E Borrower hereby acknowledge and agree that (i) such Intercreditor Agreement is intended solely for the benefit of Lender, Mortgage Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and Mezzanine E Lender and (ii) none of Pledgor, the Mortgage Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower and Mezzanine E Borrower is an intended third-party beneficiary of any of the provisions therein and none of them shall be entitled to rely on any of the provisions contained therein. Lender, Mortgage Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and Mezzanine E Lender shall have no obligation to disclose to Pledgor, the Mortgage Borrower, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower or Mezzanine E Borrower the contents of the Intercreditor Agreement. Pledgor’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

(b)        In the event the Lender is required pursuant to the terms of the Intercreditor Agreement to pay over any payment or distribution of assets, whether in cash, property or securities which is applied to the Debt, including, without limitation, any proceeds of the Properties previously received by Lender on account of the Loan to the Mortgage Lender, then Pledgor agrees to indemnify Lender for any amounts so paid, and any amount so paid shall continue to be owing pursuant to the Loan Documents as part of the Debt notwithstanding the prior receipt of such payment by Lender.

Section 9.11    Discussions with Mortgage Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and Mezzanine E Lender.

In connection with the exercise of its rights set forth in the Loan Documents, Lender shall have the right at any time to discuss the Properties, the Mortgage Loan, the Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan, the Mezzanine E Loan or any other matter directly with Mortgage Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender and/or Mezzanine E Lender or such lender’s consultants, agents or representatives without notice to or permission from Pledgor or any other Loan Party, nor shall Lender have any obligation to disclose such discussions or the contents thereof with Pledgor or any other Loan Party.

Section 9.12    Independent Approval Rights.

If any action, proposed action or other decision is consented to or approved by Mortgage Lender, such consent or approval shall not be binding or controlling on Lender. Pledgor hereby acknowledges and agrees that (i) the risks of Mortgage Lender in making the Mortgage Loan are different from the risks of Lender in making the Loan, (ii) the risks of Mezzanine B Lender in making the Mezzanine B Loan are different from the risks of Lender in making the Loan, (iii) the risks of Mezzanine C Lender in making the Mezzanine C Loan are different from the risks of Lender in making the Loan, (iv) the risks of Mezzanine D Lender in making the Mezzanine D Loan are different from the risks of Lender in making the Loan, (v) the risks of Mezzanine E Lender in making the Mezzanine E Loan are different from the risks of Lender in making the Loan, (vi) in determining whether to grant, deny, withhold or condition any requested consent or approval Mortgage Lender, Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender, Mezzanine E Lender and Lender may reasonably reach different conclusions, and (vii) Lender has an absolute independent right to grant, deny, withhold or condition any requested consent or approval based on its own point of view. Further, the denial by Lender of a requested consent or approval shall not create any liability or other obligation of Lender if the denial of such consent or approval results directly or indirectly in a default under the Mortgage Loan, the Mezzanine B Loan, the Mezzanine C Loan, the Mezzanine D Loan or the Mezzanine E Loan, and Pledgor hereby waives any claim of liability against Lender arising from any such denial.

Section 9.13    Replacement Guarantor.

Upon the occurrence of any of the events set forth in Sections 8.1(a)(vi), (vii), (xiv) or (xvii) hereof, Pledgor may cause the applicable Guarantor to be substituted or replaced by a Replacement Guarantor prior to the time that the occurrence of any of the foregoing events becomes an Event of Default or if the occurrence of any of the foregoing events is an immediate Event of Default, within ten (10) days following such occurrence. Pledgor (a) shall deliver or cause to be delivered to Lender, (i) financial statements or other information reasonably required by Lender with respect to such proposed Replacement Guarantor and (ii) such legal opinions as Lender may reasonably require and (b) shall cause such proposed Replacement Guarantor to assume all of the obligations of the applicable Guarantor under the Guaranty and Environmental Indemnity, in a manner reasonably satisfactory to Lender, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender.

X.        MISCELLANEOUS

Section 10.1    Survival.

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Pledgor, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2    Lender’s Discretion.

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3    Governing Law.

(a)        THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS).

(b)        WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.

Section 10.4    Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Pledgor therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Pledgor, shall entitle Pledgor to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5    Delay Not a Waiver.

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6    Notices.

All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender, (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U. S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Pledgor:	c/o Hackman Capital Partners, LLC 11111 Santa Monica Boulevard, Suite 950 Los Angeles, California 90025 Attention: Jonathan Epstein Facsimile No.: (310) 473-8900

With a copy to:	Orrick, Herrington & Sutcliffe 405 Howard Street San Francisco, California 94105 Attention: William G. Murray, Jr. Facsimile No.: (415) 773-5759

and

KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 Attn: Mr. Charles J. Schreiber Telephone: (949) 417-6600 Facsimile: (949) 417-6527

and

KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 Attn: Jim Chiboucas, Esq. Telephone: (949) 417-6500 Facsimile: (949) 862-9472

and

KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660 Attn: Mr. William Milligan Telephone: (949) 417-6511 Facsimile: (949) 862-6518

and

Morgan, Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, California 92614 Attn: L. Bruce Fischer Telephone: (949) 399-7145 Facsimile: (949) 399-7001

If to Lender:	Citigroup Global Markets Realty Corp. Greenwich Street, 11th Floor New York, New York 10013 Attention: Phil Holmes Facsimile No.: (212) 816-8307

With a copy to:	Thacher Proffitt & Wood LLP Two World Financial Center New York, New York 10281 Attention: Donald F. Simone, Esq. Facsimile No.: (212) 912-7751

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 10.7    Trial by Jury.

BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM,

COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8    Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9    Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10  Preferences.

Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Pledgor to any portion of the obligations of Pledgor hereunder. To the extent Pledgor makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11  Waiver of Notice.

Pledgor shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Pledgor and except with respect to matters for which Pledgor is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Pledgor hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Pledgor.

Section 10.12  Remedies of Pledgor.

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Pledgor agrees that neither Lender nor its agents shall be liable for any monetary damages, and Pledgor’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13  Expenses; Indemnity.

(a)        Pledgor covenants and agrees to pay or, if Pledgor fails to pay, to reimburse, Lender within ten (10) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and, except as may otherwise be expressly provided for herein, the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Pledgor (including without limitation any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Properties); (ii) except as may otherwise be expressly provided for herein, Pledgor’s ongoing performance of and compliance with Pledgor’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) except as may otherwise be expressly provided for herein, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) except as may otherwise be expressly provided for herein, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (v) except as may otherwise be expressly provided for herein, securing Pledgor’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) except as may otherwise be expressly provided for herein, the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Pledgor, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Pledgor under this Agreement, the other Loan Documents or with respect to the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Pledgor shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender shall be payable to Lender’s designee.

(b)        Pledgor shall indemnify, defend and hold harmless Lender and the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender and the Indemnified Parties in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender or the Indemnified Parties shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender or the Indemnified Parties in any manner relating to or arising out of (i) any breach by Pledgor of its obligations under, or any material misrepresentation by Pledgor contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Additional Indemnified Liabilities”); provided, however, that Pledgor shall not have any obligation to Lender or the Indemnified Parties hereunder to the extent that such Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or the Indemnified Parties. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Pledgor shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Additional Indemnified Liabilities incurred by Lender or the Indemnified Parties.

(c)        Pledgor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender and the Indemnified Parties from and against any and all losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any State statute or other similar law that may be required, in Lender’s sole discretion) that Lender or the Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 4.1.9 or 5.2.8 hereof.

(d)        Pledgor covenants and agrees to pay for or, if Pledgor fails to pay, to reimburse Lender for, (i) except as otherwise expressly provided for herein, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or (ii) any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14  Schedules and Exhibits Incorporated.

The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15  Offsets, Counterclaims and Defenses.

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Pledgor may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Pledgor in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Pledgor.

Section 10.16  No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)        Pledgor and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Pledgor and Lender.

(b)        This Agreement and the other Loan Documents are solely for the benefit of Lender and Pledgor and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Pledgor any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17  Publicity.

All news releases, publicity or advertising by Pledgor or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender, Citigroup, or any of their Affiliates shall be subject to the prior written approval of Lender, which shall not be unreasonably withheld. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Pledgor’s counsel, shall not be subject to the prior written approval of Lender.

Section 10.18  Waiver of Marshalling of Assets.

To the fullest extent permitted by Applicable Law, Pledgor, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Pledgor, Pledgor’s partners and others with interests in Pledgor, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Pledge Agreement, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Pledgor, for itself and its successors and assigns, waives in the event of foreclosure of the Pledge Agreement, any equitable right otherwise available to Pledgor which would require the separate sale of the Collateral or require Lender to exhaust its remedies against any portion of the Collateral before proceeding against any other portion of the Collateral; and further in the event of such foreclosure Pledgor does hereby expressly consents to and authorizes, at the option of Lender, the foreclosure and sale either separately or together of any combination of the Collateral.

Section 10.19  Waiver of Counterclaim.

Pledgor hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20  Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Pledgor acknowledges that, with respect to the Loan, Pledgor shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Pledgor, and Pledgor hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Pledgor acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Pledgor or its Affiliates.

Section 10.21  Brokers and Financial Advisors.

Pledgor hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured. Pledgor hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Pledgor or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22  Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Pledgor and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23  Payments by Borrowers to Lenders.

(a)        Payments made by Mortgage Borrower to Lender or on behalf of Borrower. Notwithstanding anything to the contrary contained in this Agreement, the Loan Documents and/or the Mortgage Loan Documents, the parties hereto acknowledge and agree that, as to any clause or provision contained in this Agreement, the other Loan Documents and/or the Mortgage Loan Documents to the effect that payments, distributions, reimbursements, disbursements, deposits or other similar effect are to be made by Mortgage Borrower to (i) Lender or applied to the Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Mortgage Lender shall pay to Mortgage Borrower, and Mortgage Borrower shall then immediately distribute to Borrower, its sole member, pursuant to and in accordance with the organizational documents of Borrower and applicable law, which distribution shall be immediately payable to Lender, and any such clause or provision shall not be construed as meaning that Mortgage Borrower and/or Borrower is acting on behalf of, holding out its credit for, or paying the obligations of, Borrower, directly or in any other manner that would violate any of the single purpose entity covenants contained in this Agreement or other similar covenants contained in Mortgage Borrower’s organizational documents or Borrower’s organizational documents, respectively. No provision of the Loan Documents shall create a debtor-creditor relationship between Mortgage Borrower and Lender.

(b)        Payments made by Borrower to Mezzanine B Lender, Mezzanine C Lender, Mezzanine D Lender or Mezzanine E Lender or on behalf of Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower or Mezzanine E Borrower. Notwithstanding anything to the contrary contained in this Agreement, the Loan Documents, Mezzanine B Loan Documents, Mezzanine C Loan Documents, Mezzanine D Loan Documents or the Mezzanine E Loan Documents, the parties hereto acknowledge and agree that, as to any clause or provision contained in this Agreement, the other Loan Documents, Mezzanine B Loan Documents, Mezzanine C Loan Documents, Mezzanine D Loan Documents and/or the Mezzanine E Loan Documents to the effect that payments, distributions, reimbursements, disbursements, deposits or other similar effect are to be made by Borrower to (i) Mezzanine B Lender or applied to the Mezzanine B Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lender shall pay to Borrower, and Borrower shall then immediately distribute to Mezzanine B Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine B Borrower and applicable law, which distribution shall be immediately payable to Mezzanine B Lender, (ii) Mezzanine C Lender or applied to the Mezzanine C Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lender shall pay to Borrower, and Borrower shall then immediately distribute to Mezzanine B Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine B Borrower and applicable law, and Mezzanine B Borrower shall then immediately distribute to Mezzanine C Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine C Borrower and applicable law, which distribution shall be immediately payable to Mezzanine C Lender, (iii) Mezzanine D Lender or applied to the Mezzanine D Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lender shall pay to Borrower, and Borrower shall then immediately distribute to Mezzanine B Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine B Borrower and applicable law, and Mezzanine B Borrower shall then immediately distribute to Mezzanine C Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine C Borrower and applicable law, and Mezzanine C Borrower shall then immediately distribute to Mezzanine D Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine D Borrower and applicable law, which distribution shall be immediately payable to Mezzanine D Lender or (iv) Mezzanine E Lender or applied to the Mezzanine E Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lender shall pay to Borrower, and Borrower shall then immediately distribute to Mezzanine B Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine B Borrower and applicable law, and Mezzanine B Borrower shall then immediately distribute to Mezzanine C Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine C Borrower and applicable law, and Mezzanine C Borrower shall then immediately distribute to Mezzanine D Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine D Borrower and applicable law, and Mezzanine D Borrower shall then immediately disburse to Mezzanine E Borrower, its sole member, pursuant to and in accordance with the organizational documents of Mezzanine E Borrower and applicable law, which distribution shall be immediately payable to Mezzanine E Lender, and any such clause or provision shall not be construed as meaning that Borrower is acting on behalf of, holding out its credit for, or paying the obligations of, Mezzanine B Borrower, Mezzanine C Borrower, Mezzanine D Borrower and/or Mezzanine E Borrower, as applicable, directly or in any other manner that would violate any of the single purpose entity covenants contained in this Agreement or other similar covenants contained in Borrower’s organizational documents, Mezzanine B Borrower’s organizational documents, Mezzanine C Borrower’s organizational documents, Mezzanine D Borrower’s organizational documents or Mezzanine D Borrower’s organizational documents, respectively. No provision of the Loan Documents shall create a debtor-creditor relationship between Borrower and the Mezzanine B Lender, the Mezzanine C Lender, the Mezzanine D Lender or the Mezzanine E Lender.

(c)        Payments made by Borrower to Mortgage Lender or on behalf of Mortgage Borrower. Notwithstanding anything to the contrary contained in this Agreement, the Loan Documents and/or the Mortgage Loan Documents, the parties hereto acknowledge and agree that, as to any clause or provision contained in this Agreement, the other Loan Documents and/or the Mortgage Loan Documents to the effect that payments, distributions, reimbursements, disbursements, deposits or other similar effect are to be made by Borrower to Mortgage Lender or applied to the Mortgage Loan, such clause or provision shall be deemed to mean, and shall be construed as meaning, that Lender shall pay to Borrower, and Borrower shall then immediately make a capital contribution of such amount to Mortgage Borrower, pursuant to and in accordance with the organizational documents of Borrower and applicable law, which capital contribution shall be immediately payable to Mortgage Lender, and any such clause or provision shall not be construed as meaning that Borrower is acting on behalf of, holding out its credit for, or paying the obligations of, Mortgage Borrower, directly or in any other manner that would violate any of the single purpose entity covenants contained in this Agreement or other similar covenants contained in Borrower’s organizational documents. No provision of the Loan Documents shall create a debtor-creditor relationship between Borrower and Mortgage Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

NATIONAL INDUSTRIAL MEZZ A, LLC,
a Delaware limited liability company

By:	NIPB Mezz B, LLC, a Delaware limited liability company
	Its:	Sole Member

By:	NIPB Mezz C, LLC, a Delaware limited liability company
	Its:	Sole Member

By:	NIPB Mezz D, LLC, a Delaware limited liability company
	Its:	Sole member

By:	NIPB Mezz E, LLC, a Delaware limited liability company
	Its:	Sole member

By:	National Industrial Mezz B, LLC, a Delaware limited liability company
	Its:	Sole member

By:	National Industrial Holdings, LLC, a Delaware limited liability company
	Its:	Sole Member

By:	New Leaf – KBS JV, LLC, a Delaware limited liability company
	Its:	Sole Member

By:	New Leaf Industrial Partners Fund, L.P., a Delaware limited partnership
	Its:	Managing Member

By:	/s/ Authorized Signatory
Name:
Title:

LENDER:

CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation

By:	/s/ Authorized Signatory
Name:
Title:

164

Guarantor hereby acknowledges that the Existing Loan Agreement has been amended and restated pursuant to the terms of this Agreement and hereby ratifies and confirms to Lender, as of the date hereof, that all of the terms, covenants, indemnifications and provisions of the Guaranty and the Environmental Indemnity are and shall remain in full force and effect without change.

GUARANTOR:

HACKMAN CAPITAL PARTNERS, LLC, a California limited liability company

By:	/s/ Authorized Signatory
Name:
Title:

/s/ Michael D. Hackman
Michael D. Hackman, Individually

/s/ Jonathan Epstein
Jonathan Epstein, Individually

/s/ Willian Manley
William Manley, Individually

CALARE PROPERTIES, INC., a Delaware corporation

By:	/s/ Authorized Signatory
Name:
Title:

165